Exhibit 99.1

MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

Management of SouthState Corporation (the “Company”) is responsible for establishing and maintaining adequate internal control over financial reporting. Management has assessed the effectiveness of internal control over financial reporting using the criteria established in Internal Control—Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

The Company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. The Company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisitions, use, or disposition of the Company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Therefore, even those systems determined to be effective can provide only reasonable assurance with respect to financial statement preparation and presentation. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Based on the testing performed using the criteria established in Internal Control—Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), management of the Company believes that the Company’s internal control over financial reporting was effective as of December 31, 2023.

The effectiveness of our internal control over financial reporting as of December 31, 2023, has been audited by Ernst & Young LLP, an independent registered public accounting firm, as stated in their report which is included herein.

/s/ SouthState Corporation

Winter Haven, Florida

March 4, 2024

www.SouthStateBank.com

(863) 293-4710 | Winter Haven, Florida | 33880

Report of Independent Registered Public Accounting Firm

To the Shareholders and the Board of Directors of SouthState Corporation

Opinion on Internal Control Over Financial Reporting

We have audited SouthState Corporation and subsidiaries internal control over financial reporting as of December 31, 2023, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework) (the COSO criteria). In our opinion, SouthState Corporation and subsidiaries (the Company) maintained, in all material respects, effective internal control over financial reporting as of December 31, 2023, based on the COSO criteria.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the consolidated balance sheet of the Company as of December 31, 2023, the related consolidated statements of income, comprehensive income (loss), changes in shareholders’ equity and cash flows for the year ended December 31, 2023, and the related notes and our report dated March 4, 2024 expressed an unqualified opinion thereon.

Basis for Opinion

The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects.

Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

Definition and Limitations of Internal Control Over Financial Reporting

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ Ernst & Young LLP

Birmingham, Alabama

March 4, 2024

Report of Independent Registered Public Accounting Firm

To the Shareholders and the Board of Directors of SouthState Corporation

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of SouthState Corporation and subsidiaries (the Company) as of December 31, 2023, the related consolidated statements of income, comprehensive income (loss), changes in shareholders’ equity and cash flows for the year ended December 31, 2023, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2023 and the results of its operations and its cash flows for the year ended December 31, 2023, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the Company’s internal control over financial reporting as of December 31, 2023, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework) and our report dated March 4, 2024 expressed an unqualified opinion thereon.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current period audit of the financial statements that was communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of the critical audit matter does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Allowance for credit losses

Description of the Matter

As of December 31, 2023, the Company’s loan portfolio was $32.4 billion and the associated allowance for credit losses (“ACL”), inclusive of the reserve for unfunded commitments, was $512.9 million. As described in Notes 1 and 5 to the consolidated financial statements, the Company’s ACL recorded on the balance sheet reflects management’s best estimate of the portion of the amortized cost of loans and unfunded commitments that it does not expect to collect. Management considers the effects of past events, current conditions, and reasonable and supportable forecasts on the collectability of the loan portfolio. The ACL is measured on a collective pool basis when similar risk characteristics exist, and the Discounted Cash Flow method (“DCF”) is utilized and aggregated at the pool level. A probability of default (PD) and absolute loss given default (LGD) are applied to a projective model of the loan’s cash flow while considering prepayment and principal curtailment effects.  The Company’s assumptions for PD and LGD are determined by the historical default and loss experience of the Company and adjusted for expected economic conditions and the Company’s prepayment and curtailment rates. Management considers the need to qualitatively adjust expected credit losses for information not already captured in the loss estimation model.

Auditing management’s ACL estimate and related provision for credit losses involved a high degree of complexity and the need for involvement of professionals with specialized skills and knowledge in evaluating the expected loss forecasting models and subjectivity in evaluating management’s selection and weighting of economic forecast scenarios used during the reasonable and supportable period and the qualitative factors.

How We Addressed the Matter in Our Audit

We obtained an understanding, evaluated the design and tested the operating effectiveness of the Company’s internal controls over establishing the ACL, including, controls that address: 1) the governance of the credit loss methodology, including management’s review and approval of the ACL; 2) the completeness and accuracy of key inputs and assumptions used in the models; 3) the selection and challenge of the economic forecasts, including the selected weightings of the economic forecasts applied by management; 4) the identification and measurement of qualitative factors, among others.

With respect to expected loss forecasting models, with the support of EY specialists, we evaluated the conceptual soundness of the model methodology and recalculated the model output. We also tested the appropriateness of key inputs and assumptions used in these models by agreeing a sample of inputs to supporting documentation.

Regarding the reasonable and supportable economic forecasts used in the models, we evaluated the reasonableness of management’s selection and weighting of the forecasts scenarios used, tested the completeness and accuracy of data used in the forecast to supporting documentation and searched for and evaluated information that corroborated or contradicted the forecast.

Regarding measurement of the qualitative factors, we evaluated the methodology applied and data utilized by management to estimate the appropriate level of the qualitative factors. We also considered if qualitative adjustments were consistent with external macroeconomic factors and current credit metrics.

We evaluated the overall ACL amount, including model estimates and qualitative factor adjustments, and whether the recorded ACL appropriately reflects expected credit losses on the loan portfolio and unfunded credit commitments. We considered overall trends in credit quality, historical loss statistics, peer-bank information, subsequent events and determined whether they corroborate or contradict the Company’s measurement of the ACL.

/s/ Ernst & Young LLP

We have served as the Company’s auditor since 2023.

Birmingham, Alabama

March 4, 2024

Report of Independent Registered Public Accounting Firm

Shareholders and the Board of Directors

SouthState Corporation

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheet of SouthState Corporation and Subsidiaries (the “Company”) as of December 31, 2022, the related consolidated statements of income, comprehensive income (loss), changes in shareholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2022, and the related notes (collectively referred to as the “financial statements”).  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2022, and the results of their operations and their cash flows for each of the years in the two-year period ended December 31, 2022, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on the Company’s financial statements based on our audits.

We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB.  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks.  Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.  Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements.  We believe that our audits provide a reasonable basis for our opinion.

/s/ FORVIS, LLP

We served as the Company’s auditor from 2007 to 2022.

Atlanta, Georgia

February 24, 2023

SouthState Corporation and Subsidiaries

Consolidated Balance Sheets

(Dollars in thousands, except share and par value)

	December 31,
	2023	2022
ASSETS
Cash and cash equivalents:
Cash and due from banks	$510,922	$548,387
Federal funds sold and interest-earning deposits with banks	236,435	580,491
Deposits in other financial institutions (restricted cash)	251,520	183,685
Total cash and cash equivalents	998,877	1,312,563
Trading securities, at fair value	31,321	31,263
Investment securities:
Securities held to maturity (fair value of $2,084,736 and $2,250,168)	2,487,440	2,683,241
Securities available for sale, at fair value	4,784,388	5,326,822
Other investments	192,043	179,717
Total investment securities	7,463,871	8,189,780
Loans held for sale	50,888	28,968
Loans:
Acquired - non-purchased credit deteriorated loans	4,796,913	5,943,092
Acquired - purchased credit deteriorated loans	1,108,813	1,429,731
Non-acquired loans	26,482,763	22,805,039
Less allowance for credit losses	(456,573)	(356,444)
Loans, net	31,931,916	29,821,418
Other real estate owned	837	1,023
Bank property held for sale	12,401	17,754
Premises and equipment, net	519,197	520,635
Bank owned life insurance (“BOLI”)	991,454	964,708
Deferred tax assets	164,354	177,801
Derivatives assets	172,939	211,016
Mortgage servicing rights	85,164	86,610
Core deposit and other intangibles	88,776	116,450
Goodwill	1,923,106	1,923,106
Other assets	466,923	515,601
Total assets	$44,902,024	$43,918,696
LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Noninterest-bearing	$10,649,274	$13,168,656
Interest-bearing	26,399,635	23,181,967
Total deposits	37,048,909	36,350,623
Federal funds purchased	248,162	213,597
Securities sold under agreements to repurchase	241,023	342,820
Corporate and subordinated debentures	391,904	392,275
Other borrowings	100,000	—
Reserve for unfunded commitments	56,303	67,215
Derivative liabilities	804,486	1,034,143
Other liabilities	478,139	443,096
Total liabilities	39,368,926	38,843,769
Shareholders’ equity:
Common stock - $2.50 par value; authorized 160,000,000 shares; 76,022,039 and 75,704,563 shares issued and outstanding, respectively	190,055	189,261
Surplus	4,240,413	4,215,712
Retained earnings	1,685,166	1,347,042
Accumulated other comprehensive loss	(582,536)	(677,088)
Total shareholders’ equity	5,533,098	5,074,927
Total liabilities and shareholders’ equity	$44,902,024	$43,918,696

The Accompanying Notes are an Integral Part of the Consolidated Financial Statements.

SouthState Corporation and Subsidiaries

Consolidated Statements of Income

(in thousands, except per share data)

	Year Ended December 31,
	2023	2022	2021
Interest income:
Loans, including fees	$1,716,405	$1,178,026	$990,519
Investment securities:
Taxable	162,907	149,790	76,850
Tax-exempt	23,455	22,361	10,715
Federal funds sold, securities purchased under agreements to resell and interest-bearing deposits with banks	41,639	46,848	6,720
Total interest income	1,944,406	1,397,025	1,084,804
Interest expense:
Deposits	440,257	36,984	33,182
Federal funds purchased and securities sold under agreements to repurchase	15,589	4,503	1,189
Corporate and subordinated debentures	23,617	19,294	17,214
Other borrowings	12,335	573	44
Total interest expense	491,798	61,354	51,629
Net interest income	1,452,608	1,335,671	1,033,175
Provision (recovery) for credit losses	114,082	81,855	(165,273)
Net interest income after provision (recovery) for credit losses	1,338,526	1,253,816	1,198,448
Noninterest income:
Fees on deposit accounts	129,015	124,810	102,756
Mortgage banking income	13,355	17,790	64,599
Trust and investment services income	39,447	39,019	36,981
Correspondent banking and capital markets income	49,101	78,755	110,048
SBA income	13,929	15,636	11,865
Securities gains, net	43	30	102
Other income	42,016	33,207	27,901
Total noninterest income	286,906	309,247	354,252
Noninterest expense:
Salaries and employee benefits	583,398	554,704	552,030
Occupancy expense	88,695	89,501	92,225
Information services expense	84,472	79,701	74,417
OREO and loan related expense	1,716	369	2,029
Amortization of intangibles	27,558	33,205	35,192
Supplies, printing and postage expense	10,578	9,621	9,659
Professional fees	18,547	15,331	10,629
FDIC assessment and other regulatory charges	33,070	23,033	17,982
FDIC special assessment	25,691	—	—
Advertising and marketing	9,474	8,888	7,959
Extinguishment of debt cost	—	—	11,706
Merger, branch consolidation and severance related expense	13,162	30,888	67,242
Other expense	98,219	84,460	67,351
Total noninterest expense	994,580	929,701	948,421
Earnings:
Income before provision for income taxes	630,852	633,362	604,279
Provision for income taxes	136,544	137,313	128,736
Net income	$494,308	$496,049	$475,543
Earnings per common share:
Basic	$6.50	$6.65	$6.76
Diluted	$6.46	$6.60	$6.71
Weighted average common shares outstanding:
Basic	76,051	74,551	70,393
Diluted	76,480	75,181	70,889

The Accompanying Notes are an Integral Part of the Consolidated Financial Statements.

SouthState Corporation and Subsidiaries

Consolidated Statements of Comprehensive Income (Loss)

(Dollars in thousands)

	Year Ended December 31,
	2023	2022	2021
Net income	$494,308	$496,049	$475,543
Other comprehensive income (loss):
Unrealized holding gains (losses) on available for sale securities:
Unrealized holding gains (losses) arising during period	112,743	(861,470)	(90,350)
Tax effect	(19,458)	206,281	21,485
Reclassification adjustment for gains included in net income	(43)	(30)	(102)
Tax effect	10	7	24
Net of tax amount	93,252	(655,212)	(68,943)
Change in the retiree medical plan obligation:
Change in the retiree medical plan obligation during period	1,442	(1,110)	98
Tax effect	(356)	272	(23)
Reclassification adjustment for changes included in net income	285	143	174
Tax effect	(71)	(35)	(41)
Net of tax amount	1,300	(730)	208
Other comprehensive income (loss), net of tax	94,552	(655,942)	(68,735)
Comprehensive income (loss)	$588,860	$(159,893)	$406,808

The Accompanying Notes are an Integral Part of the Consolidated Financial Statements.

SouthState Corporation and Subsidiaries

Consolidated Statements of Changes in Shareholders’ Equity

(Dollars in thousands, except share and per share data)

					Accumulated
					Other
	Common Stock			Retained	Comprehensive
	Shares	Amount	Surplus	Earnings	(Loss) Gain	Total
Balance, December 31, 2020	70,973,477	$177,434	$3,765,406	$657,451	$47,589	$4,647,880
Comprehensive income:
Net income	—	—	—	475,543	—	475,543
Other comprehensive income, net of tax effects	—	—	—	—	(68,735)	(68,735)
Total comprehensive income						406,808
Cash dividends declared on common stock at $1.92 per share	—	—	—	(135,201)	—	(135,201)
Cash dividend equivalents paid on restricted stock units	—	—	—	(136)	—	(136)
Employee stock purchases	33,013	83	2,301	—	—	2,384
Stock options exercised	64,075	160	2,745	—	—	2,905
Stock issued pursuant to restricted stock units	93,085	233	(233)	—	—	—
Common stock repurchased - buyback plan	(1,817,941)	(4,545)	(141,823)	—	—	(146,368)
Common stock repurchased	(13,412)	(34)	(1,019)	—	—	(1,053)
Share-based compensation expense	—	—	25,721	—	—	25,721
Balance, December 31, 2021	69,332,297	$173,331	$3,653,098	$997,657	$(21,146)	$4,802,940
Comprehensive loss:
Net income	—	—	—	496,049	—	496,049
Other comprehensive loss, net of tax effects	—	—	—	—	(655,942)	(655,942)
Total comprehensive loss						(159,893)
Cash dividends declared on common stock at $1.98 per share	—	—	—	(146,486)	—	(146,486)
Cash dividend equivalents paid on restricted stock units	—	—	—	(178)	—	(178)
Employee stock purchases	38,491	96	2,762	—	—	2,858
Stock options exercised	39,020	97	1,488	—	—	1,585
Restricted stock awards (forfeits)	(5,368)	(13)	13	—	—	—
Stock issued pursuant to restricted stock units	393,747	984	(983)	—	—	1
Common stock repurchased - buyback plan	(1,312,038)	(3,280)	(106,924)	—	—	(110,204)
Common stock repurchased	(112,389)	(281)	(8,845)	—	—	(9,126)
Share-based compensation expense	—	—	35,638	—	—	35,638
Common stock issued for Atlantic Capital merger	7,330,803	18,327	641,445	—	—	659,772
Net fair value of unvested equity awards assumed in the Atlantic Capital acquisition	—	—	(1,980)	—	—	(1,980)
Balance, December 31, 2022	75,704,563	$189,261	$4,215,712	$1,347,042	$(677,088)	$5,074,927
Comprehensive income:
Net income	—	—	—	494,308	—	494,308
Other comprehensive income, net of tax effects	—	—	—	—	94,552	94,552
Total comprehensive income						588,860
Cash dividends declared on common stock at $2.04 per share	—	—	—	(154,919)	—	(154,919)
Cash dividend equivalents paid on restricted stock units	—	—	—	(1,265)	—	(1,265)
Employee stock purchases	43,356	108	2,664	—	—	2,772
Stock options exercised	53,225	133	2,793	—	—	2,926
Restricted stock awards (forfeits)	(2,721)	(8)	8	—	—	—
Stock issued pursuant to restricted stock units	455,443	1,140	(1,140)	—	—	—
Common stock repurchased - buyback plan	(100,000)	(250)	(6,498)	—	—	(6,748)
Common stock repurchased – equity plans	(131,827)	(329)	(8,987)	—	—	(9,316)
Share-based compensation expense	—	—	35,861	—	—	35,861
Balance, December 31, 2023	76,022,039	$190,055	$4,240,413	$1,685,166	$(582,536)	$5,533,098

The Accompanying Notes are an Integral Part of the Consolidated Financial Statements.

SouthState Corporation and Subsidiaries

Consolidated Statements of Cash Flows

(Dollars in thousands)

	Year Ended December 31,
	2023	2022	2021
Cash flows from operating activities:
Net income	$494,308	$496,049	$475,543
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	58,826	64,591	63,137
Provision (recovery) for credit losses	114,082	81,855	(165,273)
Deferred income taxes	1,950	123,540	67,850
Gains on sale of securities, net	(43)	(30)	(102)
Share-based compensation expense	35,861	35,638	25,721
Accretion of discount related to acquired loans	(20,801)	(36,411)	(29,658)
Extinguishment of debt cost - fair value marks	—	—	11,706
Losses on disposal of premises and equipment	66	2,876	856
Gains on sale of bank properties held for sale and repossessed real estate	(1,733)	(4,467)	(2,329)
Net amortization of premiums and discounts on investment securities	20,136	27,303	38,025
Bank properties held for sale and repossessed real estate write downs	1,571	273	2,067
Fair value adjustment for loans held for sale	(833)	6,052	6,920
Originations and purchases of loans held for sale	(881,017)	(1,411,770)	(3,045,145)
Proceeds from sales of loans held for sale	863,464	1,565,809	3,209,094
(Gains) losses on sales of loans held for sale	(3,535)	2,663	(72,124)
Increase in cash surrender value of BOLI	(25,141)	(23,058)	(18,221)
Net change in:
Accrued interest receivable	(19,806)	(32,829)	17,083
Prepaid assets	1,967	(3,090)	(1,250)
Operating leases	322	142	2,053
Bank owned life insurance	(1,595)	(1,290)	(202)
Trading securities	(57)	46,425	(35,154)
Derivative assets	38,077	207,682	399,157
Miscellaneous other assets	(6,259)	147	(79,312)
Accrued interest payable	50,590	2,609	(3,759)
Accrued income taxes	62,509	(17,218)	(53,843)
Derivative liabilities	(229,657)	741,583	(516,271)
Miscellaneous other liabilities	(6,495)	(144,181)	119,120
Net cash provided by operating activities	546,757	1,730,893	415,689
Cash flows from investing activities:
Proceeds from sales of investment securities available for sale	129,614	482,028	151,314
Proceeds from maturities and calls of investment securities held to maturity	190,825	230,003	104,958
Proceeds from maturities and calls of investment securities available for sale	590,758	575,877	805,342
Proceeds from sales and redemptions of other investment securities	214,375	13,226	1,533
Purchases of investment securities available for sale	(80,354)	(1,381,980)	(2,941,888)
Purchases of investment securities held to maturity	—	(1,099,691)	(975,266)
Purchases of other investment securities	(226,701)	(20,359)	(1,659)
Net (increase) decrease in loans	(2,234,274)	(3,855,268)	745,085
Net cash (paid in) received from acquisitions	—	250,115	(39,929)
Recoveries of loans previously charged off	15,782	19,173	13,800
Purchase of bank owned life insurance	(5,966)	(85,966)	(205,566)
Purchases of premises and equipment	(38,885)	(17,670)	(28,418)
Proceeds from redemption and payout of bank owned life insurance policies	5,956	3,267	307
Proceeds from sale of bank properties held for sale and repossessed real estate	11,575	20,706	42,657
Proceeds from sale of premises and equipment	856	6,143	8,469
Net cash used in investing activities	(1,426,439)	(4,860,396)	(2,319,261)
Cash flows from financing activities:
Net increase (decrease) in deposits	699,778	(1,780,132)	4,367,662
Net (decrease) increase in federal funds purchased and securities sold under agreements to repurchase and other short-term borrowings	(67,232)	(224,822)	1,573
Proceeds from borrowings	6,050,200	—	25,000
Repayment of borrowings	(5,950,200)	(13,000)	(100,878)
Common stock issuance	2,772	2,858	2,384
Common stock repurchases	(16,064)	(119,330)	(147,421)
Dividends paid	(156,184)	(146,664)	(135,337)
Stock options exercised	2,926	1,585	2,905
Net cash provided by (used in) financing activities	565,996	(2,279,505)	4,015,888
Net increase (decrease) in cash and cash equivalents	(313,686)	(5,409,008)	2,112,316
Cash and cash equivalents at beginning of period	1,312,563	6,721,571	4,609,255
Cash and cash equivalents at end of period	$998,877	$1,312,563	$6,721,571
Supplemental Disclosures:
Cash Flow Information:
Cash paid for:
Interest	$441,208	$67,126	$55,387
Income taxes	$74,725	$35,144	$126,207
Recognition of operating lease assets in exchange for lease liabilities	$1,160	$12,635	$9,623
Schedule of Noncash Investing Transactions:
Acquisitions:
Fair value of tangible assets acquired	$—	$3,500,692	$34,838
Other intangible assets acquired	—	20,791	—
Liabilities assumed	—	3,205,694	2,343
Net identifiable assets acquired over liabilities assumed	—	342,021	15,816
Common stock issued in acquisition	—	659,772	—
Real estate acquired in full or in partial settlement of loans	3,801	1,972	3,642

The Accompanying Notes are an Integral Part of the Consolidated Financial Statements.

Note 1—Summary of Significant Accounting Policies

Nature of Operations

SouthState Corporation is a financial holding company headquartered in Winter Haven, Florida, and was incorporated under the laws of South Carolina in 1985. We provide a wide range of banking services and products to our customers through our Bank. The Bank operates SouthState Advisory, Inc., a wholly owned registered investment advisor. The Bank also operates SouthState|Duncan-Williams, Securities Corp. (“SouthState|DuncanWilliams”), a registered broker-dealer, headquartered in Memphis, Tennessee that serves primarily institutional clients across the U.S. in the fixed income business. The Bank also operates SouthState Advisory, Inc., a wholly owned registered investment advisor, and Corporate Billing, LLC (“Corporate Billing”), a transaction-based finance company headquartered in Decatur, Alabama that provides factoring, invoicing, collection and accounts receivable management services to transportation companies and automotive parts and service providers nationwide. Corporate Billing’s previous holding company CBI Holding Company, LLC and its subsidiary CBI Real Estate Holding, LLC were merged into CBI Billing effective November 30, 2023. The Company also owns SSB Insurance Corp., a captive insurance subsidiary pursuant to Section 831(b) of the U.S. Tax Code. In addition, the Company operates a correspondent banking and capital markets division within the national bank subsidiary, of which the majority of its bond salesmen, traders and operational personnel are housed in facilities located in in facilities located in Atlanta, Georgia, Memphis, Tennessee, Walnut Creek, California, and Birmingham, Alabama. The Bank provides general banking services within a six (6) state footprint in Alabama, Florida, Georgia, North Carolina, South Carolina and Virginia. In late 2023, the Bank formed SSB First Street Corporation, an investment subsidiary headquartered in Wilmington, Delaware, to hold tax-exempt municipal investment securities as part of the Bank’s investment portfolio.

The accounting and reporting policies of the Company and its consolidated subsidiary conform to accounting principles generally accepted in the United States of America (“U.S. GAAP”). There are 13 unconsolidated subsidiaries of the Company that were established for the purpose of issuing in the aggregate approximately $118.6 million of trust preferred securities at December 31, 2023. See Note 11—Other Borrowings for further detailed descriptions of our trust preferred securities.

Unless otherwise mentioned or unless the context requires otherwise, references herein to “SouthState,” the “Company” “we,” “us,” “our” or similar references mean SouthState Corporation and its consolidated subsidiaries. References to the “Bank” means SouthState Bank, National Association.

Basis of Consolidation

The consolidated financial statements include the accounts of the Company and other entities in which it has a controlling financial interest. All significant intercompany balances and transactions have been eliminated in consolidation. Assets held by the Company in trust are not assets of the Company and are not included in the accompanying consolidated financial statements.

Reportable Segment

The Company, through the Bank, provides a broad range of financial services to individuals and companies primarily in South Carolina, North Carolina, Florida, Alabama, Georgia and Virginia. These services include, but not limited to, demand, time and savings deposits; lending and credit card servicing; ATM processing; mortgage banking services; correspondent banking services and wealth management and trust services. The Company’s operations are managed and financial performance is evaluated on an organization-wide basis. Accordingly, the Company’s banking and finance operations are not considered by management to constitute more than one reportable operating segment.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the consolidated balance sheet and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for credit losses for loans and investment securities held to maturity, fair value of financial instruments, fair values of assets and liabilities acquired in business combinations, evaluating impairment of investment securities, goodwill and other intangible impairment tests and valuation of deferred tax assets.

In connection with the determination of the allowance for credit losses, management has identified specific loans as well as adopted a policy of providing amounts for loan valuation purposes which are not identified with any specific loan but are derived from models based on macroeconomic factors and forecasts. Management believes that the allowance for credit losses is appropriate. While management uses available information to recognize losses on loans, future additions or reductions to the allowance for credit losses may be necessary based on changes in economic forecasts. In addition, regulatory agencies, as an integral part of the examination process, periodically review the banking subsidiary’s allowance for credit losses. Such agencies may require additions to the allowance for credit losses based on their judgments about information available to them at the time of their examination.

Concentrations of Credit Risk

The Bank provides agribusiness, commercial, and residential and other consumer loans to customers primarily throughout South Carolina, North Carolina, Florida, Alabama, Virginia and Georgia. Although the Bank has a diversified loan portfolio, a substantial portion of their borrowers’ abilities to honor their contracts is dependent upon economic conditions within South Carolina, North Carolina, Florida, Alabama, Virginia, Georgia and the surrounding regions.

The Company considers concentrations of credit to exist when, pursuant to regulatory guidelines, the amounts loaned to a multiple number of borrowers engaged in similar business activities which would cause them to be similarly impacted by general economic conditions represents 25% of total Tier 1 capital plus regulatory adjusted allowance for credit losses of the Company, or $1.2 billion at December 31, 2023. Based on this criteria, we had eight such credit concentrations at December 31, 2023, including loans to lessors of nonresidential buildings (except mini warehouses) of $6.2 billion, loans secured by owner occupied office buildings (including medical office buildings) of $1.9 billion, loans secured by owner occupied nonresidential buildings (excluding office buildings) of $1.8 billion, loans to lessors of residential buildings (investment properties and multi-family) of $2.4 billion, loans secured by 1st mortgage 1-4 family owner occupied residential property (including condos and home equity lines) of $8.8 billion, loans secured by jumbo (original loans greater than $726,200) 1st mortgage 1-4 family owner occupied residential property of $2.6 billion, loans secured by business assets including accounts receivable, inventory and equipment of $2.2 billion, and loans to consumers secured by non-real estate of $1.2 billion. The risk for these loans and for all loans is managed collectively through the use of credit underwriting practices developed and updated over time. The loss estimate for these loans is determined using our standard ACL methodology.

With some financial institutions adopting CECL in the first quarter of 2020, banking regulators established new guidelines for calculating credit concentrations. Banking regulators set the guidelines for construction, land development and other land loans to total less than 100% of total Tier 1 capital less modified CECL transitional amount plus ACL (CDL concentration ratio) and for total commercial real estate loans (construction, land development and other land loans along with other non-owner occupied commercial real estate and multifamily loans) to total less than 300% of total Tier 1 capital less modified CECL transitional amount plus ACL (CRE concentration ratio). Both ratios are calculated by dividing certain types of loan balances for each of the two categories by the Bank’s total Tier 1 capital less modified CECL transitional amount plus ACL. At December 31, 2023 and 2022, the Bank’s CDL concentration ratio was 59.7% and 64.8%, respectively, and its CRE concentration ratio was 236.5% and 249.0%, respectively. As of December 31, 2023, the Bank was below the established regulatory guidelines and we monitor these two ratios as part of our concentration management processes.

Cash and Cash Equivalents

For the purpose of presentation in the consolidated statements of cash flows, cash and cash equivalents include cash on hand, cash items in process of collection, amounts due from banks including restricted pledged cash, interest bearing deposits with banks, purchases of securities under agreements to resell, and federal funds sold. The restricted cash is used as collateral on the counterparty for the interest rate swap contracts with loan customers of respondent bank customers of the Correspondent Banking Division. Due from bank balances are maintained at other financial institutions. Federal funds sold are generally purchased and sold for one-day periods, but may, from time to time, have longer terms.

The Company enters from time to time into purchases of securities under agreements to resell substantially identical securities. When the Company enters into such repurchase agreements, the securities purchased under agreements to resell generally consist of U.S. government-sponsored entities and agency mortgage-backed securities. The Company may elect to use other asset classes at its discretion. It is the Company’s practice to take possession of securities purchased under agreements to resell. The securities are delivered into the Company’s account maintained by a third-party custodian designated by the Company under a written custodial agreement that explicitly recognizes the Company’s interest in the securities. The Company monitors the market value of the underlying securities, including accrued interest, which collateralizes the related receivable on agreements to resell. These agreements were considered to be cash equivalents with maturities within less than one year. The Company held $2.5 million in securities under agreements to resell at December 31, 2023.

Trading Securities

Through its Correspondent Banking Department and the Bank’s wholly owned broker dealer SouthState|Duncan-Williams, the Company purchases trading securities and subsequently sells them to their customers to take advantage of market opportunities, when presented, for short-term revenue gains. Securities purchased for this portfolio are primarily municipals, treasuries and mortgage-backed agency securities and are held for short periods of time. This portfolio is carried at fair value and realized and unrealized gains and losses are included in trading securities revenue, a component of Correspondent Banking and Capital Market Income in our Consolidated Statements of Income.

Investment Securities

Debt securities that management has the positive intent and ability to hold to maturity are classified as “held to maturity” and carried at amortized cost. Securities not classified as held to maturity, including equity securities with readily determinable fair values, are classified as “available for sale” and carried at fair value with unrealized gains and losses excluded from earnings and reported in Other Comprehensive Income.

Purchase premiums and discounts are recognized in interest income using methods approximating the interest method over the terms of the securities. Gains and losses realized on sales of securities available for sale are determined using the specific identification method.

In accordance with as ASC Subtopic 326-30, Financial Instruments—Credit Losses—Available for sale Debt Securities, Management evaluates securities for impairment where there has been a decline in fair value below the amortized cost basis of a security to determine whether there is a credit loss associated with the decline in fair value on at least a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. For securities designated as held for sale, credit losses are calculated individually, rather than collectively, using a discounted cash flow method, whereby management compares the present value of expected cash flows with the amortized cost basis of the security. The credit loss component would be recognized through the provision for credit losses. Consideration is given to (1) the financial condition and near-term prospects of the issuer including looking at default and delinquency rates, (2) the outlook for receiving the contractual cash flows of the investments, (3) the extent to which the fair value has been less than cost, (4) our intent to hold the security as well as there being no requirement to sell the security, (5) the anticipated outlook for changes in the general level of interest rates, (6) credit ratings, (7) third-party guarantees, and (8) collateral values. In analyzing an issuer’s financial condition, management considers whether the securities are issued by the federal government or its agencies, whether downgrades by bond rating agencies have occurred, the results of reviews of the issuer’s financial condition, and the issuer’s anticipated ability to pay the contractual cash flows of the investments. The Company performed an analysis that determined that the following securities have a zero expected credit loss: U.S. Treasury Securities, Agency-Backed Securities including securities issued by Ginnie Mae, Fannie Mae, FHLB, FFCB and SBA. All of the U.S. Treasury and Agency-Backed Securities have the full faith and credit backing of the United States Government or one of its agencies. Municipal securities and all other securities that do not have a zero expected credit loss are evaluated quarterly to determine whether there is a credit loss associated with a decline in fair value. All debt securities in an unrealized loss position as of December 31, 2023 continue to perform as scheduled and we do not believe there is a credit loss or a provision for credit losses is necessary. Also, as part of our evaluation of our intent and ability to hold investments, we consider our investment strategy, cash flow needs, liquidity position, capital adequacy and interest rate risk position. We do not currently intend to sell the securities within the portfolio and it is not more-likely-than-not that we will be required to sell the debt securities.

Other investments include stock acquired for regulatory purposes, investments in unconsolidated subsidiaries and other nonmarketable investment securities. Stock acquired for regulatory purposes include Federal Home Loan Bank of Atlanta (“FHLB”) stock and Federal Reserve Bank (“FRB”) stock. These securities do not have a readily determinable fair value because their ownership is restricted and they lack a market for trading. As a result, these securities are carried at cost and are periodically evaluated for impairment. Investments in unconsolidated subsidiaries represent a minority investment in SCBT Capital Trust I, SCBT Capital Trust II, SCBT Capital Trust III, TSB Statutory Trust I, SAVB Capital Trust I, SAVB Capital Trust II, Southeastern Bank Financial Statutory Trust I, Southeastern Bank Financial Statutory Trust II, Provident Community Bancshares Capital Trust I, FCRV Statutory Trust I, Community Capital Statutory Trust I, CSBC Statutory Trust I, and Provident Community Bancshares Capital Trust II. These investments are recorded at cost and the Company receives quarterly dividend payments on these investments. Other nonmarketable investment securities consist of Business Development Corporation stock and stock in Banker’s Banks. These investments also do not have a readily determinable fair value because their ownership is restricted and they lack a market for trading. As a result, these securities are carried at cost and are periodically evaluated for impairment.

Loans Held for Sale

The Company sells residential mortgages to government sponsored entities (“GSEs”) and mortgage and third-party investors, who may issue securities backed by pools of such loans. The Company retains no beneficial interests in these sales, but may retain the servicing rights for the loans sold. The Company is obligated to subsequently repurchase a loan if the purchaser discovers a representation or warranty violation such as noncompliance with eligibility or servicing requirements, or customer fraud, that should have been identified in a loan file review.  Mortgage loans held for sale are accounted for at fair value on an individual loan basis. Estimated fair value is determined on the basis of existing forward commitments, or the current market value of similar loans.  Changes in the fair value, and realized gains and losses on the sales of mortgage loans, are reported in Mortgage Banking Income, a component of Noninterest Income in our Consolidated Statements of Income.

Loans

Loans that management has originated and has the intent and ability to hold for the foreseeable future or until maturity or pay off generally are reported at their unpaid principal balances, less unearned income and net of any deferred loan fees and costs. Unearned income on installment loans is recognized as income over the terms of the loans by methods that approximate the interest method. Interest on other loans is calculated by using the simple interest method on daily balances of the principal amount outstanding.

Premiums and discounts on purchased loans and non-refundable loan origination and commitment fees, net of direct costs of originating or acquiring loans, are deferred and recognized over the contractual or estimated lives of the related loans as an adjustment to the loans’ constant effective yield, which is included in interest income on loans.

We place loans on nonaccrual once reasonable doubt exists about the collectability of all principal and interest due. Generally, this occurs when principal or interest is 90 days or more past due, unless the loan is well secured and in the process of collection and excludes factored receivables. For factored receivables, which are commercial trade credits rather than promissory notes, the Company’s practice, in most cases, is to charge-off unpaid recourse receivables when they become 90 days past due from the invoice due date and the nonrecourse receivables when they become 120 days past due from the statement due date. Past due status is based on the contractual terms of the loan. In all cases, loans are placed on non-accrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

A loan is evaluated individually for loss when it is on nonaccrual and has a net book balance over $1 million. Large pools of homogeneous loans are collectively evaluated for loss and reserved at the pool level. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as nonaccrual, provided that management expects to collect all amounts due, including interest accrued at the contractual interest rate for the period of delay.

Modifications to Troubled Borrowers

As of January 1, 2023, the Company adopted and applied prospectively ASU No. 2022-02, Financial Instruments – Credit Losses (Topic 326): Troubled Debt Restructurings and Vintage Disclosures, that requires the elimination of designation of loans as TDRs. Management measures expected credit losses over the contractual term of a loan. When determining the contractual term, the Company considers expected prepayments but is precluded from considering expected extensions, renewals, or modifications. Longstanding TDR accounting rules were replaced as of January 1, 2023 with ASU No. 2022-02, Financial Instruments – Credit Losses (Topic 326): Troubled Debt Restructurings and Vintage Disclosures (See Recent Accounting and Regulatory Pronouncements section of this Note 1). In accordance with the adoption of ASU 2022-02, any loans modified to a borrower experiencing financial difficulty are reviewed by the Bank to determine if an interest rate reduction, a term extension, an other-than-insignificant payment delay, a principal forgiveness, or any combination of these has occurred.

Allowance for Credit Losses (“ACL”)

The Company complies with the requirements of Accounting Standards Update (“ASU”) No. 2016-13, Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, sometimes referred to herein as ASU 2016-13. Topic 326 was subsequently amended by ASU No. 2019-11, Codification Improvements to Topic 326, Financial Instruments-Credit Losses; ASU No. 2019-05, Codification Improvements to Topic 326, Financial Instruments-Credit Losses; and ASU No. 2019-04, Codification Improvements to Topic 326, Financial Instruments-Credit Losses, Topic 815, Derivatives and Hedging, and Topic 825, Financial Instruments. This standard applies to all financial assets measured at amortized cost and off balance sheet credit exposures, including loans, investment securities and unfunded commitments.

ACL – Investment Securities

Management uses a systematic methodology to determine its ACL for investment securities held to maturity. The ACL is a valuation account that is deducted from the amortized cost basis to present the net amount expected to be collected on the held to maturity portfolio. Management considers the effects of past events, current conditions, and reasonable and supportable forecasts on the collectability of the loan portfolio. The Company’s estimate of its ACL involves a high degree of judgment; therefore, management’s process for determining expected credit losses may result in a range of expected credit losses. Management monitors the held to maturity portfolio to determine whether a valuation account should be recorded. As of December 31, 2023, the Company had $2.5 billion of held to maturity securities and no related valuation account. As of December 31, 2023, the held to maturity portfolio consisted of U.S. Government Agency, U.S. Government Agency Residential and Commercial Mortgage-backed securities, and Small Business Administration loan-backed securities. At December 31, 2023, management does not believe that a fair value below amortized cost is due to credit related factors.

ASC Subtopic 326-30, Financial Instruments—Credit Losses—Available for sale Debt Securities, changed the accounting for recognizing impairment on available for sale debt securities. Each quarter, management evaluates impairment where there has been a decline in fair value below the amortized cost basis of a security to determine whether there is a credit loss associated with the decline in fair value. Management considers the nature of the collateral, potential future changes in collateral values, default rates, delinquency rates, third-party guarantees, credit ratings, interest rate changes since purchase, volatility of the security’s fair value and historical loss information for financial assets secured with similar collateral among other factors. Credit losses are calculated individually, rather than collectively, using a discounted cash flow method, whereby management compares the present value of expected cash flows with the amortized cost basis of the security. The credit loss component would be recognized through the Provision for Credit Losses in the Consolidated Statements of Income. Management excludes the accrued interest receivable balance from the amortized cost basis in measuring expected credit losses on the investment securities and does not record an allowance for credit losses on accrued interest receivable as the Company reverses any accrued interest against interest income if an investment is placed on nonaccrual status. As of December 31, 2023 and December 31, 2022, the accrued interest receivables for investment securities recorded in Other Assets were $26.5 million and $28.2 million, respectively.

ACL – Loans

The ACL for loans held for investment reflects management’s estimate of losses that will result from the inability of our borrowers to make required loan payments. The Company established the incremental increase in the ACL at adoption through equity and subsequent adjustments through a provision for or recovery of credit losses recorded to earnings. The Company records loans charged off against the ACL and subsequent recoveries, if any, increase the ACL when they are recognized.

Management uses systematic methodologies to determine its ACL for loans held for investment and certain off-balance-sheet credit exposures. The ACL is a valuation account that is deducted from the amortized cost basis to present the net amount expected to be collected on the loan portfolio. Management considers the effects of past events, current conditions, and reasonable and supportable forecasts on the collectability of the loan portfolio. The Company’s estimate of its ACL involves a high degree of judgment; therefore, management’s process for determining expected credit losses may result in a range of expected credit losses. The Company’s ACL recorded in the balance sheet reflects management’s best estimate within the range of expected credit losses. The Company recognizes in net income the amount needed to adjust the ACL for management’s current estimate of expected credit losses. The Company’s ACL is calculated using collectively evaluated and individually evaluated loans.

The allowance for credit losses is measured on a collective pool basis when similar risk characteristics exist. Loans with similar risk characteristics are grouped into homogenous segments, or pools, for analysis. The Discounted Cash Flow (“DCF”) method is used for each loan in a pool, and the results are aggregated at the pool level. A probability of default and absolute loss given default are applied to a projective model of the loan’s cash flow while considering prepayment and principal curtailment effects. The analysis produces expected cash flows for each instrument in the pool by pairing loan-level term information (e.g., maturity date, payment amount, interest rate, etc.) with top-down pool assumptions (e.g., default rates and prepayment speeds). The Company has identified the following portfolio segments: Owner-Occupied Commercial Real Estate, Non-Owner Occupied Commercial Real Estate, Multifamily, Municipal, Commercial and Industrial, Commercial Construction and Land Development, Residential Construction, Residential Senior Mortgage, Residential Junior Mortgage, Revolving Mortgage, and Consumer and Other.

In determining the proper level of the ACL, management has determined that the loss experience of the Bank provides the best basis for its assessment of expected credit losses. The Company therefore used its own historical credit loss experience by each loan segment over an economic cycle, while excluding loss experience from certain acquired institutions (i.e., failed banks). For most of the segment models for collectively evaluated loans, the Company incorporated two or more macroeconomic drivers using a statistical regression modeling methodology.

Management considers forward-looking information in estimating expected credit losses. The Company subscribes to a third-party service which provides a quarterly macroeconomic baseline outlook and alternative scenarios for the United States economy. The baseline, along with the evaluation of alternative scenarios, is used by management to determine the best estimate within the range of expected credit losses. Management has evaluated the appropriateness of the reasonable and supportable forecast scenarios and has made adjustments as needed. For the contractual term that extends beyond the reasonable and supportable forecast period, the Company reverts to the long term mean of historical factors within four quarters using a straight-line approach. The Company generally uses a four-quarter forecast and a four-quarter reversion period.

Included in its systematic methodology to determine its ACL, management considers the need to qualitatively adjust expected credit losses for information not already captured in the loss estimation model. These qualitative adjustments either increase or decrease the quantitative model estimation (i.e., formulaic model results). Each period, the Company considers qualitative factors that are relevant within the qualitative framework that adhere to the Interagency Policy Statement on Allowances for Credit Losses.

When a loan no longer shares similar risk characteristics with its segment, the asset is assessed to determine whether it should be included in another pool or should be individually evaluated. The Company’s threshold for individually evaluated loans includes all non-accrual loans with a net book balance in excess of $1.0 million. Management will monitor the credit environment and make adjustments to this threshold in the future if warranted. Based on the threshold above, consumer financial assets will generally remain in pools unless they meet the dollar threshold. The expected credit losses on individually evaluated loans will be estimated based on discounted cash flow analysis unless the loan meets the criteria for use of the fair value of collateral, either by virtue of an expected foreclosure or through meeting the definition of collateral-dependent. Financial assets that have been individually evaluated can be returned to a pool for purposes of estimating the expected credit loss insofar as their credit profile improves and that the repayment terms were not considered to be unique to the asset.

Management measures expected credit losses over the contractual term of a loan. Effective January 1, 2023, the ACL includes expected losses on modifications of non-accrual loans over $1 million to borrowers experiencing financial difficulty estimated on an individual basis. Otherwise, a change to the ACL is not recorded upon modification because the effect of most modifications made to borrowers experiencing financial difficulty is already included in the allowance historical data.

For purchased credit-deteriorated, otherwise referred to herein as PCD, assets are defined as acquired individual financial assets (or acquired groups of financial assets with similar risk characteristics) that, as of the date of acquisition, have experienced a more-than-insignificant deterioration in credit quality since origination, as determined by the Company’s assessment. The Company records acquired PCD loans by adding the expected credit losses (i.e., allowance for credit losses) to the purchase price of the financial assets rather than recording through the provision for credit losses in the income statement. The expected credit loss, as of the acquisition day, of a PCD loan is added to the allowance for credit losses. The non-credit discount or premium is the difference between the unpaid principal balance and the amortized cost basis as of the acquisition date. Subsequent to the acquisition date, the change in the ACL on PCD loans is recognized through the Provision for Credit Losses in the Consolidated Statements of Income. The non-credit discount or premium is accreted or amortized, respectively, into interest income over the remaining life of the PCD loan on a level-yield basis.

The Company follows its nonaccrual policy by reversing contractual interest income in the income statement when the Company places a loan on nonaccrual status. Therefore, management excludes the accrued interest receivable balance from the amortized cost basis in measuring expected credit losses on the portfolio and does not record an allowance for credit losses on accrued interest receivable. As of December 31, 2023 and December 31, 2022, the accrued interest receivables for loans recorded in Other Assets were $127.0 million and $105.4 million, respectively.

The Company has a variety of assets that have a component that qualifies as an off-balance sheet exposure. These primarily include undrawn portions of revolving lines of credit and standby letters of credit. The expected losses associated with these exposures within the unfunded portion of the expected credit loss will be recorded as a liability on the balance sheet. Management has determined that a majority of the Company’s off-balance sheet credit exposures are not unconditionally cancellable. Management completes funding studies based on historical data to estimate the percentage of unfunded loan commitments that will ultimately be funded to calculate the reserve for unfunded commitments. Management applies this funding rate, along with the loss factor rate determined for each pooled loan segment, to unfunded loan commitments, excluding unconditionally cancellable exposures and letters of credit, to arrive at the reserve for unfunded loan commitments. As of December 31, 2023 and December 31, 2022, the liability recorded for expected credit losses on unfunded commitments was $56.3 million and $67.2 million, respectively. The current adjustment to the ACL for unfunded commitments is recognized through the Provision for Credit Losses in the Consolidated Statements of Income.

Other Real Estate Owned and Bank Property Held For Sale

Other real estate owned (“OREO”) consists of properties obtained through foreclosure or through a deed in lieu of foreclosure in satisfaction of loans. The Company discloses former branch site assets as bank property held for sale and reports on a separate line on the Consolidated Balance Sheet. Both OREO and bank property held for sale are recorded at the lower of cost or fair value and the fair value was determined on the basis of current valuations obtained principally from independent sources, adjusted for estimated selling costs. At the time of foreclosure or initial possession of collateral, for OREO, any excess of the loan balance over the fair value of the real estate held as collateral is treated as a charge against the ACL. At the time a bank property is no longer in service and is moved to held for sale, any excess of the current book value over fair value is recorded as an expense in the Consolidated Statements of Income in the merger and branch consolidation related expense line item. The property is then actively marketed for sale at a price that is reasonable in relation to its current fair value. Subsequent adjustments to the value for those being held for sale are described in the following paragraph.

The Company reports subsequent declines in the fair value of OREO and bank properties held for sale below the new cost basis through valuation adjustments. Significant judgments and complex estimates are required in estimating the fair value of these properties, and the period of time within which such estimates can be considered current is significantly shortened during periods of market volatility. In response to market conditions and other economic factors, management may utilize liquidation sales as part of its problem asset disposition strategy. As a result of the significant judgments required in estimating fair value and the variables involved in different methods of disposition, the net proceeds realized from sales transactions could differ significantly from the current valuations used to determine the fair value of these properties. Management reviews the value of these properties periodically and adjusts the values as appropriate. Revenue and expenses from OREO operations, as well as gains or losses on sales and any subsequent adjustments to the value, are recorded as OREO Expense and Loan Related Expense, a component of Noninterest Expense in the Consolidated Statements of Income. Expenses related to bank property held for sale, as well as gains or losses on sales and any subsequent adjustments to the value, are recorded in Other Expenses, a component of Noninterest Expense in the Consolidated Statements of Income.

Business Combinations and Method of Accounting for Loans Acquired

The Company accounts for its acquisitions under FASB ASC Topic 805, Business Combinations, which requires the use of the acquisition method of accounting. All identifiable assets acquired, including loans, are recorded at fair value, which now requires us to record purchased financial assets with credit deterioration (PCD assets), defined as a more-than-insignificant deterioration in credit quality since origination or issuance, at the purchase price plus the allowance for credit losses expected at the time of acquisition. Under this method, there is no credit loss expense affecting net income on acquisition of PCD assets. Changes in estimates of expected credit losses after acquisition are recognized as provision for credit losses (or recovery for credit losses) in subsequent periods as they arise. Any non-credit discount or premium resulting from acquiring a pool of purchased financial assets with credit deterioration shall be allocated to each individual asset. At the acquisition date, the initial allowance for credit losses determined on a collective basis shall be allocated to individual assets to appropriately allocate any non-credit discount or premium. The non-credit discount or premium, after the adjustment for the allowance for credit losses, shall be accreted to interest income using the interest method based on the effective interest rate determined after the adjustment for credit losses at the adoption date.

A purchased financial asset that does not qualify as a PCD asset is accounted for similar to an originated financial asset. Generally, this means that an entity recognizes the allowance for credit losses for non-PCD assets through net income at the time of acquisition. In addition, both the credit discount and non-credit discount or premium resulting from acquiring a pool of purchased financial assets that do not qualify as PCD assets shall be allocated to each individual asset. This combined discount or premium shall be accreted to interest income using the effective yield method.

For further discussion of our loan accounting and acquisitions, see Note 2—Mergers and Acquisitions, Note 4—Loans and Note 5—Allowance for Credit Losses to the audited condensed consolidated financial statements.

Premises and Equipment

Land is carried at cost. Office equipment, furnishings, and buildings are carried at cost less accumulated depreciation computed principally on the declining-balance and straight-line methods over the estimated useful lives of the assets. Leasehold improvements are amortized on the straight-line method over the shorter of the estimated useful lives of the improvements or the terms of the related leases including lease renewals only when the Company is reasonably assured of the aggregate term of the lease. Additions to premises and equipment and major replacements are added to the accounts at cost. Maintenance and repairs and minor replacements are charged to expense when incurred. Gains and losses on routine dispositions are reflected in current operations.

Leases

Right-of-Use (“ROU”) assets represent our right to use an underlying asset for the lease term and lease liabilities represent our obligation to make lease payments arising from the lease. We determined that we do not have any leases classified as finance leases, and that all of our leases are operating leases, with the exception of the two minor finance leases acquired through the merger with CenterState. ROU assets and liabilities for operating leases are recognized at commencement date based on present value of lease payments not yet paid, discounted using the discount rate for the lease at the lease commencement date over the lease term. For operating leases, lease expense is determined by the sum of the lease payments to be recognized on a straight-line basis over the lease term.

As of December 31, 2023 and 2022, we had operating ROU assets of $100.3 million and $108.0 million, respectively, recorded within Premises and Equipment on the Consolidated Balance Sheets and a lease liability of $108.3 million and $115.6 million, respectively, recorded within Other Liabilities on the Consolidated Balance Sheets.

Bank Owned Life Insurance

BOLI is comprised of long-term life insurance contracts on the lives of certain current and past employees where the insurance policy benefits and ownership are retained by the employer. Its cash surrender value is an asset that the Company uses to partially offset the future cost of employee benefits. The cash value accumulation on BOLI is permanently tax deferred if the policy is held to the insured person’s death and certain other conditions are met.

Intangible Assets

Intangible assets consist of goodwill, core deposit intangibles and client list intangibles that result from the acquisition of other banks or branches from other financial institutions. Core deposit intangibles represent the value of long-term deposit relationships acquired in these transactions. Client list intangibles represent the value of long-term client relationships for the wealth and trust management business. Goodwill represents the excess of the purchase price over the sum of the estimated fair values of the tangible and identifiable intangible assets acquired less the estimated fair value of the liabilities assumed in a business combination. At December 31, 2023 and December 31, 2022, the balance of goodwill was $1.9 billion. Goodwill has an indefinite useful life and is evaluated for impairment annually or more frequently if events and circumstances indicate that the asset might be impaired. An impairment loss is recognized to the extent that the carrying amount exceeds the asset’s fair value.

ASU No. 2017-04 simplifies the accounting for goodwill impairment for all entities by requiring impairment charges to be based on Step 1 of the previous accounting guidance’s two-step impairment test under ASC Topic 350. Under this guidance, if a reporting unit’s carrying amount exceeds its fair value, an entity will record an impairment charge based on that difference. The impairment charge will be limited to the amount of goodwill allocated to that reporting unit. The standard eliminates the requirement to calculate a goodwill impairment charge using Step 2 which involved calculating an implied fair value of goodwill for each reporting unit for which the first step indicated impairment. The standard does not change the guidance on completing Step 1 of the goodwill impairment test. An entity will still be able to perform today’s optional qualitative goodwill impairment assessment before determining whether to proceed to the quantitative step of determining whether the reporting unit’s carrying amount exceeds it fair value.

The Company evaluated the carrying value of goodwill as of October 31, 2023, our annual test date, considering the effects of the bank failures in early 2023 and other market conditions and determined that no impairment charge was necessary.

Core deposit intangibles and client list intangibles consist primarily of amortizing assets established during the acquisition of other banks. This includes whole bank acquisitions and the acquisition of certain assets and liabilities from other financial institutions. Core deposit intangibles, included in Core Deposit and Other Intangibles in the Consolidated Balance Sheets, are amortized over the estimated useful lives of the deposit accounts acquired (generally 10 to 13 years) on an accelerated basis method which reasonably approximates the anticipated benefit stream from the accounts. The estimated useful lives are periodically reviewed for by comparing current balances to the initial estimates calculated at the time of merger or acquisition. Client list intangibles, included in Core Deposit and Other Intangibles in the Consolidated Balance Sheets, are amortized over the estimated useful lives of the client lists acquired (generally 15 years) on the straight-line method. The estimated useful lives are periodically reviewed for reasonableness.

Mortgage Servicing Rights (“MSRs”)

The Company has a mortgage loan servicing portfolio with related mortgage servicing rights. MSRs represent the present value of the future net servicing fees from servicing mortgage loans. Servicing assets and servicing liabilities must be initially measured at fair value, if practicable. For subsequent measurements, an entity can choose to measure servicing assets and liabilities either based on fair value or lower of cost or market. The Company uses the fair value measurement option for MSRs.

The methodology used to determine the fair value of MSRs is subjective and requires the development of a number of assumptions, including anticipated prepayments of loan principal. Fair value is determined by estimating the present value of the asset’s future cash flows utilizing estimated market-based prepayment rates and discount rates, interest rates and other economic factors and assumptions validated through comparison to trade information, industry surveys and with the use of independent third-party appraisals. Risks inherent in the MSRs valuation include higher than expected prepayment rates and/or delayed receipt of cash flows. The value of MSRs is significantly affected by interest rates available in the marketplace, which influence loan prepayment speeds. In general, during periods of declining interest rates, the value of mortgage servicing rights declines due to increasing prepayments attributable to increased mortgage refinance activity. Conversely, during periods of rising interest rates, the value of servicing rights generally increases due to reduced refinance activity. MSRs are carried at fair value with changes in fair value recorded as a component of Mortgage Banking Income.

Transfer of Financial Assets

Transfers of financial assets are accounted for as sales when control over the assets has been surrendered. Control over the transferred assets is deemed to be surrendered when: (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity. The Company reviews all sales of loans by evaluating specific terms in the sales documents and believes that the criteria discussed above to qualify for sales treatment have been met as loans have been transferred for cash and the notes and mortgages for all loans in each sale are endorsed and assigned to the transferee. Investors perform quality control reviews of mortgage loans purchased including post-purchase, early payment default, servicing, and post-foreclosure reviews. If a loan level deficiency cannot be remedied and breaches a term contained in the Investor agreement in effect at the time of loan delivery, the reviews may result in loan repurchase demands, or other alternative remedies. In certain sales, mortgage servicing rights may be retained and in other programs potential loss exposure from the credit enhancement obligation may be retained, both of which are evaluated and appropriately measured at the date of sale.

The Company maintains a risk management program to manage interest rate risk and pricing risk associated with its mortgage lending activities. This program includes the use of forward contracts and other derivatives that are used to offset changes in value of the mortgage inventory due to changes in market interest rates. Forward contracts to sell primarily fixed-rate mortgage loans are entered into to reduce the exposure to market risk arising from potential changes in interest rates. This could affect the fair value of mortgage loans held for sale and outstanding interest rate lock commitments which guarantee a certain interest rate if the loan is ultimately funded by the Company as a mortgage loan held for sale. The commitments to sell mortgage loans are at fixed prices and are schedule to settle on specific dates.

The Company enters into interest rate lock commitments for residential mortgage loans which commits it to lend funds to a potential borrower at a specific interest rate and within a specified time period. Interest rate lock commitments that relate to origination of mortgage loans that, if originated, will be held for sale, are considered derivative financial instruments under applicable accounting guidance. Outstanding interest rate lock commitments expose the Company to the risk that the price of the mortgage loans underlying the commitments may decline due to increases in mortgage interest rates from the inception of the rate lock to the funding of the loan and the eventual commitment for sale into the secondary market.

The Company packages the fixed rate conforming mortgage loans to be sold to investors. The Company records the sale when the transferred loans are purchased by the investor and the accounting criteria for the sale are met. Gains or losses recorded depend in part on the net carrying amount of the loans sold, which is allocated between the loans sold and retained interests based on their relative fair values at the date of sale. Since quoted market prices are not typically available, the fair value of retained interests is estimated through the services of a third-party service provider to determine the net present value of expected future cash flows. Such models incorporate management’s best estimates of key variables, such as prepayment speeds and discount rates that would be used by market participants and are appropriate for the risks involved. The Company generally retains mortgage servicing rights on residential loans sold in the secondary market to Fannie Mae and Freddie Mac. Loans sold to other third-party investors are sold servicing released. Gains and losses incurred on loans sold to third-party investors are included in Mortgage Banking Income in the Consolidated Statements of Income.

Revenue from Contracts with Customers

The majority of our revenue is derived primarily from interest income from receivables (loans) and securities. Other revenues are derived from fees received in connection with deposit accounts, mortgage banking activities including gains from the sale of loans and loan origination fees, correspondent banking activities including revenue from the sale of fixed income securities and fees from hedging services, and trust and investment advisory services. We recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services.

We report network costs associated with debit card and ATM transactions netted against the related fees from such transactions. For years 2023, 2022, and 2021, gross interchange and debit card transaction fees totaled $41.3 million, $40.7 million, and $38.3 million, respectively, while related network costs totaled $20.7 million, $18.5 million, and $20.3 million, respectively. On a net basis, the Company reported $20.6 million, $22.2 million, and $18.0 million, respectively, as interchange and debit card transactions fees in the accompanying Consolidated Statements of Income within Noninterest Income for the years ended December 31, 2023, 2022, and 2021.

The Company maintains contracts to provide services, primarily for investment advisory and/or custody of assets. Through the Company’s wholly owned subsidiaries, the Bank, and SouthState Advisory, Inc., the Company contracts with its customers to perform IRA, Trust, and/or Custody and Agency advisory services. Total revenue recognized from these contracts with customers was $39.4 million, $39.0 million, and $37.0 million, respectively, for the years ended December 31, 2023, 2022 and 2021. The Bank has contracts with its customers to perform deposit account services. Total revenue recognized from these contracts with customers is $134.6 million, $129.7 million, and $107.3 million, respectively, for the years ended December 31, 2023, 2022 and 2021. Due to the nature of our relationship with the customers that we provide services, we do not incur costs to obtain contracts and there are no material incremental costs to fulfill these contracts that should be capitalized.

Disaggregation of Revenue - The portfolio of services provided to the Company’s customers which generates revenue for which the revenue recognition standard applies consists of approximately 1.1 million active contracts at December 31, 2023. The Company has disaggregated revenue according to the timing of the transfer of service. Total revenue derived from contracts in which services are transferred at a point in time was $237.3 million, $266.8 million, and $255.4 million, respectively, for the years ended December 31, 2023, 2022 and 2021. Total revenue derived from contracts in which services are transferred over time was $20.9 million, $20.2 million, and $19.9 million, respectively, for the years ended December 31, 2023, 2022 and 2021. Revenue is recognized as the services are provided to the customers. Economic factors impacting the customers could affect the nature, amount, and timing of these cash flows, as unfavorable economic conditions could impair the customers’ ability to provide payment for services. This risk is mitigated as we generally deduct payments from customers’ accounts as services are rendered.

Contract Balances - The timing of revenue recognition, billings, and cash collections results in billed accounts receivable on our balance sheet. Most contracts call for payment by a charge or deduction to the respective customer account but there are some that require a receipt of payment from the customer. For fee per transaction contracts, the customers are billed as the transactions are processed. For hourly rate and monthly service contracts related to trust and some investment revenues, the customers are billed monthly (generally as a percentage basis point of the market value of the investment account). In some cases, specific to SouthState Advisory, Inc., customers are billed in advance for quarterly services to be performed based on the past quarter’s average account balance. These do create contract liabilities or deferred revenue, as the customers pay in advance for service. Neither the contract liabilities nor the accounts receivables balances are material to the Company’s Consolidated Balance Sheets.

Performance Obligations - A performance obligation is a promise in a contract to transfer a distinct good or service to the customer, and is the unit of account for revenue recognition. A contract’s transaction price is allocated to each distinct performance obligation and recognized as revenue when, or as, the performance obligation is satisfied. The performance obligations for these contracts are satisfied as the service is provided to the customer (either over time or at a point in time). The payment terms of the contracts are typically based on a basis point percentage of the investment account market value, fee per hour of service, or fee for service incurred. There are no significant financing components in the contracts. Excluding deposit services revenues, which are mostly billed at a point in time as a fee for services incurred, all other contracts contain variable consideration in that fees earned are derived from market values of accounts or from hours worked for services performed which determines the amount of consideration to which we are entitled. The variability is resolved when the hours are incurred or services are provided. The contracts do not include obligations for returns, refunds, or warranties. The contracts are specific to the amounts owed to the Company for services performed during a period should the contracts be terminated.

Significant Judgments - All of the contracts create performance obligations that are satisfied at a point in time excluding the contracts billed in advance through SouthState Advisory, Inc. and some immaterial deposit revenues. Revenue is recognized as services are billed to the customers. Variable consideration does exist for contracts related to our trust and investment services as revenues are based on market values and services performed. The Company has adopted the right-to-invoice practical expedient for trust management contracts through SouthState Bank, which we contract with our customers to perform IRA, Trust, and/or Custody services.

Advertising Costs

The Company expenses advertising costs as they are incurred and advertising communication costs the first time the advertising takes place. The Company may establish accruals for anticipated advertising expenses within the course of a fiscal year.

Comprehensive Income (Loss)

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Certain changes in assets and liabilities, such as (1) unrealized gains and losses on available for sale securities (2) unrealized gains and losses on effective portions of derivative financial instruments accounted for as cash flow hedges and (3) net change in unrecognized amounts related to pension and post-retirement benefits, are reported as a separate component of the equity section of the Consolidated Balance Sheets. Such items, along with net income, are components of total comprehensive (loss) income (see Consolidated Statements of Comprehensive Income (Loss) on page F-8).

Employee Benefit Plans

The Company’s post retirement plans are accounted for in accordance with FASB ASC 715, Compensation—Retirement Benefits, which requires the Company to recognize the funded status in its statement of financial position. See Note 18—Post-Retirement Benefits for information regarding our post-retirement benefit plans. The expected costs of the post retirement benefit plans are expensed over the period that employees provide service.

The Employee Stock Purchase Plan (“ESPP”) allows for a look-back option which establishes the purchase price as an amount based on the lesser of the stock’s market price at the grant date or its market price at the exercise (or purchase) date. For the shares issued in exchange for employee services under the plan, the Company accounts for the plan under the FASB ASC 718, Compensation—Stock Compensation, in which the fair value measurement method is used to estimate the fair value of the equity instruments, based on the share price and other measurement assumptions at the grant date. See Note 19—Share-Based Compensation for the amount the Company recognized as expense for the years ended December 31, 2023, 2022 and 2021.

Income Taxes

Income taxes are provided for the tax effects of the transactions reported in the accompanying consolidated financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the tax basis and financial statement. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred tax assets and liabilities are reflected at income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the Provision for Income Taxes in the Consolidated Statements of Income.

The Company will evaluate and recognize income tax benefits related to any uncertain tax positions using the recognition and measurement thresholds outlined in the applicable guidance. If the Company does not believe that it is more likely than not that an uncertain tax position will be sustained, the Company records a liability for the uncertain tax positions. If a tax benefit is more-likely-than not of being sustained based on the applicable authority, the Company records an income tax benefit that is greater than 50 percent likely to be realized upon ultimate settlement with a taxing authority. The Company recognizes interest and penalties related to unrecognized tax benefits on other expense line in the accompanying consolidated statements of income. Accrued interest and penalties are included on the related liability lines in the consolidated balance sheet.

See Note 12—Income Taxes to the consolidated financial statements for further details and discussion.

Earnings Per Share

Basic earnings per share (“EPS”) represents income available to common shareholders divided by the weighted-average number of shares outstanding during the year. Diluted earnings per share reflects additional shares that would have been outstanding if dilutive potential shares had been issued. Potential shares that may be issued by the Company relate solely to outstanding stock options, restricted stock and restricted stock units (non-vested shares and vested shares subject to a holding period), and are determined using the treasury stock method. Under the treasury stock method, the number of incremental shares is determined by assuming the issuance of stock for the outstanding stock options, reduced by the number of shares assumed to be repurchased from the issuance proceeds, using the average market price for the year of the Company’s stock. Weighted-average shares for the basic and diluted EPS calculations have been reduced by the average number of unvested restricted shares.

Derivative Financial Instruments

The Company’s interest rate risk management strategy incorporates the use of derivative financial instruments. Historically, the Company has used interest rate swaps to essentially convert a portion of its variable-rate debt to a fixed rate. Cash flows related to variable-rate debt will fluctuate with changes in an underlying rate index. When effectively hedged, the increases or decreases in cash flows related to the variable-rate debt will generally be offset by changes in cash flows of the derivative instrument designated as a hedge. This strategy is referred to as a cash flow hedge. For derivatives designated as hedging exposure to variable cash flows of a forecasted transaction (cash flow hedge), the derivative’s entire unrealized gain or loss is initially reported as a component of other comprehensive income and subsequently reclassified into earnings when the forecasted transaction affects earnings or when the hedged instrument and related swap are terminated before maturity. For derivatives that are not designated as hedging instruments, changes in the fair value of the derivatives are recognized in earnings immediately. The Company did not use cash flow hedges for the years ended December 31, 2023 or December 31, 2022.

The Company maintains loan swaps which are accounted for as a fair value hedge. This derivative protects the Company from interest rate risk caused by changes in the SOFR curve in relation to a certain designated fixed rate loan. Fair value hedges convert the fixed rate to a floating rate. For discussion related to Reference Rate Reform, please refer to the caption “Accounting Standards Adopted” within this Note 1—Summary of Significant Accounting Policies.

The Company’s risk management strategy for its mortgage banking activities incorporates derivative instruments used to economically hedge both the value of the mortgage servicing rights and the mortgage pipeline. These derivative instruments are not designated as hedges and are not speculative in nature. The derivative instruments that are used to hedge the value of the mortgage servicing rights include financial forwards, futures contracts, and options written and purchased. When-issued securities and mandatory cash forward trades are typically used to hedge the mortgage pipeline. These instruments derive their cash flows, and therefore their values, by reference to an underlying instrument, index or referenced interest rate.

During 2023, management began executing a series of short-term interest rate hedges to address monthly accrual mismatches related to the Company’s Assumable Rate Conversion (“ARC”) program and its transition from LIBOR to SOFR after June 30, 2023. The Company is required to execute the correspondent side of its back-to-back swaps with customers with the central clearinghouses, London Clearing House (“LCH”) and Chicago Mercantile Exchange (“CME”). Term SOFR was not available to execute through CME and LCH, and therefore, management elected to convert to the CME-eligible daily SOFR. Because many of the respondent bank customers converted to term SOFR, this created interest rate basis risk. To address this risk, monthly interest rate hedges were executed to minimize the impact of accrual mismatches between the monthly term SOFR used by the customer and the daily SOFR rates used by the central clearinghouses. As these economic interest rate hedges do not meet the strict hedge accounting requirements, changes in the fair value of the swaps are recognized directly in earnings.

The Company’s risk management strategy also incorporates the use of interest rate swap contracts that help in managing interest rate risk within the loan portfolio and foreign currency exchange. These derivatives are not designated as hedges and are not speculative, and result from a service the Company provides to certain customers. The Company executes interest rate swaps with commercial banking customers to facilitate their respective risk management strategies. Those interest rate swaps are simultaneously economically hedged by offsetting interest rate swaps that the Company executes with a third-party, such that the Company minimizes its net risk exposure resulting from such transactions. As the interest rate swaps associated with this program do not meet the strict hedge accounting requirements, changes in the fair value of both the customer swaps and the offsetting swaps are recognized directly in earnings.

The Company determined the variation margin payments for the Company’s interest rate swaps centrally cleared through LCH and CME meet the legal characteristics of daily settlements of the derivatives (settle-to-market) rather than collateral (collateralize-to-market). As a result, the variation margin payment and the related derivative instruments are considered a single unit of account for accounting and financial reporting purposes. Depending on the net position, the fair value of the single unit of account is reported in Derivative Assets or Derivative Liabilities on the Consolidated Balance Sheets, as opposed to interest-earning deposits (restricted cash) within Cash and Cash Equivalents or interest-bearing deposits within Total Deposits. In addition, the expense or income attributable to the variation margin payments for the centrally cleared swaps is reported in Noninterest Income, specifically within Correspondent and Capital Markets Income, as opposed to Interest Income or Interest Expense. The daily settlement of the derivative exposure does not change or reset the contractual terms of the instrument.

By using derivative instruments, the Company is exposed to credit and market risk. If the counterparty fails to perform, credit risk is equal to the fair value gain in a derivative. When the fair value of a derivative contract is positive, this situation generally indicates that the counterparty is obligated to pay the Company, and, therefore, creates a repayment risk for the Company. When the fair value of a derivative contract is negative, the Company is obligated to pay the counterparty and, therefore, has no repayment risk. The Company minimizes the credit risk in derivative instruments by entering into transactions with high-quality counterparties that are reviewed periodically by the Company.

The Company’s derivative activities are monitored by its Asset-Liability Management Committee (“ALCO”) as part of that committee’s oversight of the Company’s asset/liability and treasury functions. The Company’s ALCO is responsible for implementing various hedging strategies that are developed through its analysis of data from financial simulation models and other internal and industry sources. The resulting hedging strategies are then incorporated into the overall interest-rate risk management process.

The Company recognizes the fair value of derivatives as assets or liabilities in the financial statements. The accounting for the changes in the fair value of a derivative depends on the intended use of the derivative instrument at inception. The change in fair value of the effective portion of cash flow hedges is accounted for in Other Comprehensive Income rather than Net Income. Gains and losses recognized from changes in fair value on derivatives are reported in Derivative Assets and Derivatives Liabilities lines under cash flows from operating activities section in the Consolidated Statements of Cash Flows. Changes in fair value of derivative instruments that are not intended as a hedge are accounted for in Net Income in the period of the change.

See Note 28—Derivative Financial Instruments for further disclosure.

Reclassification

Certain amounts previously reported have been reclassified to conform to the current year’s presentation. Such reclassifications are immaterial and had no effect on net income, comprehensive income (loss), total assets or total shareholders’ equity as previously reported.

Recent Accounting and Regulatory Pronouncements

Accounting Standards Adopted

In March 2022, FASB issued ASU No. 2022-02, Financial Instruments – Credit Losses (Topic 326): Troubled Debt Restructurings and Vintage Disclosures. The amendments in this ASU eliminate the long-standing accounting guidance for Troubled Debt Restructurings (“TDRs”) by creditors in Subtopic 310-40, Receivables – Troubled Debt Restructurings by Creditors, as it is no longer meaningful due to the introduction of Topic 326, which requires an entity to consider lifetime expected credit losses on loans when establishing an allowance for credit losses. Thus, most losses that would have been realized for a TDR under Subtopic 310-40 are now captured by the accounting required under Topic 326. The amendments in this ASU also require that an entity disclose current-period gross write offs by year of origination for financing receivables and net investments in leases within the scope of Subtopic 326-20, Financial Instruments – Credit Losses Measured at Amortized Cost. The Company adopted ASU No. 2022-02 effective January 1, 2023. We elected to apply a prospective transition method, which applies only to modifications occurring after the adoption date. For loans meeting the Bank’s materiality criteria, which includes loans in excess of $250,000, an assessment of whether a borrower is experiencing financial difficulty is made on the date of the modification. On the transition date, the former TDR loans as of December 31, 2022 were designated as individually evaluated loans on January 1, 2023 and retained the allowance for credit losses allocated to these loans at the adoption date as the credit risk of these loans did not change. Aside from the changes to the disclosures required by ASU No. 2022-02, the ASU did not have a material impact on our consolidated financial statements.

In March 2020, FASB issued ASU No. 2020-04, Reference Rate Reform (Topic 848 – Facilitation of the Effects of Reference Rate Reform on Financial Reporting and subsequently expanded the scope of ASU No. 2020-04 with the issuance of ASU No. 2021-01 and extended the sunset date to December 31, 2024 with ASU No. 2022-06. This update provides companies with optional guidance to ease the potential accounting burden associated with transitioning away from reference rates that will be discontinued. The amendments in this update provide optional expedients and exceptions for applying GAAP to contracts, hedging relationships, and other transactions affected by reference rate reform if certain criteria are met. The main provisions for contract modifications include optional relief by allowing the modification as a continuation of the existing contract without additional analysis and other optional expedients regarding embedded features. The amendments in this update were effective for all entities as of March 12, 2020 and may be applied through December 31, 2022. In January 2021, the FASB issued ASU 2021-01 which clarified that certain optional expedients and exceptions in Topic 848 for contract modifications and hedge accounting apply to derivatives that are affected by the discounting transition. ASU 2022-06 extended the effective date through December 31, 2024. The amendments are effective as of March 12, 2020 through December 31, 2024 and can be adopted at the instrument level on an ongoing basis. Management adopted these optional expedients beginning April 1, 2023 to coincide with the transition and modification of our LIBOR-exposed instruments. Most of the loan modifications met the requirements of these practical expedients, as most were subject to the Adjustable Interest Rate (LIBOR) Act which permits a replacement index with a spread adjustment. These modifications did not have a material impact on the consolidated financial statements.

Issued But Not Yet Adopted Accounting Standards

In March 2023, FASB issued ASU No. 2023-02, Investments—Equity Method and Joint Ventures (Topic 323): Accounting for Investments in Tax Credit Structures Using the Proportional Amortization Method. The Proportional Amortization method was introduced by ASU No. 2014-01, but limited this amortization method to investments in low-income housing tax credit structures. The amendments in ASU 2023-02 will allow entities the option to elect whether they account for tax equity investments using the proportional amortization method if certain conditions are met, regardless of the program from which the income tax credits are received. The election would be on a program-by-program basis. The ASU would also require disclosures to be transparent about an entity’s investments that generate income tax credits and other income tax benefits. The amendments are effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years with early adoption permitted. The Company maintains investments in low-income housing tax structures and has elected to apply the proportional amortization method for its low-income housing tax credits effective January 1, 2024 and will apply the changes to the accounting treatment under the modified retrospective method. The Company estimates it will record a cumulative adjustment to retained earnings of approximately $10 million as a result of the adoption of ASU No. 2023-02.

In November 2023, the FASB issued ASU No. 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures, to improve disclosures about a public entity’s reportable segments and address requests from investors and other allocators of capital for additional, more detailed information about a reportable segment’s expenses. Segment information gives investors an understanding of overall performance and is key to assessing potential future cash flows. In addition, although information about a segment’s revenue and measure of profit or loss is disclosed in an entity’s financial statements, there is limited information disclosed about a segment’s expenses. The key amendments include annual and interim disclosures of significant expenses and other segment items that are regularly provided to the chief operating decision maker and included within each reported measure of profit or loss, as well as any other key measure of performance used for segment management decisions. This ASU also requires disclosure of key profitability measures used in assessing performance and how to allocate resources. The amendments in this ASU are effective for fiscal years beginning after December 15, 2023, and for interim periods within fiscal years beginning after December 15, 2024, with early adoption permitted. The Company does not anticipate this ASU will have a material impact on its financial statements.

In December 2023, the FASB issued ASU No. 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures, which aims to address requests for improved income tax disclosures from investors, lenders, creditors and other allocators of capital (collectively, “investors”) that use the financial statements to make capital allocation decisions. The amendments in this ASU address investor requests for more transparency about income tax information, including jurisdictional information, by requiring consistent categories and greater disaggregation of information in both the rate reconciliation and income taxes paid disaggregated by jurisdiction. The amendments are effective for annual periods beginning after December 15, 2024. The Company does not anticipate this ASU will have a material impact on its financial statements.

Note 2—Mergers and Acquisitions

Atlantic Capital Bancshares, Inc. (“Atlantic Capital” or “ACBI”)

On March 1, 2022, the Company acquired all of the outstanding common stock of Atlantic Capital in a stock transaction. Upon the terms and subject to the conditions set forth therein, Atlantic Capital merged with and into the Company, with the Company continuing as the surviving corporation in the merger. Immediately following the merger, Atlantic Capital’s wholly owned banking subsidiary, Atlantic Capital Bank, N.A. (“ACB”) merged with and into the Bank, which continues as the surviving bank. Shareholders of Atlantic Capital received 0.36 shares of the Company’s common stock for each share of Atlantic Capital common stock they owned. In total, the purchase price for Atlantic Capital was $657.8 million.

In the acquisition, the Company acquired $2.4 billion of loans, including PPP loans, at fair value, net of $54.3 million, or 2.24%, estimated discount to the outstanding principal balance, representing 10.0% of the Company’s total loans at December 31, 2021. Of the total loans acquired, management identified $137.9 million that had more than insignificantly deteriorated since origination and were thus determined to be PCD loans.

The acquisition was accounted for under the acquisition method of accounting in accordance with ASC Topic 805. The Company recognized goodwill on this acquisition of $342.0 million. The goodwill was calculated based on the fair values of the assets acquired and liabilities assumed as of the acquisition date.

During the years ended December 31, 2023 and 2022, the Company incurred approximately $2.4 million and $18.5 million, respectively, of acquisition costs related to this transaction. These acquisition costs are reported in Merger and Branch Consolidation Related Expenses on the Company’s Consolidated Statements of Net Income.

		Initial		Subsequent
	As Recorded	Fair Value		Fair Value		As Recorded by
(Dollars in thousands)	by Atlantic Capital	Adjustments		Adjustments		the Company
Assets
Cash and cash equivalents	$250,134	$24	(a)	$—		$250,158
Investment securities	717,332	(13,622	) (b)	—		703,710
Loans, net of allowance and mark	2,394,256	(18,964	) (c)	(5,614	) (c)	2,369,678
Premises and equipment	16,892	2,608	(d)	—		19,500
Intangible assets	22,572	(1,781	) (e)	—		20,791
Bank owned life insurance	74,613	—		—		74,613
Deferred tax asset	30,231	2,273	(f)	(1,025	) (f)	31,479
Other assets	45,274	(1,277	) (g)	7,557	(g)	51,554
Total assets	$3,551,304	$(30,739)		$918		$3,521,483

Liabilities
Deposits:
Noninterest-bearing	$1,411,671	$—		$—		$1,411,671
Interest-bearing	1,616,970	—		—		1,616,970
Total deposits	3,028,641	—		—		3,028,641
Federal funds purchased and securities sold under agreements to repurchase	50,000	—		—		50,000
Other borrowings	74,131	4,286	(h)	—		78,417
Other liabilities	50,711	(2,075	) (i)	—		48,636
Total liabilities	3,203,483	2,211		—		3,205,694
Net identifiable assets acquired over (under) liabilities assumed	347,821	(32,950)		918		315,789
Goodwill	—	342,939		(918)		342,021
Net assets acquired over liabilities assumed	$347,821	$309,989		$—		$657,810

Consideration:
SouthState Corporation common shares issued						7,330,803
Purchase price per share of the Company’s common stock						$90.00

Company common stock issued ($659,772) and cash exchanged for fractional shares ($19)						$659,791
Stock option conversion						1,135
Restricted stock unit conversion						2,870
Restricted stock awards conversion (unvested awards)						(5,986)
Fair value of total consideration transferred						$657,810

Explanation of fair value adjustments:

(a)— Represents an adjustment to record time deposits with financial institutions at fair value (premium).

(b)— Represents the reversal of Atlantic Capital’s existing fair value adjustments of $17.2 million and the adjustment to record securities at fair value (discount) totaling $30.9 million (includes reclassification of all securities held as HTM to AFS totaling $237.6 million).

(c)— Represents approximately 1.40%, or $34.0 million, net credit discount of the loan portfolio and 2.24% total net discount, or $54.3 million, including non-credit discount, based on a third-party valuation. Also, includes a reversal of Atlantic Capital’s ending allowance for credit losses of $22.1 million and $7.6 million of existing Atlantic Capital’s deferred fees and costs.

(d)— Represents the preliminary fair value adjustments of $2.6 million on fixed assets and leased assets.

(e)— Represents approximately $17.5 million, or 0.63%, of CDI amount and $3.2 million for SBA servicing asset based on a third-party valuation. Atlantic Capital’s pre-merger goodwill and servicing asset of $19.9 million and $2.6 million, respectively, were written-off.

(f)— Represents deferred tax asset related to fair value adjustments with effective tax rate of 23.9%, which includes an adjustment from Atlantic Capital’s effective tax rate to the Company’s effective tax rate. The difference in effective tax rates relates to state income taxes.

(g)— Represents the fair value adjustment (decrease) for low-income housing investments of $1.1 million, write-off of prepaid assets of $233,000, adjustments to receivables of $154,000 and fair value adjustment for Small Business Investment Company (“SBIC”) investments of $7.4 million.

(h)— Represents the reversal of the existing Atlantic Capital’s issuance costs on subordinated debt of $0.9 million and recording the fair value adjustment (premium) of $3.4 million, based on a third-party valuation.

(i)— Represents the reversal of $2.8 million of unfunded commitment liability at purchase date and the fair value adjustment to increase lease liabilities associated with rental facilities totaling $1.4 million. Also includes the reversal of uncertain tax liability of $0.7 million.

Note 3—Securities

Investment Securities

The following is the amortized cost and fair value of investment securities held to maturity:

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
(Dollars in thousands)	Cost	Gains	Losses	Value
December 31, 2023:
U.S. Government agencies	$197,267	$—	$(24,607)	$172,660
Residential mortgage-backed securities issued by U.S. government agencies or sponsored enterprises	1,438,102	—	(227,312)	1,210,790
Residential collateralized mortgage-obligations issued by U.S. government agencies or sponsored enterprises	444,883	—	(68,139)	376,744
Commercial mortgage-backed securities issued by U.S. government agencies or sponsored enterprises	354,055	—	(71,327)	282,728
Small Business Administration loan-backed securities	53,133	—	(11,319)	41,814
	$2,487,440	$—	$(402,704)	$2,084,736
December 31, 2022:
U.S. Government agencies	$197,262	$—	$(29,787)	$167,475
Residential mortgage-backed securities issued by U.S. government agencies or sponsored enterprises	1,591,646	—	(255,093)	1,336,553
Residential collateralized mortgage-obligations issued by U.S. government agencies or sponsored enterprises	474,660	—	(69,664)	404,996
Commercial mortgage-backed securities issued by U.S. government agencies or sponsored enterprises	362,586	—	(66,304)	296,282
Small Business Administration loan-backed securities	57,087	—	(12,225)	44,862
	$2,683,241	$—	$(433,073)	$2,250,168

The following is the amortized cost and fair value of investment securities available for sale:

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
(Dollars in thousands)	Cost	Gains	Losses	Value
December 31, 2023:
U.S. Treasuries	$74,720	$—	$(830)	$73,890
U.S. Government agencies	246,089	—	(21,383)	224,706
Residential mortgage-backed securities issued by U.S. government agencies or sponsored enterprises	1,822,104	294	(264,092)	1,558,306
Residential collateralized mortgage-obligations issued by U.S. government agencies or sponsored enterprises	626,735	—	(99,313)	527,422
Commercial mortgage-backed securities issued by U.S. government agencies or sponsored enterprises	1,217,125	1,516	(194,471)	1,024,170
State and municipal obligations	1,129,750	2	(152,291)	977,461
Small Business Administration loan-backed securities	413,950	86	(42,350)	371,686
Corporate securities	30,533	—	(3,786)	26,747
	$5,561,006	$1,898	$(778,516)	$4,784,388
December 31, 2022:
U.S. Treasuries	$272,416	$—	$(6,778)	$265,638
U.S. Government agencies	245,972	—	(26,884)	219,088
Residential mortgage-backed securities issued by U.S. government agencies or sponsored enterprises	1,996,405	—	(298,052)	1,698,353
Residential collateralized mortgage-obligations issued by U.S. government agencies or sponsored enterprises	708,337	—	(107,292)	601,045
Commercial mortgage-backed securities issued by U.S. government agencies or sponsored enterprises	1,196,700	2,542	(198,844)	1,000,398
State and municipal obligations	1,269,525	1,210	(205,883)	1,064,852
Small Business Administration loan-backed securities	491,203	302	(46,695)	444,810
Corporate securities	35,583	—	(2,945)	32,638
	$6,216,141	$4,054	$(893,373)	$5,326,822

The following is the amortized cost and carrying value of other investment securities:

Carrying
(Dollars in thousands)	Value
December 31, 2023:
Federal Home Loan Bank stock	$22,836
Federal Reserve Bank stock	150,261
Investment in unconsolidated subsidiaries	3,563
Other nonmarketable investment securities	15,383
$192,043
December 31, 2022:
Federal Home Loan Bank stock	$15,085
Federal Reserve Bank stock	150,261
Investment in unconsolidated subsidiaries	3,563
Other nonmarketable investment securities	10,808
$179,717

The Company’s other investment securities consist of non-marketable equity securities that have no readily determinable market value. Accordingly, when evaluating these securities for impairment, management considers the ultimate recoverability of the par value rather than recognizing temporary declines in value. As of December 31, 2023, the Company has determined that there was no impairment on its other investment securities.

The amortized cost and fair value of debt and equity securities at December 31, 2023 by contractual maturity are detailed below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without prepayment penalties.

	Securities		Securities
	Held to Maturity		Available for Sale
	Amortized	Fair	Amortized	Fair
(Dollars in thousands)	Cost	Value	Cost	Value
Due in one year or less	$50,000	$49,222	$158,338	$156,418
Due after one year through five years	50,955	46,440	267,073	254,908
Due after five years through ten years	480,806	414,831	1,343,076	1,165,142
Due after ten years	1,905,679	1,574,243	3,792,519	3,207,920
	$2,487,440	$2,084,736	$5,561,006	$4,784,388

The following table summarizes information with respect to sales of available for sale securities:

	Year Ended December 31,
(Dollars in thousands)	2023	2022	2021
Securities Available for Sale:
Sale proceeds	$129,614	$482,028	$151,314
Gross realized gains	1,335	103	750
Gross realized losses	(1,292)	(73)	(648)
Net realized gain	$43	$30	$102

There were no sales of held to maturity securities for years ended December 31, 2023, 2022 or 2021.

The Company had 1,232 securities with gross unrealized losses at December 31, 2023. Information pertaining to securities with gross unrealized losses at December 31, 2023 and 2022, aggregated by investment category and length of time that individual securities have been in a continuous loss position follows:

	Less Than		Twelve Months
	Twelve Months		or More
	Gross Unrealized	Fair	Gross Unrealized	Fair
(Dollars in thousands)	Losses	Value	Losses	Value
December 31, 2023:
Securities Held to Maturity
U.S. Government agencies	$—	$—	$24,607	$172,660
Residential mortgage-backed securities issued by U.S. government agencies or sponsored enterprises	—	—	227,312	1,210,790
Residential collateralized mortgage-obligations issued by U.S. government agencies or sponsored enterprises	—	—	68,139	376,745
Commercial mortgage-backed securities issued by U.S. government agencies or sponsored enterprises	—	—	71,327	282,728
Small Business Administration loan-backed securities	—	—	11,319	41,814
	$—	$—	$402,704	$2,084,737
Securities Available for Sale
U.S. Treasuries	$—	$—	$830	$73,890
U.S. Government agencies	—	—	21,383	224,706
Residential mortgage-backed securities issued by U.S. government agencies or sponsored enterprises	122	9,358	263,970	1,539,208
Residential collateralized mortgage-obligations issued by U.S. government agencies or sponsored enterprises	—	—	99,313	527,422
Commercial mortgage-backed securities issued by U.S. government agencies or sponsored enterprises	91	7,959	194,380	955,059
State and municipal obligations	177	6,340	152,114	967,305
Small Business Administration loan-backed securities	128	42,447	42,222	304,770
Corporate securities	18	480	3,768	26,267
	$536	$66,584	$777,980	$4,618,627
December 31, 2022:
Securities Held to Maturity
U.S. Government agencies	$5,514	$78,833	$24,273	$88,642
Residential mortgage-backed securities issued by U.S. government agencies or sponsored enterprises	65,181	513,086	189,912	823,467
Residential collateralized mortgage-obligations issued by U.S. government agencies or sponsored enterprises	30,284	277,868	39,380	127,128
Commercial mortgage-backed securities issued by U.S. government agencies or sponsored enterprises	14,318	82,895	51,986	213,387
Small Business Administration loan-backed securities	—	—	12,225	44,862
	$115,297	$952,682	$317,776	$1,297,486
Securities Available for Sale
U.S. Treasuries	$6,778	$265,638	$—	$—
U.S. Government agencies	8,193	138,807	18,691	80,281
Residential mortgage-backed securities issued by U.S. government agencies or sponsored enterprises	42,767	459,773	255,285	1,238,580
Residential collateralized mortgage-obligations issued by U.S. government agencies or sponsored enterprises	21,450	274,082	85,842	326,963
Commercial mortgage-backed securities issued by U.S. government agencies or sponsored enterprises	17,156	206,228	181,688	767,002
State and municipal obligations	97,084	616,631	108,799	391,848
Small Business Administration loan-backed securities	2,152	92,535	44,543	264,933
Corporate securities	2,209	28,374	736	4,264
	$197,789	$2,082,068	$695,584	$3,073,871

Each quarter, management evaluates impairment where there has been a decline in fair value below the amortized cost basis of a security to determine whether there is a credit loss associated with the decline in fair value. Management continues to monitor all of our securities with a high degree of scrutiny. There can be no assurance that we will not conclude in future periods that conditions existing at that time indicate some or all of its securities may be sold or would require a charge to earnings as a provision for credit losses in such periods. See Note 1—Summary of Significant Account Policies for further discussion.

At December 31, 2023, investment securities with a market value of $3.0 billion and a carrying value of $3.2 billion were pledged to secure public funds deposits and for other purposes required and permitted by law (excluding securities pledged to secure repurchase agreement disclosed in Note 11 — Other Borrowings, under the “Short-Term Borrowings”, “Securities Sold Under Agreements to Repurchase (“Repurchase agreements”)” section). Of the $3.2 billion carrying value of investment securities pledged, $2.4 billion were pledged to secure public funds deposits, $729.4 million were pledged to secure FHLB advances and $115.0 million were pledged to secure interest rate swap positions with correspondents. At December 31, 2022, investment securities with a market value of $2.7 billion and a carrying value of $2.9 billion were pledged to secure public funds deposits and for other purposes required and permitted by law. Of the $2.9 million carrying value of investment securities pledged, $2.1 billion were pledged to secure public funds deposits, $630.0 million were pledged to secure FHLB advances and $149.2 million were pledged to secure interest rate swap positions with correspondents.

Trading Securities

At December 31, 2023 and 2022, trading securities, at estimated fair value, were as follows:

	December 31,	December 31,
(Dollars in thousands)	2023	2022
U.S. Government agencies	$1,537	$11,190
Residential mortgage pass-through securities issued or guaranteed by U.S. government agencies or sponsored enterprises	14,461	—
Commercial mortgage-backed securities issued by U.S. government agencies or sponsored enterprises	—	4,589
State and municipal obligations	14,620	13,993
Other debt securities	703	1,491
	$31,321	$31,263

Net gains (losses) on trading securities for the years ended December 31, 2023, 2022 and 2021 were as follows:

	Year Ended December 31,
(Dollars in thousands)	2023	2022	2021
Net gains (losses) on sales transaction	$289	$(1,326)	$1,326
Net mark to mark gains (losses)	278	(237)	(273)
Net gains (losses) on trading securities	$567	$(1,563)	$1,053

Note 4—Loans

The following is a summary of total loans:

	December 31,
(Dollars in thousands)	2023	2022
Loans:
Construction and land development (1)	$2,923,514	$2,860,360
Commercial non-owner occupied	8,571,634	8,072,959
Commercial owner occupied real estate	5,497,671	5,460,193
Consumer owner occupied (2)	6,595,005	5,162,042
Home equity loans	1,398,445	1,313,168
Commercial and industrial	5,504,539	5,313,483
Other income producing property	656,334	696,242
Consumer	1,233,650	1,278,426
Other loans	7,697	20,989
Total loans	32,388,489	30,177,862
Less allowance for credit losses	(456,573)	(356,444)
Loans, net	$31,931,916	$29,821,418

(1)	Construction and land development includes loans for both commercial construction and development, as well as loans for 1-4 family construction and lot loans.
(2)	Consumer owner occupied real estate includes loans on both 1-4 family owner occupied property, as well as loans collateralized by 1-4 family owner occupied properties with a business intent.

The above table reflects the loan portfolio at the amortized cost basis for the years ended December 31, 2023 and 2022, to include net deferred costs of $68.0 million compared to net deferred costs of $49.7 million, respectively, and unamortized discount total related to loans acquired of $51.3 million compared to $72.1 million, respectively. Accrued interest receivable of $127.0 million and $105.4 million are accounted for separately and reported in other assets for the periods December 31, 2023 and 2022.

The Company purchased loans through its acquisition of Atlantic Capital in the first quarter of 2022, for which there was, at acquisition, evidence of more than an insignificant deterioration of credit quality since origination. The carrying amount of those loans is as follows:

(Dollars in thousands)	March 1, 2022
Book value of acquired loans at acquisition	$137,874
Allowance for credit losses at acquisition	(13,758)
Non-credit discount at acquisition	(5,943)
Carrying value or book value of acquired loans at acquisition	$118,173

As part of the ongoing monitoring of the credit quality of our loan portfolio, management tracks certain credit quality indicators, including trends related to (i) the level of classified loans, (ii) net charge-offs, (iii) non-performing loans (see details below), and (iv) the general economic conditions of the markets that we serve.

The Company utilizes a risk grading matrix to assign a risk grade to each commercial loan. Classified loans are assessed at a minimum every six months. A description of the general characteristics of the risk grades is as follows:

●	Pass—These loans range from minimal credit risk to average, however, still acceptable credit risk.
●	Special mention—A special mention loan has potential weaknesses that deserve management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan or the institution’s credit position at some future date.
●	Substandard—A substandard loan is inadequately protected by the current sound worth and paying capacity of the obligor or of the collateral pledged, if any. Loans so classified must have a well-defined weakness, or weaknesses, that may jeopardize the liquidation of the debt. A substandard loan is characterized by the distinct possibility that the Bank will sustain some loss if the deficiencies are not corrected.
●	Doubtful—A doubtful loan has all of the weaknesses inherent in one classified as substandard with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of the currently existing facts, conditions and values, highly questionable and improbable.

Construction and land development loans in the following table are on commercial and speculative real estate. Consumer owner occupied loans are collateralized by 1-4 family owner occupied properties with a business intent.

The following table presents the credit risk profile by risk grade of commercial loans by origination year:

	Term Loans
(Dollars in thousands)	Amortized Cost Basis by Origination Year
As of December 31, 2023	2023	2022	2021	2020	2019	Prior	Revolving	Total
Construction and land development
Risk rating:
Pass	$480,860	$1,036,691	$503,433	$19,626	$5,585	$19,200	$49,191	$2,114,586
Special mention	1,683	35,790	2,922	—	—	458	—	40,853
Substandard	390	46,311	765	—	4,285	767	—	52,518
Doubtful	—	—	—	3	—	5	—	8
Total Construction and land development	$482,933	$1,118,792	$507,120	$19,629	$9,870	$20,430	$49,191	$2,207,965
Construction and land development
Current-period gross charge-offs	$—	$—	$—	$204	$—	$2	$—	$206

Commercial non-owner occupied
Risk rating:
Pass	$759,501	$2,501,611	$1,878,889	$674,470	$706,794	$1,535,248	$104,698	$8,161,211
Special mention	3,376	38,854	19,899	10,044	9,872	12,976	93	95,114
Substandard	73,282	11,928	35,692	61,893	78,976	53,388	149	315,308
Doubtful	—	—	1	—	—	—	—	1
Total Commercial non-owner occupied	$836,159	$2,552,393	$1,934,481	$746,407	$795,642	$1,601,612	$104,940	$8,571,634
Commercial non-owner occupied
Current-period gross charge-offs	$—	$—	$51	$—	$—	$253	$—	$304

Commercial Owner Occupied
Risk rating:
Pass	$556,192	$1,015,236	$1,088,976	$635,694	$648,082	$1,176,796	$88,298	$5,209,274
Special mention	1,976	31,484	15,777	1,435	7,776	22,551	690	81,689
Substandard	24,240	37,922	26,810	26,308	20,310	63,220	7,890	206,700
Doubtful	3	—	—	1	—	4	—	8
Total commercial owner occupied	$582,411	$1,084,642	$1,131,563	$663,438	$676,168	$1,262,571	$96,878	$5,497,671
Commercial owner occupied
Current-period gross charge-offs	$—	$126	$—	$—	$—	$—	$—	$126

Commercial and industrial
Risk rating:
Pass	$1,187,836	$1,140,702	$669,188	$367,668	$182,519	$413,271	$1,313,978	$5,275,162
Special mention	2,395	7,624	3,604	2,762	3,870	898	18,300	39,453
Substandard	26,780	29,515	23,423	4,001	5,472	15,226	85,409	189,826
Doubtful	2	11	68	1	—	13	3	98
Total commercial and industrial	$1,217,013	$1,177,852	$696,283	$374,432	$191,861	$429,408	$1,417,690	$5,504,539
Commercial and industrial
Current-period gross charge-offs	$7,272	$3,171	$13,169	$429	$765	$1,637	$1,144	$27,587

Other income producing property
Risk rating:
Pass	$58,012	$129,858	$96,743	$51,615	$40,988	$105,810	$39,701	$522,727
Special mention	517	266	347	69	288	2,296	203	3,986
Substandard	693	5,062	2,634	588	630	5,772	2,121	17,500
Doubtful	—	—	—	—	—	—	—	—
Total other income producing property	$59,222	$135,186	$99,724	$52,272	$41,906	$113,878	$42,025	$544,213
Other income producing property
Current-period gross charge-offs	$—	$—	$—	$—	$—	$—	$—	$—

Consumer owner occupied
Risk rating:
Pass	$18,908	$4,509	$2,746	$1,293	$287	$315	$25,635	$53,693
Special mention	236	339	18	41	271	—	—	905
Substandard	24	—	—	927	1,560	182	150	2,843
Doubtful	—	—	—	—	—	1	1	2
Total Consumer owner occupied	$19,168	$4,848	$2,764	$2,261	$2,118	$498	$25,786	$57,443
Consumer owner occupied
Current-period gross charge-offs	$—	$—	$—	$—	$—	$—	$—	$—

Other loans
Risk rating:
Pass	$7,697	$—	$—	$—	$—	$—	$—	$7,697
Special mention	—	—	—	—	—	—	—	—
Substandard	—	—	—	—	—	—	—	—
Doubtful	—	—	—	—	—	—	—	—
Total other loans	$7,697	$—	$—	$—	$—	$—	$—	$7,697
Other loans
Current-period gross charge-offs	$—	$—	$—	$—	$—	$—	$—	$—

Total Commercial Loans
Risk rating:
Pass	$3,069,006	$5,828,607	$4,239,975	$1,750,366	$1,584,255	$3,250,640	$1,621,501	$21,344,350
Special mention	10,183	114,357	42,567	14,351	22,077	39,179	19,286	262,000
Substandard	125,409	130,738	89,324	93,717	111,233	138,555	95,719	784,695
Doubtful	5	11	69	5	—	23	4	117
Total Commercial Loans	$3,204,603	$6,073,713	$4,371,935	$1,858,439	$1,717,565	$3,428,397	$1,736,510	$22,391,162
Total Commercial Loans
Current-period gross charge-offs	$7,272	$3,297	$13,220	$633	$765	$1,892	$1,144	$28,223

	Term Loans
(Dollars in thousands)	Amortized Cost Basis by Origination Year
As of December 31, 2022	2022	2021	2020	2019	2018	Prior	Revolving	Total
Construction and land development
Risk rating:
Pass	$875,751	$742,985	$134,996	$63,439	$14,521	$29,442	$65,656	$1,926,790
Special mention	1,643	988	268	76	7,219	2,068	—	12,262
Substandard	214	10,409	11	2,326	—	4,282	—	17,242
Doubtful	—	—	—	—	—	6	—	6
Total Construction and land development	$877,608	$754,382	$135,275	$65,841	$21,740	$35,798	$65,656	$1,956,300
Construction and land development
Current-period gross charge-offs	$—	$—	$—	$—	$—	$—	$—	$—

Commercial non-owner occupied
Risk rating:
Pass	$2,245,943	$1,849,079	$816,791	$959,707	$506,350	$1,417,397	$108,759	$7,904,026
Special mention	7,579	4,225	936	11,036	24,067	32,110	5,000	84,953
Substandard	13,256	25,557	609	9,383	6,472	26,366	2,257	83,900
Doubtful	—	1	—	79	—	—	—	80
Total Commercial non-owner occupied	$2,266,778	$1,878,862	$818,336	$980,205	$536,889	$1,475,873	$116,016	$8,072,959
Commercial non-owner occupied
Current-period gross charge-offs	$8	$—	$—	$—	$—	$360	$—	$368

Commercial Owner Occupied
Risk rating:
Pass	$1,046,562	$1,136,289	$725,040	$709,669	$446,497	$1,080,522	$75,506	$5,220,085
Special mention	3,620	25,263	3,383	7,934	7,160	34,724	1,294	83,378
Substandard	12,861	34,210	19,962	16,502	9,487	62,808	895	156,725
Doubtful	—	—	1	—	—	4	—	5
Total commercial owner occupied	$1,063,043	$1,195,762	$748,386	$734,105	$463,144	$1,178,058	$77,695	$5,460,193
Commercial owner occupied
Current-period gross charge-offs	$—	$—	$—	$1,143	$—	$833	$—	$1,976

Commercial and industrial
Risk rating:
Pass	$1,566,203	$895,368	$506,655	$274,446	$212,522	$333,286	$1,386,678	$5,175,158
Special mention	5,885	3,782	3,401	1,859	3,378	1,316	24,347	43,968
Substandard	6,308	27,974	4,770	6,591	6,783	8,476	32,876	93,778
Doubtful	—	—	—	—	155	422	2	579
Total commercial and industrial	$1,578,396	$927,124	$514,826	$282,896	$222,838	$343,500	$1,443,903	$5,313,483
Commercial and industrial
Current-period gross charge-offs	$4	$2,825	$198	$630	$2,214	$2,589	$1,742	$10,202

Other income producing property
Risk rating:
Pass	$149,793	$92,887	$60,473	$46,189	$47,155	$107,436	$46,179	$550,112
Special mention	952	957	1,257	378	190	3,652	2,328	9,714
Substandard	876	359	1,281	300	214	11,214	1,065	15,309
Doubtful	401	—	—	—	—	136	—	537
Total other income producing property	$152,022	$94,203	$63,011	$46,867	$47,559	$122,438	$49,572	$575,672
Other income producing property
Current-period gross charge-offs	$—	$—	$—	$—	$—	$46	$50	$96

Consumer owner occupied
Risk rating:
Pass	$5,947	$3,124	$1,811	$418	$68	$332	$15,910	$27,610
Special mention	537	20	136	284	—	—	66	1,043
Substandard	13	95	12	1,614	—	202	151	2,087
Doubtful	—	—	—	—	1	—	—	1
Total Consumer owner occupied	$6,497	$3,239	$1,959	$2,316	$69	$534	$16,127	$30,741
Consumer owner occupied
Current-period gross charge-offs	$—	$—	$—	$—	$—	$—	$—	$—

Other loans
Risk rating:
Pass	$20,989	$—	$—	$—	$—	$—	$—	$20,989
Special mention	—	—	—	—	—	—	—	—
Substandard	—	—	—	—	—	—	—	—
Doubtful	—	—	—	—	—	—	—	—
Total other loans	$20,989	$—	$—	$—	$—	$—	$—	$20,989
Other loans
Current-period gross charge-offs	$—	$—	$—	$—	$—	$—	$—	$—

Total Commercial Loans
Risk rating:
Pass	$5,911,188	$4,719,732	$2,245,766	$2,053,868	$1,227,113	$2,968,415	$1,698,688	$20,824,770
Special mention	20,216	35,235	9,381	21,567	42,014	73,870	33,035	235,318
Substandard	33,528	98,604	26,645	36,716	22,956	113,348	37,244	369,041
Doubtful	401	1	1	79	156	568	2	1,208
Total Commercial Loans	$5,965,333	$4,853,572	$2,281,793	$2,112,230	$1,292,239	$3,156,201	$1,768,969	$21,430,337
Total Commercial Loans
Current-period gross charge-offs	$12	$2,825	$198	$1,773	$2,214	$3,828	$1,792	$12,642

For the consumer segment, delinquency of a loan is determined by past due status. Consumer loans are automatically placed on nonaccrual status once the loan is 90 days past due. Construction and land development loans are on 1-4 properties and lots.

The following table presents the credit risk profile by past due status of consumer loans by origination year:

	Term Loans
(Dollars in thousands)	Amortized Cost Basis by Origination Year
As of December 31, 2023	2023	2022	2021	2020	2019	Prior	Revolving	Total
Consumer owner occupied
Days past due:
Current	$1,019,956	$2,125,156	$1,641,518	$628,107	$288,304	$809,419	$—	$6,512,460
30 days past due	1,589	2,268	1,524	654	707	4,012	—	10,754
60 days past due	—	766	528	680	—	813	—	2,787
90 days past due	1,280	2,538	1,089	1,689	315	4,650	—	11,561
Total Consumer owner occupied	$1,022,825	$2,130,728	$1,644,659	$631,130	$289,326	$818,894	$—	$6,537,562
Consumer owner occupied
Current-period gross charge-offs	$68	$90	$27	$—	$—	$2	$—	$187

Home equity loans
Days past due:
Current	$6,551	$6,454	$2,887	$1,396	$1,003	$11,518	$1,358,829	$1,388,638
30 days past due	60	—	132	21	44	539	5,860	6,656
60 days past due	—	—	12	104	—	458	1,268	1,842
90 days past due	117	—	27	194	1	672	298	1,309
Total Home equity loans	$6,728	$6,454	$3,058	$1,715	$1,048	$13,187	$1,366,255	$1,398,445
Home equity loans
Current-period gross charge-offs	$—	$—	$—	$64	$—	$29	$84	$177

Consumer
Days past due:
Current	$299,871	$305,283	$141,369	$75,213	$60,265	$143,725	$182,608	$1,208,334
30 days past due	443	321	247	142	137	1,384	10,757	13,431
60 days past due	64	254	152	4	4	973	6,420	7,871
90 days past due	93	395	174	196	110	1,108	1,938	4,014
Total consumer	$300,471	$306,253	$141,942	$75,555	$60,516	$147,190	$201,723	$1,233,650
Consumer
Current-period gross charge-offs	$373	$1,586	$571	$280	$217	$537	$8,478	$12,042

Construction and land development
Days past due:
Current	$135,739	$425,276	$111,205	$20,322	$8,555	$14,265	$—	$715,362
30 days past due	—	—	—	111	—	—	—	111
60 days past due	—	—	—	—	—	—	—	—
90 days past due	—	—	—	1	—	75	—	76
Total Construction and land development	$135,739	$425,276	$111,205	$20,434	$8,555	$14,340	$—	$715,549
Construction and land development
Current-period gross charge-offs	$—	$—	$—	$—	$—	$19	$—	$19

Other income producing property
Days past due:
Current	$6,310	$43,022	$18,536	$4,331	$2,537	$36,911	$280	$111,927
30 days past due	—	—	—	—	—	67	—	67
60 days past due	—	—	—	—	—	—	—	—
90 days past due	—	—	—	—	—	127	—	127
Total other income producing property	$6,310	$43,022	$18,536	$4,331	$2,537	$37,105	$280	$112,121
Other income producing property
Current-period gross charge-offs	$—	$—	$—	$—	$—	$—	$—	$—

Total Consumer Loans
Days past due:
Current	$1,468,427	$2,905,191	$1,915,515	$729,369	$360,664	$1,015,838	$1,541,717	$9,936,721
30 days past due	2,092	2,589	1,903	928	888	6,002	16,617	31,019
60 days past due	64	1,020	692	788	4	2,244	7,688	12,500
90 days past due	1,490	2,933	1,290	2,080	426	6,632	2,236	17,087
Total Consumer Loans	$1,472,073	$2,911,733	$1,919,400	$733,165	$361,982	$1,030,716	$1,568,258	$9,997,327

Current-period gross charge-offs	$441	$1,676	$598	$344	$217	$587	$8,562	$12,425

The following table presents total loans by origination year as of December 31, 2023:

	Term Loans
(Dollars in thousands)	Amortized Cost Basis by Origination Year
As of December 31, 2023	2023	2022	2021	2020	2019	Prior	Revolving	Total
Total Loans	$4,676,676	$8,985,446	$6,291,335	$2,591,604	$2,079,547	$4,459,113	$3,304,768	$32,388,489

Current-period gross charge-offs	$7,713	$4,973	$13,818	$977	$982	$2,479	$9,706	$40,648

The following table presents the credit risk profile by past due status of consumer loans by origination year as of December 31, 2022:

	Term Loans
(Dollars in thousands)	Amortized Cost Basis by Origination Year
As of December 31, 2022	2022	2021	2020	2019	2018	Prior	Revolving	Total
Consumer owner occupied
Days past due:
Current	$1,695,454	$1,467,080	$657,005	$315,458	$187,580	$792,572	$—	$5,115,149
30 days past due	1,316	1,254	1,681	664	272	2,028	—	7,215
60 days past due	255	337	579	—	242	1,650	—	3,063
90 days past due	—	944	776	454	664	3,036	—	5,874
Total Consumer owner occupied	$1,697,025	$1,469,615	$660,041	$316,576	$188,758	$799,286	$—	$5,131,301
Consumer owner occupied
Current-period gross charge-offs	$25	$—	$—	$6	$23	$66	$—	$120

Home equity loans
Days past due:
Current	$5,921	$5,231	$3,282	$1,560	$1,955	$17,941	$1,272,848	$1,308,738
30 days past due	—	—	155	77	418	422	1,586	2,658
60 days past due	—	—	19	36	70	26	540	691
90 days past due	—	—	60	87	—	611	323	1,081
Total Home equity loans	$5,921	$5,231	$3,516	$1,760	$2,443	$19,000	$1,275,297	$1,313,168
Home equity loans
Current-period gross charge-offs	$—	$—	$—	$19	$—	$280	$146	$445

Consumer
Days past due:
Current	$407,825	$206,003	$111,210	$86,008	$44,303	$141,053	$248,314	$1,244,716
30 days past due	718	194	78	174	63	1,255	17,471	19,953
60 days past due	55	103	107	36	144	557	9,836	10,838
90 days past due	126	60	58	66	165	1,660	784	2,919
Total consumer	$408,724	$206,360	$111,453	$86,284	$44,675	$144,525	$276,405	$1,278,426
Consumer
Current-period gross charge-offs	$254	$653	$337	$265	$62	$664	$7,979	$10,214

Construction and land development
Days past due:
Current	$466,475	$351,485	$50,472	$14,053	$7,006	$13,588	$379	$903,458
30 days past due	2	—	—	57	23	43	—	125
60 days past due	—	—	—	—	—	—	—	—
90 days past due	—	—	436	—	—	41	—	477
Total Construction and land development	$466,477	$351,485	$50,908	$14,110	$7,029	$13,672	$379	$904,060
Construction and land development
Current-period gross charge-offs	$—	$—	$21	$—	$—	$4	$—	$25

Other income producing property
Days past due:
Current	$45,717	$21,421	$4,937	$2,663	$4,322	$40,680	$624	$120,364
30 days past due	—	—	—	—	—	62	—	62
60 days past due	—	—	—	—	—	23	—	23
90 days past due	—	—	—	—	—	121	—	121
Total other income producing property	$45,717	$21,421	$4,937	$2,663	$4,322	$40,886	$624	$120,570
Other income producing property
Current-period gross charge-offs	$—	$—	$—	$—	$—	$—	$—	$—

Total Consumer Loans
Days past due:
Current	$2,621,392	$2,051,220	$826,906	$419,742	$245,166	$1,005,834	$1,522,165	$8,692,425
30 days past due	2,036	1,448	1,914	972	776	3,810	19,057	30,013
60 days past due	310	440	705	72	456	2,256	10,376	14,615
90 days past due	126	1,004	1,330	607	829	5,469	1,107	10,472
Total Consumer Loans	$2,623,864	$2,054,112	$830,855	$421,393	$247,227	$1,017,369	$1,552,705	$8,747,525

Current-period gross charge-offs	$279	$653	$358	$290	$85	$1,014	$8,125	$10,804

The following table presents total loans by origination year as of December 31, 2022:

	Term Loans
(Dollars in thousands)	Amortized Cost Basis by Origination Year
As of December 31, 2022	2022	2021	2020	2019	2018	Prior	Revolving	Total
Total Loans	$8,589,197	$6,907,684	$3,112,648	$2,533,623	$1,539,466	$4,173,570	$3,321,674	$30,177,862

Current-period gross charge-offs	$291	$3,478	$556	$2,063	$2,299	$4,842	$9,917	$23,446

The following table presents an aging analysis of past due accruing loans, segregated by class:

	30 - 59 Days	60 - 89 Days	90+ Days	Total		Non-	Total
(Dollars in thousands)	Past Due	Past Due	Past Due	Past Due	Current	Accruing	Loans
December 31, 2023
Construction and land development	$624	$—	$—	$624	$2,921,457	$1,433	$2,923,514
Commercial non-owner occupied	2,194	123	1,378	3,695	8,546,630	21,309	8,571,634
Commercial owner occupied	3,852	1,141	988	5,981	5,446,803	44,887	5,497,671
Consumer owner occupied	7,903	552	920	9,375	6,560,359	25,271	6,595,005
Home equity loans	6,500	1,326	—	7,826	1,385,687	4,932	1,398,445
Commercial and industrial	25,231	7,194	9,193	41,618	5,399,390	63,531	5,504,539
Other income producing property	569	570	—	1,139	651,993	3,202	656,334
Consumer	13,212	7,370	—	20,582	1,207,411	5,657	1,233,650
Other loans	—	—	—	—	7,697	—	7,697
	$60,085	$18,276	$12,479	$90,840	$32,127,427	$170,222	$32,388,489
December 31, 2022
Construction and land development	$2,146	$3,653	$—	$5,799	$2,853,734	$827	$2,860,360
Commercial non-owner occupied	1,158	978	77	2,213	8,050,321	20,425	8,072,959
Commercial owner occupied	10,748	2,059	2,231	15,038	5,410,066	35,089	5,460,193
Consumer owner occupied	6,001	744	40	6,785	5,137,950	17,307	5,162,042
Home equity loans	2,527	361	—	2,888	1,303,964	6,316	1,313,168
Commercial and industrial	24,500	11,677	1,704	37,881	5,258,473	17,129	5,313,483
Other income producing property	1,623	1,480	298	3,401	690,107	2,734	696,242
Consumer	19,713	10,655	—	30,368	1,243,660	4,398	1,278,426
Other loans	—	—	—	—	20,989	—	20,989
	$68,416	$31,607	$4,350	$104,373	$29,969,264	$104,225	$30,177,862

The following table is a summary of information pertaining to nonaccrual loans by class, including loans modified for borrowers with financial difficulty as of December 31, 2023 and the information pertaining to nonaccrual loans by class, including restructured loans as of December 31, 2022:

	December 31,	Greater than	Non-accrual	December 31,
(Dollars in thousands)	2023	90 Days Accruing(1)	with no allowance(1)	2022
Construction and land development	$1,433	$—	$—	$827
Commercial non-owner occupied	21,309	1,378	13,608	20,425
Commercial owner occupied real estate	44,887	988	20,843	35,089
Consumer owner occupied	25,271	920	—	17,307
Home equity loans	4,932	—	—	6,316
Commercial and industrial	63,531	9,193	27,591	17,129
Other income producing property	3,202	—	—	2,734
Consumer	5,657	—	—	4,398
Total loans on nonaccrual status	$170,222	$12,479	$62,042	$104,225

(1)	Greater than 90 days accruing and non-accrual with no allowance loans at December 31, 2023.

There is no interest income recognized during the period on nonaccrual loans. The Company follows its nonaccrual policy by reversing contractual interest income in the income statement when the Company places a loan on nonaccrual status. Loans on nonaccrual status in which there is no allowance assigned are individually evaluated loans that do not carry a specific reserve. See Note 1—Summary of Significant Accounting Policies for further detailed on individually evaluated loans.

The following is a summary of collateral dependent loans, by type of collateral, and the extent to which they are collateralized during the period:

	December 31,	Collateral		December 31,	Collateral
(Dollars in thousands)	2023	Coverage	%	2022	Coverage	%
Commercial owner occupied real estate
Church	$3,537	$6,705	190%	$—	$—
Industrial	7,172	15,273	213%	—	—
Other	12,231	23,747	194%	14,638	38,900	266%
Commercial non-owner occupied real estate
Retail	3,216	4,208	131%	—	—
Other	12,607	29,182	231%	6,450	10,900	169%
Commercial and industrial
Other	44,116	46,114	105%	4,808	5,591	116%
Home equity loans
Residential 1-4 family dwelling	—	—		1,523	1,671	110%
Total collateral dependent loans	$82,879	$125,229		$27,419	$57,062

The Bank designates individually evaluated loans on non-accrual with a net book balance exceeding the designated threshold as collateral dependent loans. Collateral dependent loans are loans for which the repayment is expected to be provided substantially through the operation or sale of the collateral and the borrower is experiencing financial difficulty. These loans do not share common risk characteristics and are not included within the collectively evaluated loans for determining ACL. Under ASC 326-20-35-6, the Bank has adopted the collateral maintenance practical expedient to measure the ACL based on the fair value of collateral. The ACL is calculated on an individual loan basis based on the shortfall between the fair value of the loan’s collateral, which is adjusted for selling costs, and amortized cost. If the fair value of the collateral exceeds the amortized cost, no allowance is required. The Bank’s threshold for individually evaluated loans is $1.0 million. The significant changes above in collateral percentage are due to appraisal value updates or changes in the number of loans within the asset class and collateral type. Overall collateral dependent loans increased by $55.5 million from December 31, 2022 compared to the balance at December 31, 2023.

Loans on nonaccrual status at the date of modification are initially classified as nonaccrual. Loans on accruing status at the date of modification are initially classified as accruing if the note is reasonably assured of repayment and performance is expected in accordance with its modified terms. Such loans may be designated as nonaccrual loans subsequent to the modification date if reasonable doubt exists as to the collection of interest or principal under the modification agreement. Nonaccrual loans are returned to accruing status when there is economic substance to the modification, there is documented credit evaluation of the borrower’s financial condition, the remaining balance is reasonably assured of repayment in accordance with its modified terms, and the borrower has demonstrated sustained repayment performance in accordance with the modified terms for a reasonable period of time (generally a minimum of six months). See Note 1—Summary of Significant Accounting Policies for how such modifications are factored into the determination of the ACL for the periods presented above.

The following tables present loans designated as modifications made to borrowers experiencing financial difficulty during the year ended December 31, 2023 resulting from the adoption of ASU 2022-02, segregated by type of modification and asset class, and indicating the financial effect of the modifications. The amortized cost balance for the modified loans presented below exclude accrued interest receivable of approximately $59,000 as of December 31, 2023.

	Year Ended December 31,
	2023
			Reduction in Weighted
	Amortized	% of Total	Average Contractual
(Dollars in thousands)	Cost	Asset Class	Interest Rate
Interest rate reduction
Commercial owner occupied real estate	$839	0.02%	9.50 to 6.00%
Total interest rate reductions	$839

	Year Ended December 31,
	2023
			Increase in
	Amortized	% of Total	Weighted Average
(Dollars in thousands)	Cost	Asset Class	Life of Loan
Term extension
Construction and land development	$251	0.01%	12 months
Commercial non-owner occupied	1,246	0.01%	24 months
Commercial owner occupied real estate	7,511	0.14%	23 months
Commercial and industrial	1,674	0.03%	6 months
Other income producing property	339	0.05%	60 months
Total term extensions	$11,021

	Year Ended December 31,
	2023
		Reduction in Weighted	Increase in
	Amortized	Average Contractual	Weighted Average
(Dollars in thousands)	Cost	Interest Rate	Life of Loan
Combination- Term Extension and Interest Rate Reduction
Consumer owner occupied	$259	3.63 to 3.00%	20 months
Total	$259

The Bank on occasion will enter into modification agreements which extend the maturity payoff on a loan or reduce the interest rate, for borrowers willing to continue to pay, to minimize losses for the Bank. At December 31, 2023, the Company had $1.9 million remaining in commitments to lend additional funds on loans to borrowers experiencing financial difficulty and modified during the current reporting period.

The following table presents loans designated as TDRs segregated by class and type of concession that were restructured, for the comparative period, prior to the adoption of ASU 2022-02:

	Year Ended December 31,
	2022
		Pre-Modification	Post-Modification
	Number	Amortized	Amortized
(Dollars in thousands)	of loans	Cost	Cost
Interest rate modification
Commercial non-owner occupied	5	$3,643	$3,643
Commercial owner occupied	5	3,937	3,937
Consumer owner occupied	1	95	95
Commercial and industrial	4	305	305
Other income producing property	1	71	71
Total interest rate modifications	16	$8,051	$8,051
Term modification
Construction and land development	1	$129	$129
Commercial non-owner occupied	1	367	367
Commercial owner occupied	3	1,426	1,426
Commercial and industrial	3	3,059	3,059
Total term modifications	8	$4,981	$4,981
	24	$13,032	$13,032

At December 31, 2022, the balance of accruing TDRs was $13.5 million. The Company had $582,000 remaining availability under commitments to lend additional funds on restructured loans at December 31, 2022. The amount of specific reserve associated with restructured loans was $14.7 million at December 31, 2022.

The following table presents the changes in status of loans modified within the previous twelve months to borrowers experiencing financial difficulty, as of December 31, 2023 by type of modification. There were no subsequent defaults.

	Paying Under	Converted to	Foreclosures
	Restructured Terms	Nonaccrual	and Defaults
	Amortized	Amortized	Amortized
(Dollars in thousands)	Cost	Cost	Cost
Interest Rate Reduction
Commercial owner occupied real estate	$839	$—	$—
Total Interest Rate Reductions	$839	$—	$—
Term extension
Construction and land development	$251	$—	$—
Commercial non-owner occupied	1,246	—	—
Commercial owner occupied real estate	7,511	—	—
Commercial and industrial	1,674	—	—
Other income producing property	339	—	—
Total term extensions	$11,021	$—	$—
Term Extension and Interest Rate Reduction
Consumer owner occupied	$259	$—	$—
Total combinations	$259	$—	$—
	$12,119	$—	$—

The following table presents the changes in status of TDR loans within the previous twelve months as of December 31, 2022 by type of concession, for the comparative period, prior to the adoption of ASU 2022-02. The subsequent defaults in this case had no impact on the expected credit losses.

	Paying Under		Converted to		Foreclosures and
	Restructured Terms		Nonaccrual		Defaults
	Number	Recorded	Number	Recorded	Number	Recorded
(Dollars in thousands)	of Loans	Investment	of Loans	Investment	of Loans	Investment
Interest rate modification	16	$8,051	—	$—	—	$—
Term modification	5	3,900	—	—	3	1,081
	21	$11,951	—	$—	3	$1,081

The following table depicts the performance of loans modified within the previous twelve months to borrowers experiencing financial difficulty, as of December 31, 2023:

	Payment Status (Amortized Cost Basis)
		30-89 Days	90+ Days
(Dollars in thousands)	Current	Past Due	Past Due
Construction and land development	$251	$—	$—
Commercial non-owner occupied	—	1,246	—
Commercial owner occupied real estate	8,350	—	—
Consumer owner occupied	—	259	—
Commercial and industrial	1,275	399	—
Other income producing property	—	339	—
Total	$9,876	$2,243	$—

Note 5—Allowance for Credit Losses (ACL)

See Note 1—Summary of Significant Accounting Policies for further detailed descriptions of our estimation process and methodology related to the allowance for credit losses.

The following table presents a disaggregated analysis of activity in the allowance for credit losses as follows:

	Residential	Residential		Residential	Comm Constr.				CRE Owner	Non Owner
(Dollars in thousands)	Mortgage Sr.	Mortgage Jr.	HELOC	Construction	& Dev.	Consumer	Multifamily	Municipal	Occupied	Occupied CRE	C & I	Total
Year Ended December 31, 2023
Allowance for credit losses:
Balance at end of period December 31, 2022	$72,188	$405	$14,886	$8,974	$45,410	$22,767	$3,684	$849	$58,083	$78,485	$50,713	$356,444
Charge-offs	(187)	—	(177)	—	(225)	(12,042)	—	—	(126)	(304)	(27,587)	(40,648)
Recoveries	922	108	1,250	128	687	2,247	41	—	938	962	8,499	15,782
Net (charge offs) recoveries	735	108	1,073	128	462	(9,795)	41	—	812	658	(19,088)	(24,866)
Provision (benefit) (1)	5,129	232	(5,017)	(4,078)	19,900	10,359	10,041	51	12,685	57,912	17,781	124,995
Balance at end of period December 31, 2023	$78,052	$745	$10,942	$5,024	$65,772	$23,331	$13,766	$900	$71,580	$137,055	$49,406	$456,573

Year Ended December 31, 2022
Allowance for credit losses:
Balance at end of period December 31, 2021	$47,036	$611	$13,325	$4,997	$37,593	$23,149	$4,921	$565	$61,794	$79,649	$28,167	$301,807
Initial Allowance for PCD loans acquired during period	811	—	—	—	86	—	—	—	2,409	—	10,452	13,758
Initial Allowance for Non PCD loans acquired during period	352	26	132	2	1,887	51	426	—	2,519	2,697	5,605	13,697
Charge-offs	(197)	(19)	(445)	(21)	(4)	(10,214)	—	—	(1,976)	(368)	(10,202)	(23,446)
Recoveries	1,233	231	3,981	8	1,104	2,426	—	—	1,327	581	8,282	19,173
Net recoveries (charge offs)	1,036	212	3,536	(13)	1,100	(7,788)	—	—	(649)	213	(1,920)	(4,273)
Provision (benefit) (1)	22,953	(444)	(2,107)	3,988	4,744	7,355	(1,663)	284	(7,990)	(4,074)	8,409	31,455
Balance at end of period December 31, 2022	$72,188	$405	$14,886	$8,974	$45,410	$22,767	$3,684	$849	$58,083	$78,485	$50,713	$356,444

Year Ended December 31, 2021
Allowance for credit losses:
Balance at end of period December 31, 2020	$63,561	$1,238	$16,698	$4,914	$67,197	$26,562	$7,887	$1,510	$97,104	$124,421	$46,217	$457,309
Charge-offs	(204)	—	(1,002)	(29)	(87)	(8,809)	—	—	(2,052)	(863)	(3,853)	(16,899)
Recoveries	1,547	146	2,256	60	1,861	2,075	3	—	970	1,070	3,812	13,800
Net recoveries (charge offs)	1,343	146	1,254	31	1,774	(6,734)	3	—	(1,082)	207	(41)	(3,099)
Provision (benefit) (1)	(17,868)	(773)	(4,627)	52	(31,378)	3,321	(2,969)	(945)	(34,228)	(44,979)	(18,009)	(152,403)
Balance at end of period December 31, 2021	$47,036	$611	$13,325	$4,997	$37,593	$23,149	$4,921	$565	$61,794	$79,649	$28,167	$301,807

(1)	A negative provision (recovery) for credit losses of $10.9 million was recorded during 2023 compared to a provision for credit losses of $36.7 million recorded during 2022 and a negative provision (recovery) for credit losses of $12.9 million during 2021 for the release for unfunded commitments, which is not included in the table above.

Note 6—Other Real Estate Owned and Bank Premises Held for Sale

The following is a summary of the changes in the carrying value of OREO and Bank Premises Held for Sale:

(Dollars in thousands)	OREO	Bank Properties Held for Sale	Total
Balance, December 31, 2021	$2,736	$9,578	$12,314
Additions, net	1,972	21,003	22,975
Writedowns	(114)	(159)	(273)
Sold	(3,571)	(12,668)	(16,239)
Balance, December 31, 2022	$1,023	$17,754	$18,777
Additions, net	3,801	2,073	5,874
Writedowns	—	(1,571)	(1,571)
Sold	(3,987)	(5,855)	(9,842)
Balance, December 31, 2023	$837	$12,401	$13,238

At December 31, 2023, there were a total of seven properties included in OREO compared to six properties included in OREO at December 31, 2022. At December 31, 2023, there were a total of 11 properties included in bank premises held for sale compared to 17 properties included in premises held for sale at December 31, 2022. At December 31, 2023, the Company had $526,000 in residential real estate included in OREO and $5.7 million in residential real estate consumer mortgage loans in the process of foreclosure.

Note 7—Premises and Equipment

Premises and equipment consisted of the following:

					December 31,
(Dollars in thousands)	Useful Life				2023	2022
Land					$132,717	$133,105
Buildings and leasehold improvements	15	-	40	years	401,989	395,360
Equipment and furnishings	3	-	10	years	201,153	178,676
Lease right of use assets					100,331	107,979
Construction in process					7,770	4,145
Total					843,960	819,265
Less accumulated depreciation					(324,763)	(298,630)
					$519,197	$520,635

Depreciation expense charged to operations was $28.2 million, $29.4 million, and $29.2 million for the years ended December 31, 2023, 2022, and 2021, respectively.

At December 31, 2023 and 2022, computer software with an original cost of $24.6 million and $23.2 million, respectively, were being amortized using the straight-line method over thirty-six months. The unamortized balance remaining of the original computer software cost was $4.3 and $7.8, respectively, at December 31, 2023 and 2022. Amortization expense totaled $4.9 million, $4.9 million, and $4.8 million for the years ended December 31, 2023, 2022, and 2021, respectively. There were no capitalized implementation costs in 2023 related to internal use software.

See Note 21—Lease Commitments for further details on lease right of use assets.

Note 8—Goodwill and Other Intangible Assets

The carrying amount of goodwill was $1.9 billion at December 31, 2023 and December 31, 2022. The Company added $342.0 million in goodwill related to the Atlantic Capital acquisition in 2022.

The Company evaluated the carrying value of goodwill as of October 31, 2023, its annual test date, and concluded that no impairment charge was necessary. The Company will continue to monitor the other market conditions on the Company’ business, operating results, cash flows and/or financial condition. The following is a summary of changes in the carrying amounts of goodwill:

	Year Ended
	December 31,
(Dollars in thousands)	2023	2022
Balance at beginning of period	$1,923,106	$1,581,085
Additions:
Goodwill from Atlantic Capital acquisition	—	342,021
Balance at end of period	$1,923,106	$1,923,106

The Company’s other intangible assets, consisting of core deposit intangibles, noncompete intangibles, and client list intangibles are included on the face of the balance sheet. The Company added $17.5 million in core deposit intangibles related to the Atlantic Capital transaction during the first quarter of 2022. The following is a summary of gross carrying amounts and accumulated amortization of other intangible assets:

	December 31,	December 31,
(Dollars in thousands)	2023	2022
Gross carrying amount	$274,753	$274,869
Accumulated amortization	(185,977)	(158,419)
	$88,776	$116,450

Amortization expense totaled $27.6 million, $33.2 million and $35.2 million for the years ended December 31, 2023, 2022, and 2021, respectively. Other intangibles are amortized using either the straight-line method or an accelerated basis over their estimated useful lives, with lives generally between 10 and 15 years for core deposit intangibles and between 10 and 15 years for customer lists.

The Company elected to apply fair value accounting to the Company’s SBA servicing asset. The change in fair value of the SBA servicing asset is recorded in SBA Income, a component of Noninterest Income on the Consolidated Statements of Income, during each applicable reporting period. As a result of the fair value accounting treatment, the Company does not amortize the SBA servicing asset and therefore excluded the SBA servicing asset from the future amortization expense table presented below. The fair value of the SBA servicing asset was $6.0 million and $6.1 million, respectively, at December 31, 2023 and 2022.

Estimated amortization expense for other intangibles, excluding the SBA servicing asset, for each of the next five years is as follows:

(Dollars in thousands)
Year ended December 31:
2024	$22,395
2025	18,766
2026	15,232
2027	11,756
2028	8,020
Thereafter	6,655
$82,824

Note 9—Deposits

The Company’s total deposits are comprised of the following:

	December 31,
(Dollars in thousands)	2023	2022
Noninterest-bearing checking	$10,649,274	$13,168,656
Interest-bearing checking	7,978,799	8,955,519
Savings	2,632,212	3,464,351
Money market	11,538,671	8,342,111
Time deposits	4,249,953	2,419,986
Total deposits	$37,048,909	$36,350,623

At December 31, 2023 and 2022, the Company had $927.2 million and $487.2 million in certificates of deposits greater than $250,000, respectively.

At December 31, 2023, the scheduled maturities of time deposits (includes $4.6 million of other time deposits) of all denominations are as follow:

(Dollars in thousands)
Year ended December 31:
2024	$3,910,857
2025	241,279
2026	47,855
2027	30,510
2028	17,212
Thereafter	2,240
$4,249,953

Note 10—Federal Funds Purchased and Securities Sold Under Agreements to Repurchase

Federal funds purchased and securities sold under agreements to repurchase generally mature within one to three days from the transaction date, but may have maturities as long as nine months per our policies. Certain of the borrowings have no defined maturity date.

Federal Funds Purchased

Information concerning federal funds purchased is summarized below:

Federal Funds Purchased	December 31,
	2023		2022		2021
(Dollars in thousands)	Amount	Rate	Amount	Rate	Amount	Rate
At period-end:
Federal funds purchased	$248,162	5.32%	$213,597	4.31%	$381,195	0.08%
Average for the year:
Federal funds purchased	$225,642	5.08%	$278,251	1.35%	$482,471	0.09%
Maximum month-end balance:
Federal funds purchased	$268,346		$370,876		$508,248

Securities Sold Under Agreements to Repurchase

Securities sold under agreements to repurchase (“repurchase agreements”) represent funds received from customers, generally on an overnight or continuous basis, which are collateralized by investment securities owned or, at times, borrowed and re-hypothecated by the Company. Repurchase agreements are subject to terms and conditions of the master repurchase agreements between the Company and the client and are accounted for as secured borrowings. The Company monitors the fair value of the underlying securities on a daily basis. Some securities underlying these agreements include arrangements to resell securities from broker-dealers approved by the Company. Repurchase agreements are reflected at the amount of cash received in connection with the transaction and included in federal funds purchased and securities sold under agreements to repurchase on the consolidated balance sheets.

At December 31, 2023 and December 31, 2022, the Company’s repurchase agreements totaled $241.0 million and $342.8 million, respectively. All of the Company’s repurchase agreements were overnight or continuous (until-further-notice) agreements at December 31, 2023 and December 31, 2022. These borrowings were collateralized with government, government-sponsored enterprise, or state and political subdivision-issued securities with a carrying value of $410.4 million and $443.2 million at December 31, 2023 and December 31, 2022, respectively. Declines in the value of the collateral would require the Company to increase the amounts of securities pledged. Information concerning securities sold under agreements to repurchase is summarized below:

Securities Sold Under Repurchase Agreements	December 31,
	2023		2022		2021
(Dollars in thousands)	Amount	Rate	Amount	Rate	Amount	Rate
At period-end:
Securities sold under repurchase agreements	$241,022	2.10%	$342,820	0.40%	$400,044	0.16%
Average for the year:
Securities sold under repurchase agreements	$317,879	1.30%	$395,141	0.19%	$395,498	0.20%
Maximum month-end balance:
Securities sold under repurchase agreements	$386,627		$458,580		$435,302

Note 11—Other Borrowings

The Company’s other borrowings were as follows:

			2023				2022
					Weighted				Weighted
		Interest			Average	Interest			Average
		Rate at		Average	Interest	Rate at		Average	Interest
(Dollars in thousands)	Maturity	12/31/2023	Balance	Balance	Rate(5)	12/31/2022	Balance	Balance	Rate(5)
Short-term borrowings:
FHLB Advances	Various	5.57%	$100,000			—%	$—
FRB Borrowings	Various	—%	—			—%	—
US Bank Line of Credit	Daily	—%	—			—%	—
Total short-term borrowings		—%	$100,000	$243,014	5.08%	—%	$—	$10,959	5.22%

Long-term borrowings
SCBT Capital Trust I junior subordinated debt(1)	6/15/2035	7.44%	$12,372			6.56%	$12,372
SCBT Capital Trust II junior subordinated debt(1)	6/15/2035	7.44%	8,248			6.56%	8,248
SCBT Capital Trust III junior subordinated debt(1)	7/18/2035	7.24%	20,619			6.36%	20,619
SAVB Capital Trust I junior subordinated debt(1)	10/7/2033	8.51%	6,186			6.93%	6,186
SAVB Capital Trust II junior subordinated debt(1)	12/15/2034	7.85%	4,124			6.97%	4,124
TSB Statutory Trust I junior subordinated debt(1)	3/14/2037	7.37%	3,093			6.49%	3,093
Southeastern Bank Financial Statutory Trust I junior subordinated debt(1)	12/15/2035	7.05%	10,310			6.17%	10,310
Southeastern Bank Financial Statutory Trust II junior subordinated debt(1)	6/15/2036	7.05%	10,310			6.17%	10,310
CSBC Statutory Trust I junior subordinated debt(1)	12/15/2035	7.22%	15,464			6.34%	15,464
Community Capital Statutory Trust I junior subordinated debt(1)	6/15/2036	7.20%	10,310			6.32%	10,310
FCRV Statutory Trust I junior subordinated debt(1)	12/15/2036	7.35%	5,155			6.47%	5,155
Provident Community Bancshares Capital Trust I junior subordinated debt(1)	3/1/2037	7.40%	4,124			5.48%	4,124
Provident Community Bancshares Capital Trust II junior subordinated debt(1)	10/1/2036	7.38%	8,248			6.50%	8,248
Fair Market Value Discount Trust Preferred Debt Acquired			(926)				(1,162)
Total Junior Subordinated Debt		7.34%	$117,637	$117,514	7.05%	6.39%	$117,401	$117,277	3.49%

Landmark Bancshares subordinated debt(2)	6/30/2027	—%	$—			—%	$—
CenterState Bank Corporation subordinated debt(3)	6/1/2030	5.75%	200,000			5.75%	200,000
Atlantic Capital Bancshares, Inc. subordinated debt(4)	9/1/2030	5.50%	75,000			5.50%	75,000
Fair Market Value Premium subordinated debt acquired			1,627				2,604
Long-term subordinated debt costs			(2,360)				(2,730)
Total Subordinated Debt		5.68%	$274,267	$274,585	5.68%	5.68%	$274,874	$268,877	5.70%

Total long-term borrowings		6.18%	$391,904	$392,099	6.09%	5.89%	$392,275	$386,154	5.03%

Total borrowings		6.06%	$491,904	$635,113	5.71%	5.89%	$392,275	$397,113	5.03%

(1)	All of the junior subordinated debt above is adjustable rate based on three-month CME SOFR plus a spread adjustment with the transition from LIBOR of 0.26161% plus a spread ranging from 140 basis points to 285 basis points. All of the Company’s junior subordinated debt transitioned to SOFR from LIBOR for repricing dates after June 30, 2023.
(2)	The Notes bored interest at a fixed rate of 6.5% per year, to, but excluding, June 30, 2022. On June 30, 2022, the Notes would have converted to a floating rate equal to three-month LIBOR plus 467 basis points. The Notes were redeemed by the Company on June 30, 2022.
(3)	The $200 million in Notes bear interest at a fixed rate of 5.75% per year to, but excluding, June 1, 2025. On June 1, 2025, the Notes convert to a floating rate equal to SOFR plus 562 basis points. The Notes may be redeemed by the Company after June 1, 2025. The balance in the table above is net of debt issuance costs.
(4)	The Notes bear interest at a fixed rate of 5.50% per year to, but excluding, September 1, 2025. On September 1, 2025, the Notes convert to a floating rate equal to three-month LIBOR plus 536 basis points. The Notes may be redeemed by the Company on or after September 1, 2025. These notes were acquired in the ACBI acquisition on March 1, 2022 and are net of the fair value discount noted in the table above.
(5)	The weighted average interest rate calculation does not include the effects of fair value marks and debt issuance costs.

FHLB and FRB Borrowings

The Company has from time-to-time entered into borrowing agreements with the FHLB and FRB. Borrowings under these agreements are collateralized by stock in the FHLB, qualifying first and second mortgage residential loans, investment securities, and commercial real estate loans under a blanket-floating lien.

As of December 31, 2023 and 2022, there were $100.0 million and $0, respectively in short-term borrowings. The borrowings at December 31, 2023 consisted of FHLB advance daily credits. For the years ended December 31, 2023 and 2022, the average balance for short-term borrowings $243.0 million and $11.0 million, respectively and consisted of borrowing from the FHLB, FRB Discount Window and US bank line of credit. The year-to-date weighted average cost for the years ended December 31, 2023 and 2022 was 5.08% and 5.22%, respectively. Net eligible loans of the Company pledged via a blanket lien to the FHLB for advances and letters of credit at December 31, 2023, were approximately $11.4 billion (collateral value of $6.5 billion) and investment securities and cash pledged were approximately $729.4 million (collateral value of $617.6 million). This allows the Company a total borrowing capacity at the FHLB of approximately $7.1 billion. After accounting for $100.0 million in FHLB advances outstanding and letters of credit totaling $2.9 million, the Company had unused net credit available with the FHLB in the amount of approximately $7.0 billion at December 31, 2023. The Company also has a total borrowing capacity at the FRB of $1.9 billion at December 31, 2023 secured by a blanket lien on $2.7 billion (collateral value of $1.9 billion) in net eligible loans of the Company. The Company had no outstanding borrowings with the FRB at December 31, 2023 or December 31, 2022.

Junior Subordinated Debt

The obligations of the Company with respect to the issuance of the capital securities constitute a full and unconditional guarantee by the Company of the trusts’ obligations with respect to the capital securities. Subject to certain exceptions and limitations, the Company may elect from time to time to defer interest payments on the junior subordinated debt securities, which would result in a deferral of distribution payments on the related capital securities.

All of the Company’s junior subordinated debt is callable after five years from issuance. Therefore, all of the junior subordinated debt is callable at December 31, 2023.

As of December 31, 2023, the sole assets of the trusts were an aggregate of $118.6 million of the Company’s junior subordinated debt securities with like maturities and like interest rates to the trust preferred securities.

As of December 31, 2023, the Company had a $117.6 million liability for the junior subordinated debt securities, net of a $926,000 discount recorded on Citizens South Banking Corporation Statutory Trust I, Community Capital Statutory Trust I, FCRV Statutory Trust I and Provident Community Bancshares Capital Trust I and II. The Company, as issuer, can call any of these subordinated debt securities without penalty. If the Company were to call the securities, the amount paid to the holders would be $118.6 million and the Company would fully amortize any remaining discount into interest expense. The remaining discount is being amortized over a four-year period.

As of December 31, 2023, and 2022, there was $117.6 million (net of discount of $0.9 million) and $117.4 million (net of discount of $1.2 million), respectively, in junior subordinated debt. The weighted average cost of the junior subordinated debt at period end December 31, 2023 was 7.34% and the weighted average cost year-to-date for the year ended December 31, 2023 was 7.05%. This does not take into account the unamortized discount at period end or the discount amortization recorded during the year. If the discount were taken into account, the weighted average cost year-to-date for the period ending December 31, 2023 would be 7.32%. The weighted average cost of the junior subordinated debt at period end December 31, 2022 was 6.39% and the weighted average cost year to date for the year ended December 31, 2022 was 3.49%. If the discount were taken into account, the weighted average cost year-to-date would be 3.73% for the period ending December 31, 2022.

The Company’s trust preferred securities are included in Tier 2 capital for regulatory capital purposes.

Subordinated Debt and Notes

As of December 31, 2023, the Company had a $274.2 million liability for subordinated debt. The Company assumed $78.4 million of subordinated debentures from Atlantic Capital on March 1, 2022, which was partially offset by the redemption of $13.0 million in subordinated debentures in late June 2022.

The weighted average cost of the subordinated debt at period end December 31, 2023 was 5.68% and the weighted average cost year to date for the year ended December 31, 2023 was 5.68%. The weighted average cost of the subordinated debt at period end December 31, 2022 was 5.68% and the weighted average cost year to date for the year ended December 31, 2022 was 5.70%. This does not take into account unamortized debt issuance costs and the unaccreted premium and the amortization of the debt issuance costs and the premium accretion recorded during the year. If the debt issuance costs and premium accretion were taken into account, the weighted average cost year to date for the year ended December 31, 2023 and 2022 would be 5.47% and 5.55%, respectively.

Qualifying subordinated debt can be included in Tier 2 capital for regulatory capital purposes. At December 31, 2023, all of the Company’s subordinated debentures totaling $275.0 million qualified for Tier 2 capital treatment.

Line of Credit

On November 13, 2023, the Company entered into an amendment and restatement to its Credit Agreement (the “Agreement”) with U.S. Bank National Association (the “Lender”). The Agreement provides for a $100 million unsecured line of credit by the Lender to the Company. The maturity date of the Agreement is November 11, 2024, provided that the Agreement may be extended subject to the approval of the Lender. Borrowings by the Company under the Agreement will bear interest at a rate per annum equal to 1.50% plus monthly reset term SOFR Rate. As of December 31, 2023 and 2022, there was no outstanding balance associated with the line of credit. The average balance outstanding during 2023 was less than $1,000 for the U.S. Bank line of credit.

Principal maturities of other borrowings, net of unamortized discount or debt issuance costs, are summarized below:

	Junior
	Subordinated	FHLB	Subordinated
(Dollars in thousands)	Debt	Advances	Debt	Total
Year Ended December 31,
2024	$—	$100,000	$—	$100,000
2025	—	—	—	—
2026	—	—	—	—
2027	—	—	—	—
2028	—	—	—	—
Thereafter	117,637	—	274,267	391,904
	$117,637	$100,000	$274,267	$491,904

Note 12—Income Taxes

The provision for income taxes consists of the following:

	Year Ended December 31,
(Dollars in thousands)	2023	2022	2021
Current:
Federal	$111,433	$5,940	$43,959
State	23,157	7,044	16,512
Total current tax expense	134,590	12,984	60,471
Deferred:
Federal	738	103,875	61,521
State	1,216	20,454	6,744
Total deferred tax expense	1,954	124,329	68,265
Provision for income taxes	$136,544	$137,313	$128,736

The provision for income taxes differs from that computed by applying the federal statutory income tax rate of 21% in 2023, 2022 and 2021 to income before provision for income taxes, as indicated in the following analysis:

	Year Ended December 31,
(Dollars in thousands)	2023	2022	2021
Income taxes at federal statutory rate	$132,479	$133,006	$126,899
Increase (reduction) of taxes resulting from:
State income taxes, net of federal tax benefit	19,123	21,491	18,372
Non-deductible merger expenses	—	415	—
Increase in cash surrender value of BOLI policies	(5,605)	(5,105)	(3,866)
Tax-exempt interest	(7,016)	(7,828)	(5,450)
Income tax credits	(14,253)	(13,667)	(11,759)
Non-deductible FDIC premiums	5,330	3,287	2,380
Non-deductible executive compensation	4,745	4,319	530
Other, net	1,741	1,395	1,630
	$136,544	$137,313	$128,736

The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred tax assets and liabilities are reflected at income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

The components of the net deferred tax asset are as follows:

	December 31,
(Dollars in thousands)	2023	2022
Allowance for credit losses	$123,496	$101,416
Share-based compensation	10,425	10,509
Pension plan and post-retirement benefits	371	1,157
Deferred compensation	14,039	14,583
Purchase accounting adjustments	1,439	1,484
Capitalized research and development costs	4,524	—
Accrued expenses	14,470	6,953
Other real estate owned	—	877
FDIC special assessment	6,168	—
Net operating loss and tax credit carryforwards	20,263	27,271
Nonaccrual Interest	1,773	566
Lease liability	26,076	27,675
Unrealized losses on investment securities available for sale	142,543	215,013
Other	2,201	1,277
Total deferred tax assets	367,788	408,781
Depreciation	10,439	22,442
Intangible assets	17,764	23,558
Net deferred loan costs	16,468	10,431
Right of use assets	24,161	25,848
Prepaid expense	809	836
Mark to market liabilities	92,505	110,122
Tax deductible goodwill	12,398	9,090
Mortgage servicing rights	20,863	21,371
Other real estate owned	192	—
Other	3,950	1,776
Total deferred tax liabilities	199,549	225,474
Net deferred tax assets before valuation allowance	168,239	183,307
Less, valuation allowance	(3,885)	(5,506)
Net deferred tax assets	$164,354	$177,801

The Company had federal NOL and realized built-in loss carryforwards of $61.0 million and $78.5 million for the years ended December 31, 2023 and 2022, respectively, which expire in varying amounts between 2026 to 2036. All of the Company’s loss carryforwards are subject to Section 382 of the Internal Revenue Code, which places an annual limitation on the amount of federal net operating loss carryforwards which the Company may utilize after a change in control, and also limits the Company’s ability to utilize certain tax deductions (realized built-in losses or RBIL) due to the existence of a Net Unrealized Built-in Loss (“NUBIL”) at the time of the change in control. The Company acquired federal net operating loss carryforwards of $48.4 million in the acquisition of Atlantic Capital Bank in 2022. Of that amount $40.6 million was from previous acquisitions by Atlantic Capital, and $7.8 million was generated on the final tax return filing. The NOL of $7.8 million was fully utilized in 2022 by SouthState. The other acquired NOLs from Atlantic Capital are subject to a combined annual Section 382 limitation of $4.8 million. In total, the allowable deduction for all loss carryforwards on an annual basis is $17.5 million as of December 31, 2023. The Company is allowed to carry forward any such limited RBIL under terms similar to those related to NOLs. The Company also has an immaterial amount of credit carryforwards, which it expects to fully utilize within the carryforward period.

The Company also has acquired state net operating losses in Georgia, Florida and Alabama. These are also subject to annual limitations under Section 382, similar to the federal NOLs. The company also has immaterial state credit carryforwards. The company expects all Section 382 limited state carryforwards and all state credit carryforwards to be realized within the applicable carryforward period.

The Company has state net operating loss carryforwards of $115.4 million and $160.4 million for the years ended December 31, 2023 and 2022, respectively, most of which expire in varying amounts through 2040. There is a valuation allowance of $3.9 million on $96.8 million of state operating loss carryforwards at the parent company for which realizability is uncertain.

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during periods in which those temporary differences become deductible.  Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, taxable income in carryback years, and tax planning strategies in making this assessment. Based on the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, management believes it is more likely than not that the Company will realize the benefits of these deferred tax assets, net of the valuation allowance at December 31, 2023.

A reconciliation of the beginning balance and ending amount of unrecognized tax benefits is as follows:

Year Ended December 31,
(Dollars in thousands)	2023
Balance at beginning of year	$—
Increases related to prior year tax positions	12,352
Increases related to current year tax positions	693
Balance at end of year	$13,045

Accrued interest and penalties on unrecognized tax benefits totaled $1.7 million and $0 as of December 31, 2023 and 2022, respectively. In prior years the Company had no unrecognized tax benefits. Interest and penalties related to unrecognized tax benefits are recorded in interest expense and penalties. Unrecognized tax benefits as of December 31, 2023 and December 31, 2022, that, if recognized, would impact the effective tax rate totaled $0 for each period.

The Company’s unrecognized tax benefit relates to accrual deductions, which if challenged by taxing authorities, may be reduced. The Company intends to remediate the uncertainty by filing a change in accounting method with the taxing authority during the period ended December 31, 2024. Upon filing such change, the Company will no longer have any uncertainty regarding its tax position and expects the above amounts to reverse in their entirety.

Generally, the Company’s federal and state income tax returns are no longer subject to examination by taxing authorities for years prior to 2020.

Note 13—Other Expense

The following is a summary of the components of other noninterest expense:

	Year Ended December 31,
(Dollars in thousands)	2023	2022	2021
Business development and staff related	$25,055	$19,015	$14,571
Bankcard expense	2,789	3,576	3,459
Other loan expense	7,838	8,646	7,562
Director and shareholder expense	4,753	4,382	5,486
Armored carrier and courier expense	2,366	2,650	3,081
Property and sales tax	4,173	4,037	3,487
Bank service charge expense	3,002	2,472	2,147
Fraud and operational charge-off expense	4,965	11,202	4,727
Low income housing tax credit partnership amortization	9,629	9,722	9,986
Donations	3,975	4,112	2,563
Deposit earnings credit expense	14,619	4,507	2,809
Correspondent bank service and processing expense	5,663	1,229	1,344
Other	9,392	8,910	6,129
	$98,219	$84,460	$67,351

Note 14—Earnings Per Common Share

The following table sets forth the computation of basic and diluted earnings per common share:

	Year Ended December 31,
(Dollars and shares in thousands, except for per share amounts)	2023	2022	2021
Basic earnings per common share:
Net income	$494,308	$496,049	$475,543
Weighted-average basic common shares	76,051	74,551	70,393
Basic earnings per common share	$6.50	$6.65	$6.76
Diluted earnings per common share:
Net income	$494,308	$496,049	$475,543
Weighted-average basic common shares	76,051	74,551	70,393
Effect of dilutive securities	429	630	496
Weighted-average dilutive shares	76,480	75,181	70,889
Diluted earnings per common share	$6.46	$6.60	$6.71

The calculation of diluted earnings per common share excludes outstanding stock options for which the results would have been antidilutive under the treasury stock method as follows:

	Year Ended December 31,
	2023			2022			2021
Number of shares			57,169			57,169			57,169
Range of exercise prices	$87.30	to	$91.35	$87.30	to	$91.35	$87.30	to	$91.35

Note 15—Accumulated Other Comprehensive (Loss) Income

The changes in each component of accumulated other comprehensive (loss) income, net of tax, were as follows:

		Unrealized Gains and
	Benefit	(Losses) on Securities
(Dollars in thousands)	Plans	Available for Sale	Total
Balance at December 31, 2020	$(151)	$47,740	$47,589
Other comprehensive income (loss) before reclassifications	75	(68,865)	(68,790)
Amounts reclassified from accumulated other comprehensive loss	133	(78)	55
Net comprehensive income (loss)	208	(68,943)	(68,735)
Balance at December 31, 2021	57	(21,203)	(21,146)
Other comprehensive loss before reclassifications	(838)	(655,189)	(656,027)
Amounts reclassified from accumulated other comprehensive loss	108	(23)	85
Net comprehensive loss	(730)	(655,212)	(655,942)
Balance at December 31, 2022	(673)	(676,415)	(677,088)
Other comprehensive income before reclassifications	1,086	93,285	94,371
Amounts reclassified from accumulated other comprehensive loss	214	(33)	181
Net comprehensive gain	1,300	93,252	94,552
Balance at December 31, 2023	$627	$(583,163)	$(582,536)

The table below presents the reclassifications out of accumulated other comprehensive income, net of tax:

	Amount Reclassified from Accumulated
	Other Comprehensive Income (Loss)
(Dollars in thousands)	For the Years Ended December 31,
Accumulated Other Comprehensive Income (Loss) Component	2023	2022	2021	Income Statement Line Item Affected
Gains on sales of available for sale securities:
	$(43)	$(30)	$(102)	Securities gains, net
	10	7	24	Provision for income taxes
	(33)	(23)	(78)	Net income
Losses and amortization of defined benefit pension:
Actuarial losses	$285	$143	$174	Salaries and employee benefits
	(71)	(35)	(41)	Provision for income taxes
	214	108	133	Net income
Total reclassifications for the period	$181	$85	$55

Note 16—Restrictions on Subsidiary Dividends, Loans, or Advances

The Company pays cash dividends to shareholders from its assets, which are mainly provided by dividends from its banking subsidiary. However, certain restrictions exist regarding the ability of its banking subsidiary to transfer funds to the Company in form of cash dividends, loans or advances. The approval of the OCC is required if the total of all dividends declared by the Bank in any calendar year exceeds the total of its net profits for that year combined with its retained net profits for the preceding two years, less any required transfers to surplus. The federal banking agencies have issued policy statements which provide that bank holding companies and insured banks should generally pay dividends only out of current earnings.

During 2023, the Bank paid dividends to the Company of $180.0 million. These funds were used to pay dividends to shareholders of approximately $154.9 million during 2023.

Under Federal Reserve regulations, the Bank is also limited as to the amount it may lend to the Company. The maximum amount available for transfer from the Bank to the Company in the form of loans or advances was approximately $579.8 million and $536.1 million at December 31, 2023 and 2022, respectively. There were no outstanding loans or advances at December 31, 2023 and 2022.

Note 17—Retirement Plans

The Company has an Employee saving plan/401(k), supplemental executive retirement plans and post-retirement benefits plans. The effect to income from operations with regard to all of the Company’s retirement plans were as follows:

	Year Ended December 31,
(Dollars in thousands)	2023	2022	2021
Employee savings plan/ 401(k)	$16,528	$15,357	$14,991
Supplemental executive retirement plan	(3,252)	(1,510)	3,475
Split dollar plan	(753)	(105)	(785)
Post-retirement benefits	312	(108)	67
	$12,835	$13,634	$17,748

The Company and its subsidiaries have a Safe Harbor plan. Under the plan, electing employees are eligible to participate after attaining age 18. Plan participants elect to contribute portions of their annual base compensation, or commissions, in any combination of pre-tax deferrals or Roth post-tax deferrals subject to the annual IRS limit. Employer contributions may be made from current or accumulated net profits. Participants may elect to contribute 1% to 50% of eligible compensation as a pre-tax contribution. Employees participating in the plan receive matching contributions from the Company in an amount equal to 100% of the first 4% of eligible compensation, contributed to the plan as deferral contributions.

Employees can enter the savings plan on or after the first day of each month. The employee may enter into a salary deferral agreement at any time to select an alternative deferral amount or to elect not to defer in the Plan. If the employee does not elect an investment allocation, the plan administrator will select a retirement-based portfolio according to the employee’s number of years until normal retirement age. The plan’s investment valuations are generally provided on a daily basis.

Note 18—Post-Retirement Benefits

At December 31, 2023, the Company and its subsidiary have three post-retirement health and life insurance benefit plans, SouthState Bank Retiree Medical Plan (the “retiree medical plan”), First Federal Retiree Welfare Plan (the “retiree welfare plan”) and the Georgia Bank & Trust Retiree Medical Plan. We do not disclose in the tables below the Georgia Bank & Trust Retiree Medical Plan due to the plan being immaterial. The Benefit obligation for this plan was less than $1,000 in the years reported.

Retiree Medical Plan

Under the retiree medical plan, post-retirement health and life insurance benefits are provided to eligible employees, such benefits being limited to those employees of the Company eligible for early retirement under the pension plan on or before December 31, 1993, and former employees who are currently receiving benefits. The plan was unfunded at December 31, 2023, and the liability for future benefits has been recorded in the Consolidated Balance Sheets.

The following sets forth the retiree medical plan’s funded status and amounts recognized in the Company’s accompanying Consolidated Balance Sheets:

	December 31,
(Dollars in thousands)	2023	2022	2021
Change in benefit obligation:
Benefit obligation at beginning of year	$157	$195	$209
Interest cost	7	4	3
Actuarial (gain) loss	(14)	(14)	11
Benefits paid	(25)	(28)	(28)
Benefit obligation at end of year	125	157	195
Change in plan assets:
Fair value of plan assets at beginning of year	—	—	—
Employer contribution	25	28	28
Benefits paid	(25)	(28)	(28)
Fair value of plan assets at end of year	—	—	—
Funded status	$(125)	$(157)	$(195)

Weighted-average assumptions used to determine benefit obligations and net periodic benefit cost are as follows:

	Year Ended December 31,
	2023	2022	2021
Weighted-average assumptions used to determine benefit obligation at December 31:
Discount rate	4.60%	4.80%	2.10%
Weighted-average assumptions used to determine net periodic benefit cost for years ended December 31:
Discount rate	4.80%	2.10%	1.60%
Assumed health care cost trend rates at December 31:
Health care cost trend rate assumed for next year	5.00%	5.00%	5.00%

Components of net periodic benefit cost and other amounts recognized in other comprehensive (loss) income are as follows:

	Year Ended December 31,
(Dollars in thousands)	2023	2022	2021
Interest cost	$7	$4	$3
Recognized net actuarial loss	—	1	—
Net periodic benefit cost	7	5	3
Net (gain) loss	(14)	(14)	11
Amortization of loss	—	(1)	—
Total amount recognized in other comprehensive income	(14)	(15)	11
Total recognized in net periodic benefit cost and other comprehensive income	$(7)	$(10)	$14

No estimated net gain/loss for the retiree welfare plan will be amortized from other comprehensive income into periodic benefit cost over the next fiscal year.

Estimated future benefit payments (including expected future service as appropriate):

(Dollars in thousands)
2024	$22
2025	20
2026	18
2027	16
2028	14
2029-2033	45
$135

The Company expects to contribute approximately $22,000 to the retiree medical plan in 2024.

Retiree Welfare Plan

Under the retiree welfare plan, post-retirement health and life insurance benefits are provided to eligible employees, such benefits being limited to retired First Financial Holdings, Inc. employees who are currently receiving benefits. The plan was unfunded at December 31, 2023, and the liability for future benefits has been recorded in the consolidated financial statements.

The following sets forth the retiree welfare plan’s funded status and amounts recognized in the Company’s accompanying Consolidated Balance Sheets:

	December 31,
(Dollars in thousands)	2023	2022	2021
Change in benefit obligation:
Benefit obligation at beginning of year	$2,508	$1,754	$2,070
Interest cost	112	35	31
Actuarial loss (gain)	(1,428)	1,124	(110)
Benefits paid	(179)	(416)	(246)
Less: Federal subsidy on benefits paid	4	11	9
Benefit obligation at end of year	1,017	2,508	1,754
Change in plan assets:
Fair value of plan assets at beginning of year	—	—	—
Employer contribution	175	405	236
Participants’ contributions	4	11	10
Benefits paid	(179)	(416)	(246)
Fair value of plan assets at end of year	—	—	—
Funded status	$(1,017)	$(2,508)	$(1,754)

Weighted-average assumptions used to determine benefit obligations and net periodic benefit cost are as follows:

	Year Ended December 31,
	2023	2022	2021
Weighted-average assumptions used to determine benefit obligation at December 31:
Discount rate	4.60%	4.80%	2.10%
Weighted-average assumptions used to determine net periodic benefit cost for years ended December 31:
Discount rate	4.80%	2.10%	1.60%
Assumed health care cost trend rates at December 31:
Health care cost trend rate assumed for next year	5.00%	5.00%	5.00%

Components of net periodic benefit cost and other amounts recognized in other comprehensive (loss) income are as follows:

	Year Ended December 31,
(Dollars in thousands)	2023	2022	2021
Interest cost	$112	$35	$31
Recognized net actuarial loss	285	141	174
Net periodic benefit cost	397	176	205
Net (gain) loss	(1,428)	1,124	(110)
Amortization of loss	(285)	(141)	(174)
Total amount recognized in other comprehensive income	(1,713)	983	(284)
Total recognized in net periodic benefit cost and other comprehensive income	$(1,316)	$1,159	$(79)

The estimated net loss for the retiree welfare plan that will be amortized from other comprehensive income into periodic benefit cost over the next fiscal year is $45,000. The actuarial gains and losses are amortized over the average life expectancy of all participants.

Estimated future benefit payments (including expected future service as appropriate):

(Dollars in thousands)
2024	$149
2025	140
2026	129
2027	119
2028	108
2029-2033	386
$1,031

The Company expects to contribute approximately $149,000 to the retiree welfare plan in 2024.

Note 19—Share-Based Compensation

Compensation cost is recognized for stock options, restricted stock awards and restricted stock units (“RSUs”) issued to employees. Compensation cost is measured as the fair value of these awards on their date of grant. A Black-Scholes model is utilized to estimate the fair value of stock options, while the market price of the Company’s common stock at the date of grant is used as the fair value of restricted stock awards and RSUs. Compensation cost is recognized over the required service period, generally defined as the vesting period for stock option awards and RSUs, and as the restriction period for restricted stock awards. For awards with graded vesting, compensation cost is recognized on a straight-line basis over the requisite service period for the entire award.

Our 2004, 2012, 2019 and 2020 share-based compensation plans are long-term retention plans intended to attract, retain, and provide incentives for key employees and non-employee directors in the form of incentive and non-qualified stock options, restricted stock, and RSUs. Our 2020 plan was adopted by our shareholders at our annual meeting on October 29, 2020. The Company also assumed the obligations of Atlantic Capital under various equity incentive plans pursuant to the acquisition of Atlantic Capital on March 1, 2022 and the obligations of CenterState Bank Corporation (“CenterState”) under various equity incentive plans pursuant to the merger with CenterState on June 7, 2020.

Stock Options

With the exception of non-qualified stock options granted to directors under the 2004 and 2012 plans, which in some cases may be exercised at any time prior to expiration and in some other cases may be exercised at intervals less than a year following the grant date, incentive stock options granted under our 2004, 2012, 2019 and 2020 plans may not be exercised in whole or in part within a year following the date of the grant, as these incentive stock options become exercisable in 25% increments pro ratably over the four-year period following the grant date. The options are granted at an exercise price at least equal to the fair value of the common stock at the date of grant and expire ten years from the date of grant. No options were granted under the 2004, 2012 or 2019 plans after January 26, 2012, February 1, 2019, and October 29, 2020, respectively, and the plans are closed other than for any options still unexercised and outstanding. The 2020 plan is the only plan from which new share-based compensation grants may be issued. It is the Company’s policy to grant options out of the 2,072,245 shares registered under the 2020 plan.

Activity in the Company’s stock option plans is summarized in the following table. All information has been retroactively adjusted for stock dividends and stock splits.

	Year Ended December 31,
	2023		2022		2020
		Weighted		Weighted		Weighted
		Average		Average		Average
		Exercise		Exercise		Exercise
	Shares	Price	Shares	Price	Shares	Price
Outstanding at January 1, 2023	161,832	$66.20	185,125	$63.03	256,425	$59.01
Assumed stock options and warrants from ACBI merger	—	—	23,410	40.73	—	—
Exercised	(48,749)	55.88	(43,525)	41.16	(64,075)	45.35
Forfeited	—	—	(356)	38.31	(6,250)	85.42
Expired	(5,491)	32.25	(2,822)	36.98	(975)	24.37
Outstanding at December 31, 2023	107,592	72.60	161,832	66.20	185,125	63.03
Exercisable at December 31, 2023	107,592	72.60	161,832	66.20	185,125	63.03

The aggregate intrinsic value of 107,592, 161,832, and 185,125 stock options outstanding and exercisable at December 31, 2023, 2022, and 2021 was $1.7 million, $2.5 million, and $3.8 million, respectively. The aggregate intrinsic value of 48,749, 43,525, and 64,075 stock options exercised for the years ended December 31, 2023, 2022, and 2021 was $1.1 million, $1.7 million and $2.3 million, respectively.

Information pertaining to options outstanding at December 31, 2023 is as follows:

			Options Outstanding				Options Exercisable
				Weighted				Weighted
				Average				Average
				Remaining		Weighted		Remaining		Weighted
Range of			Number	Contractual		Average	Number	Contractual		Average
Exercise Prices			Outstanding	Life		Exercise Price	Outstanding	Life		Exercise Price
$37.72	-	$40.00	4,348	1.1	years	$38.32	4,348	1.1	years	$38.32
$40.01	-	$55.00	27,539	2.9	years	$45.42	27,539	2.9	years	$45.42
$55.01	-	$70.00	18,536	1.2	years	$63.93	18,536	1.2	years	$63.93
$85.01	-	$91.35	57,169	3.6	years	$91.12	57,169	3.6	years	$91.12
			107,592	2.7	years	$72.60	107,592	2.7	years	$72.60

The fair value of options is estimated at the date of grant using the Black-Scholes option pricing model and expensed over the options’ vesting periods. We have not granted any stock options for the years ended December 31, 2023, 2022 and 2021, and therefore, we have not used the Black-Scholes option pricing model to fair value options.

As of December 31, 2023, 2022 and 2021, there were no unrecognized compensation costs related to non-vested stock option grants under the plans. There was no fair value of shares vesting during the years ended December 31, 2023, 2022 and 2021 and no compensation expense was recorded in 2023, 2022, and 2021.

Restricted Stock

From time-to-time, we grant shares of restricted stock to key employees. These awards help align the interests of these employees with the interests of our shareholders by providing economic value directly related to increases in the value of our stock. The value of the stock awarded is established as the fair market value of the stock at the time of the grant. We recognize expenses equal to the total value of such awards, ratably over the vesting period of the stock grants. Restricted stock grants to employees generally vest ratably over a two to four-year vesting period.

All restricted stock agreements are conditioned upon continued employment. Termination of employment prior to a vesting date, as described below, would terminate any interest in non-vested shares. Prior to vesting of the shares, as long as employed by the Company, the employees will have the right to vote such shares and to receive dividends paid with respect to such shares. All restricted shares will fully vest in the event of change in control of the Company or upon the death of the recipient.

Non-vested restricted stock for the year ended December 31, 2023 is summarized in the following table. All information has been retroactively adjusted for stock dividends and stock splits.

		Weighted-
		Average
		Grant-Date
Restricted Stock	Shares	Fair Value
Nonvested at January 1, 2023	50,506	$89.12
Vested	(31,537)	89.29
Forfeited	(2,721)	90.00
Nonvested at December 31, 2023	16,248	$88.63

The Company granted no restricted stock shares for the years ended December 31, 2023, 2022, and 2021. Due to the acquisition of ACBI, effective March 1, 2022, a total of 84,224 restricted stock awards were assumed by the Company. Compensation expense of $1.8 million, $3.8 million and $370,000 was recorded in 2023, 2022, and 2021, respectively.

The vesting schedule of these shares as of December 31, 2023 is as follows:

Shares
2024	11,373
2025	4,875
16,248

As of December 31, 2023, there was $598,000 of total unrecognized compensation cost related to non-vested restricted stock granted under the plans. The cost is expected to be recognized over a weighted-average period of 0.75 years as of December 31, 2023. The total fair value of shares vested during the years ended December 31, 2023, 2022 and 2021 was approximately $2.4 million, $2.5 million, and $448,000, respectively.

Restricted Stock Units (“RSU”)

From time-to-time, we also grant performance RSUs and time-vested RSUs to key employees, and time-vested RSUs to non-employee directors. These awards help align the interests of these employees with the interests of our shareholders by providing economic value directly related to our performance. Some performance RSU grants contain a three-year performance period while others contain a one to two-year performance period and a time-vested requirement (generally two to four years from the grant date). The performance-based awards for our long-term incentive plans are dependent on the achievement of tangible book value growth and return on average tangible common equity relative to the Company’s peer group during each three-year performance period. In December 2022, the Company’s Compensation Committee approved a modification to the long-term incentive plans to exclude the changes in accumulated other comprehensive income from the calculation of tangible book value growth per share. Grants to non-employee directors typically vest within a 12-month period. We communicate threshold, target, and maximum performance RSU awards and performance targets to the applicable key employees at the beginning of a performance period. Due to the merger with CenterState on June 7, 2020, all legacy and assumed performance-based restricted stock units converted to a time-vesting requirement.  With respect to some long-term incentive awards, dividend equivalents are accrued at the same rate as cash dividends paid for each share of the Company’s common stock during the performance or time-vested period, and subsequently paid when the shares are issued on the vesting or settlement date. The value of the RSUs awarded is established as the fair market value of the stock at the time of the grant. We recognize expense on a straight-line basis typically over the performance or time-vesting periods based upon the probable performance target, as applicable, that will be met. For the year ended December 31, 2023, we accrued for 100% of the RSUs granted.

Nonvested RSUs at target for the year ended December 31, 2023 is summarized in the following table.

		Weighted-
		Average
		Grant-Date
Restricted Stock Units	Shares	Fair Value
Outstanding at January 1, 2023	940,512	$73.82
Granted	398,655	74.45
Vested	(455,443)	71.65
Forfeited	(10,676)	76.15
Outstanding at December 31, 2023	873,048	$75.22

The nonvested shares of 873,048 at December 31, 2023 includes 241,219 shares that have fully vested but have not been released. Of these shares that have not been released, 86,659 shares are subject to a two-year holding period, which commenced at the end of their respective vesting period. These vested shares will be released and issued into shares of common stock at the end of their respective two-year holding period, the last of which will end by March 31, 2025. The majority of the remaining shares of 154,560 that have fully vested but not yet released are related to the 2021 LTI performance-based RSU grants and will be released in the first quarter of 2024 with the finalization of 2023 results. If maximum performance is achieved pursuant to the 2022 and 2023 LTI performance-based RSU grants, an additional 93,576 shares in total may be issued by the Company at the end of the three-year performance periods. The Company granted 398,655, 338,500, and 301,230 shares for the year ended December 31, 2023, 2022, and 2021, respectively. The weighted-average grant-date fair value of restricted stock units granted in 2023 was $74.45. Due to the acquisition of Atlantic Capital, effective March 1, 2022, a total of 55,736 RSUs were assumed by the Company. Compensation expense of $34.0 million, $31.7 million, and $25.2 million was recorded in 2023, 2022, and 2021, respectively.

As of December 31, 2023, there was $23.2 million of total unrecognized compensation cost related to nonvested RSUs granted under the plan. This cost is expected to be recognized over a weighted-average period of 1.43 years as of December 31, 2023. The total fair value of restricted stock units that vested during the years ended December 31, 2023, 2022, and 2021 was approximately $32.6 million, $30.0 million, and $6.0 million, respectively.

Employee Stock Purchase Plan

The Company previously registered 363,825 shares of common stock in connection with the establishment of the 2002 Employee Stock Purchase Plan. At the annual shareholders meeting on October 29, 2020, a proposal was adopted to increase the shares of common stock that may be issued under the plan by up to 1,400,000 shares. The plan is available to all employees who have attained age 21 and completed six months of service. The Company currently has approximately 1.3 million shares available for issuances under the plan. The price at which common stock may be purchased for each quarterly option period is the lesser of 95% of the common stock’s fair value on either the first or last day of the quarter. Employees purchased 43,356, 38,491 and 33,013 shares in 2023, 2022 and 2021, respectively, through the Employee Stock Purchase Plan. The Company recognized $163,000, $165,000 and $126,000 in share-based compensation expense for the years ended December 31, 2023, 2022 and 2021, respectively.

Note 20—Stock Repurchase Program

On April 27, 2022, the Company’s Board of Directors approved a stock repurchase program (“2022 Stock Repurchase Program”) authorizing the Company to repurchase up to 3,750,000 of the Company’s common shares along with the remaining authorized shares of 370,021 from the Company’s 2021 stock repurchase program (“2021 Stock Repurchase Plan”) for a total authorization of 4,120,021 shares. During 2023, the Company repurchased a total of 100,000 shares at a weighted average price of $67.48 per share pursuant to the 2022 Stock Repurchase Program. As of December 31, 2023, there is a total of 4,020,021 shares authorized to be repurchased. During 2022, the Company did not repurchase any shares through the 2022 Stock Repurchase Program. The Company repurchased a total of 1,312,038 shares during 2022 at a weighted average price of $83.99 per share pursuant to the 2021 Stock Repurchase Plan.

The Company repurchased 131,827, 112,389, and 13,412 shares at a cost of $9.3 million, $9.1 million, and $1.1 million in 2023, 2022, and 2021, respectively, under other arrangements whereby directors or officers surrender currently owned shares to the Company to cover the option cost for stock option exercises or tax liabilities resulting from the vesting of restricted stock awards or restricted stock units.

Note 21—Leases

Our outstanding lease agreements are for real estate properties, including retail branch locations, operations and administration locations and stand-alone ATM locations. We have determined the number and dollar amount of our equipment leases is not material.

As of December 31, 2023 and 2022, we had operating ROU assets of $100.3 million and $108.0 million, respectively, and operating lease liabilities of $108.3 million and $115.6 million, respectively. We maintain operating leases on land and buildings for our operating centers, branch facilities and ATM locations. Most leases include one or more options to renew, with renewal terms extending up to 21 years. The exercise of renewal options is based on the sole judgment of management and what they consider to be reasonably certain given the environment today. Factors in determining whether an option is reasonably certain of exercise include, but are not limited to, the value of leasehold improvements, the value of renewal rates compared to market rates, and the presence of factors that would cause a significant economic penalty to us if the option is not exercised. Leases with an initial term of 12 months or less are not recorded on the balance sheet and instead are recognized in lease expense on a straight-line basis over the lease term.

(Dollars in thousands)	Year Ended December 31,
	2023	2022	2021
Lease Cost Components:
Amortization of ROU assets – finance leases	$466	$466	$466
Interest on lease liabilities – finance leases	41	49	56
Operating lease cost (cost resulting from lease payments)	17,123	17,782	17,236
Short-term lease cost	429	820	446
Variable lease cost (cost excluded from lease payments)	3,196	2,399	2,768
Total lease cost	$21,255	$21,516	$20,972
Supplemental Cash Flow and Other Information Related to Leases:
Finance lease – operating cash flows	$41	$49	$56
Finance lease – financing cash flows	449	434	427
Operating lease – operating cash flows (fixed payments)	16,710	17,253	16,435
Operating lease – operating cash flows (net change asset/liability)	(13,414)	(13,723)	(12,790)
New ROU assets – operating leases	1,160	12,635	9,623
Weighted – average remaining lease term (years) – finance leases	4.43	5.42	6.41
Weighted – average remaining lease term (years) – operating leases	9.29	10.03	10.95
Weighted – average discount rate - finance leases	1.7%	1.7%	1.7%
Weighted – average discount rate - operating leases	3.1%	3.0%	3.2%

Operating lease payments due:
2024	$15,970
2025	14,640
2026	14,210
2027	13,155
2028	12,502
Thereafter	56,090
Total undiscounted cash flows	126,567
Discount on cash flows	(18,283)
Total operating lease liabilities	$108,284

As of December 31, 2023, the Company held a small number of finance leases assumed in connection to the CenterState merger completed in 2020. These leases were all real estate leases. Terms and conditions are similar to those real estate operating leases described above. Lease classifications from the acquired institutions were retained. At December 31, 2023, we did not maintain any leases with related parties, and determined that the number and dollar amount of equipment leases was immaterial. As of December 31, 2023, we had additional operating leases that had not yet commenced of $2.7 million.

Equipment Lessor

SouthState has an Equipment Finance Group which goes to market through intermediaries. The Equipment Finance Group is primarily focused on serving the construction and utility segments. Lease terms typically range from 24 months to 120 months. At the end of the lease term, the lessee has the option to renew the lease, return the equipment, or purchase the equipment. In the event the equipment is returned, there is a remarketing agreement with the intermediary to sell the equipment. The Equipment Finance Group offers the following lease products: TRAC Leases, Split-TRAC Leases, and FMV Leases. Direct finance equipment leases are included in commercial and industrial loans on the Consolidated Balance Sheet.

The estimated residual values for direct finance leases are established by approved intermediary who utilizes internally developed analyses, external studies, and/or third-party appraisals to establish a residual position. FMV and Split TRAC leases have residual risk due to their unguaranteed residual value whereas TRAC leases have a guaranteed residual value. Expected credit losses on direct financing leases and the related estimated residual values are included in the Commercial and Industrial loan segment for the ACL.

The following table summarizes lease receivables and investment in operating leases and their corresponding balance sheet location at December 31, 2023:

(Dollars in thousands)	Year Ended December 31,
2023
Direct financing leases:
Lease receivables	$4,839
Guaranteed residual values	510
Unguaranteed residual values	501
Initial direct costs	155
Unearned income	1,165
Total net investment in direct financing leases	$7,170
Direct financing lease income:
Interest income	$30

Remaining lease payments receivable:
2024	$958
2025	958
2026	958
2027	971
2028	1,533
Thereafter	626
Total undiscounted cash flows	6,004
Less: unearned interest income	(1,165)
Total operating lease liabilities	$4,839

See further discussion in Note 1—Summary of Significant Accounting Policies on page F-20 on accounting for leases.

Note 22—Contingent Liabilities

The Company has been named as defendant in various legal actions, arising from its normal business activities, in which damages in various amounts are claimed. The Company is also exposed to litigation risk related to the prior business activities of banks acquired through whole bank acquisitions. Although the amount of any ultimate liability with respect to such matters cannot be determined, in the opinion of management, any such liability will not have a material effect on the Company’s consolidated financial statements.

The Company and its subsidiary are involved at times in certain litigation arising in the normal course of business. In the opinion of management as of December 31, 2023, there were no pending or threatened litigation that will have a material effect on the Company’s consolidated financial position, results of operations or cash flows.

Note 23—Related Party Transactions

During 2023 and 2022, the Company’s banking subsidiary had loan and deposit relationships with certain related parties, principally directors and executive officers, their immediate families and their business interests. All of these relationships were in the ordinary course of business at rates and terms substantially consistent with similar transactions with unrelated parties. Loans outstanding to this group (including immediate families and business interests) totaled $9.4 million and $5.8 million at December 31, 2023 and 2022, respectively. During 2023, $5.2 million of new loans were made to this group while repayments of $1.8 million were received during the year. There were also additions to related party loans of $652,000 due to the addition of new related parties in 2023, and reductions to related party loans of $488,000 due to the removal of related parties in 2023. During 2022, $122.2 million of new loans were made to this group while repayments of $119.1 million were received during the year. There were also additions to related party loans of $1.2 million due to the addition of new related parties in 2022, and reductions to related party loans of $8.6 million due to the removal of related parties in 2022. Related party deposits totaled approximately $31.9 million and $28.0 million at December 31, 2023 and 2022, respectively.

Note 24—Financial Instruments with Off-Balance Sheet Risk

The Bank is a party to credit related financial instruments with off-balance sheet risks, which are carried out in the normal course of business to meet the financing needs of the Bank’s customers. These financial instruments include commitments to extend credit, standby letters of credit and financial guarantees. Such commitments involve, to varying degrees, elements of credit, interest rate, or liquidity risk in excess of the amounts recognized in the consolidated balance sheets. The contract amounts of these instruments express the extent of involvement the banking subsidiary has in particular classes of financial instruments.

The Bank’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit, standby letters of credit, and financial guarantees is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. At December 31, 2023 and 2022, the following financial instruments, whose contract amounts represent credit risk, were outstanding:

	Year Ended December 31,
(Dollars in thousands)	2023	2022
Commitments to extend credit	$9,626,864	$11,109,260
Standby letters of credit and financial guarantees	109,927	93,882
	$9,736,791	$11,203,142

As of December 31, 2023 and December 31, 2022, the Bank had recorded a liability for expected credit losses on unfunded commitments, excluding unconditionally cancellable exposures and letters of credit, of $56.3 million and $67.2 million, respectively, which was recorded in Other Liabilities on the Consolidated Balance Sheets. See Note 1—Summary of Significant Accounting Policies for discussion related to reserve for unfunded commitments.

Commitments to Extend Credit

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future liquidity requirements. The Bank evaluates each customer’s credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the bank upon extension of credit, is based on management’s credit evaluation of the customer. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, and personal guarantees. Unfunded commitments under commercial lines-of-credit, revolving credit lines and overdraft protection agreements are commitments for possible future extensions of credit to existing customers. These lines-of-credit are uncollateralized and usually do not contain a specified maturity date and may not be drawn to the extent to which the banking subsidiary is committed.

Standby Letters of Credit and Financial Guarantees

Standby letters of credit and financial guarantees are conditional commitments issued by the banking subsidiary to guarantee the performance of a customer to a third-party. Those letters of credit and guarantees are primarily issued to support public and private borrowing arrangements. Essentially, all standby letters of credit have expiration dates within one year. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The amount of collateral obtained, if deemed necessary, is based on management’s credit evaluation of the customer.

Note 25—Fair Value

GAAP defines fair value and establishes a framework for measuring and disclosing fair value. Fair value should be based on the assumptions market participants would use when pricing an asset or liability and establishes a fair value hierarchy that prioritizes the information used to develop those assumptions.

The Company uses fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures. Available for sale and trading securities, derivative contracts, mortgage loans held for sale, SBA servicing rights, and mortgage servicing rights (“MSRs”) are recorded at fair value on a recurring basis. Additionally, from time to time, we may be required to record at fair value other assets on a nonrecurring basis, such as impaired loans, OREO, bank properties held for sale, and certain other assets. These nonrecurring fair value adjustments typically involve application of lower of cost or market accounting or write-downs of individual assets.

FASB ASC 820 establishes a three-tier fair value hierarchy which prioritizes the inputs used in measuring fair value as follows:

Level 1	Observable inputs such as quoted prices in active markets;
Level 2	Inputs, other than the quoted prices in active markets, that are observable either directly or indirectly; and
Level 3	Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

The following is a description of valuation methodologies used for assets recorded at fair value.

Trading Securities

The fair values of trading securities are determined as follows: (1) for those securities that have traded prior to the date of the Consolidated Balance Sheets but have not settled (date of sale) until after such date, the sales price is used as the fair value; and, (2) for those securities which have not traded as of the date of the Consolidated Balance Sheets, the fair value was determined by broker price indications of similar or same securities.

Investment Securities

Securities available for sale are valued on a recurring basis at quoted market prices where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable securities. Level 1 securities include those traded on an active exchange, such as the New York Stock Exchange and The NASDAQ Stock Market. Level 2 securities include mortgage-backed securities and debentures issued by government agencies or sponsored entities, municipal bonds and corporate debt securities, or U.S. Treasury securities that are traded by dealers or brokers in active over-the-counter markets and money market funds. Securities held to maturity are valued at quoted market prices or dealer quotes similar to securities available for sale. The carrying value of FHLB and FRB stock approximates fair value based on the redemption provisions.

Mortgage Loans Held for Sale

Mortgage loans held for sale are carried at fair value with changes in fair value recognized in current period earnings. The fair values of mortgage loans held for sale are based on commitments on hand from investors within the secondary market for loans with similar characteristics. As such, the fair value adjustments for mortgage loans held for sale are recurring Level 2.

Loans

We do not record loans at fair value on a recurring basis. However, from time to time, a loan may be individually evaluated for expected credit losses if it no longer shares similar risk characteristics with other pooled loans. Once a loan is identified as an individually evaluated loan, management measures expected credit losses using estimated fair value methodologies. The fair value of the individually evaluated loans is estimated using one of several methods, including collateral value, market value of similar debt, enterprise value, liquidation value and discounted cash flows. Those individually evaluated loans not requiring an ACL represent loans for which the fair value of the expected repayments or collateral exceed the recorded investments in such loans. Individually evaluated loans, where an allowance is established based on the fair value of collateral, requires classification in the fair value hierarchy. When the fair value of the collateral is based on an observable market price or a current appraised value, we consider the impaired loan as nonrecurring Level 2. When an appraised value is not available or management determines the fair value of the collateral is further impaired below the appraised value and there is no observable market price, we consider the individually evaluated loan as nonrecurring Level 3.

Other Real Estate Owned (“OREO”)

OREO, consisting of properties obtained through foreclosure or in satisfaction of loans, is typically reported at fair value, determined on the basis of current appraisals, comparable sales, and other estimates of value obtained principally from independent sources, and adjusted for estimated selling costs (Level 2). However, OREO is considered Level 3 in the fair value hierarchy because management has qualitatively applied a discount due to the size, supply of inventory, and the incremental discounts applied to the appraisals. Management also considers other factors, including changes in absorption rates, length of time the property has been on the market and anticipated sales values, which have resulted in adjustments to the collateral value estimates indicated in certain appraisals. At the time of foreclosure, any excess of the loan balance over the fair value of the real estate held as collateral is treated as a charge against the ACL. Gains or losses on sale and generally any subsequent adjustments to the value are recorded as a component of OREO Expense and Loan Related Expense in the Consolidated Statements of Income.

Bank Property Held for Sale

Bank property held for sale consists of locations that management has identified as no longer needed and reclassified from bank premises. These properties are typically reported at fair value, determined on the basis of current appraisals, comparable sales, and other estimates of value obtained principally from independent sources, and adjusted for estimated selling costs (Level 2). However, bank property held for sale is considered Level 3 in the fair value hierarchy because management has qualitatively applied a discount due to the size, supply of inventory, restrictions and the incremental discounts applied to the appraisals. Management also considers other factors, including changes in absorption rates, length of time the property has been on the market and anticipated sales values, which have resulted in adjustments to the collateral value estimates indicated in certain appraisals. At the time a property is identified as held for sale, any excess of the book balance over the fair value of the real estate is treated as a charge against earnings. Gains or losses on sale and generally any subsequent write-downs to the value are recorded as a component in Other Expense in the Consolidated Statements of Income.

Derivative Financial Instruments

Fair value is estimated using pricing models of derivatives with similar characteristics or discounted cash flow models where future floating cash flows are projected and discounted back; and accordingly, these derivatives are classified within Level 2 of the fair value hierarchy. See Note 28—Derivative Financial Instruments for additional information.

Mortgage servicing rights (“MSRs”) and SBA Servicing Asset

The estimated fair value of MSRs and SBA servicing asset is obtained through a third-party vendor analysis of future cash flows. The valuations for the servicing asset use assumptions market participants would use in determining fair value including market discount rates, prepayment speeds, servicing income, servicing costs, default rates and other market driven data, as well as the market’s perception of future interest rate movements. MSRs and SBA servicing asset are classified as Level 3.

Assets and Liabilities Recorded at Fair Value on a Recurring Basis

The tables below present the recorded amount of assets and liabilities measured at fair value on a recurring basis.

		Quoted Prices
		In Active	Significant
		Markets	Other	Significant
		for Identical	Observable	Unobservable
		Assets	Inputs	Inputs
(Dollars in thousands)	Fair Value	(Level 1)	(Level 2)	(Level 3)
December 31, 2023:
Assets
Derivative financial instruments	$172,939	$—	$172,939	$—
Loans held for sale	50,888	—	50,888	—
Trading securities	31,321	—	31,321	—
Securities available for sale:
U.S. Treasuries	73,890	—	73,890	—
U.S. Government agencies	224,706	—	224,706	—
Residential mortgage-backed securities issued by U.S. government
agencies or sponsored enterprises	1,558,306	—	1,558,306	—
Residential collateralized mortgage-obligations issued by U.S. government
agencies or sponsored enterprises	527,422	—	527,422	—
Commercial mortgage-backed securities issued by U.S. government
agencies or sponsored enterprises	1,024,170	—	1,024,170	—
State and municipal obligations	977,461	—	977,461	—
Small Business Administration loan-backed securities	371,686	—	371,686	—
Corporate securities	26,747	—	26,747	—
Total securities available for sale	4,784,388	—	4,784,388	—
Mortgage servicing rights	85,164	—	—	85,164
SBA servicing asset	5,952	—	—	5,952
	$5,130,652	$—	$5,039,536	$91,116
Liabilities
Derivative financial instruments	$804,486	$—	$804,486	$—

December 31, 2022:
Assets
Derivative financial instruments	$211,016	$—	$211,016	$—
Loans held for sale	28,968	—	28,968	—
Trading securities	31,263	—	31,263	—
Securities available for sale:
U.S. Treasuries	265,638	—	265,638	—
U.S. Government agencies	219,088	—	219,088	—
Residential mortgage-backed securities issued by U.S. government
agencies or sponsored enterprises	1,698,353	—	1,698,353	—
Residential collateralized mortgage-obligations issued by U.S. government
agencies or sponsored enterprises	601,045	—	601,045	—
Commercial mortgage-backed securities issued by U.S. government
agencies or sponsored enterprises	1,000,398	—	1,000,398	—
State and municipal obligations	1,064,852	—	1,064,852	—
Small Business Administration loan-backed securities	444,810	—	444,810	—
Corporate securities	32,638	—	32,638	—
Total securities available for sale	5,326,822	—	5,326,822	—
Mortgage servicing rights	86,610	—	—	86,610
SBA servicing asset	6,068	—	—	6,068
	$5,690,747	$—	$5,598,069	$92,678
Liabilities
Derivative financial instruments	$1,034,143	$—	$1,034,143	$—

Fair Value Option

The Company has elected the fair value option for mortgage loans held for sale primarily to ease the operational burden required to maintain hedge accounting for these loans. The Company also has opted for the fair value option for the SBA servicing asset, as it is the industry-preferred method for valuing such assets.

The following table summarizes the difference between the fair value and the unpaid principal balance of mortgage loans held for sale and the changes in fair value of these loans.

	December 31,	December 31,
(Dollars in thousands)	2023	2022
Fair value	$50,888	$28,968
Unpaid principal balance	49,025	27,937
Fair value less aggregated unpaid principal balance	$1,863	$1,031

	Year Ended December 31,
(Dollars in thousands)	2023	2022	2021	Income Statement Location
Mortgage loans held for sale	$833	$(6,052)	$(6,920)	Mortgage banking income

Changes in Level 3 Fair Value Measurements

When a determination is made to classify a financial instrument within Level 3 of the valuation hierarchy, the determination is based upon the significance of the unobservable factors to the overall fair value measurement. However, since Level 3 financial instruments typically include, in addition to the unobservable or Level 3 components, observable components (that is, components that are actively quoted and can be validated to external sources), the gains and losses below include changes in fair value due in part to observable factors that are part of the valuation methodology.

There were no changes in hierarchy classifications of Level 3 assets or liabilities for the year ended December 31, 2023. A reconciliation of the beginning and ending balances of the MSRs recorded at fair value on a recurring basis for the years ended December 31, 2023 and 2022 is as follows. The changes in fair value of the MSRs are recorded in Mortgage Banking Income on the Consolidated Statements of Income.

(Dollars in thousands)	MSRs
Fair value, January 1, 2023	$86,610
Servicing assets that resulted from transfers of financial assets	8,444
Changes in fair value due to valuation inputs or assumptions	(1,350)
Changes in fair value due to decay	(8,540)
Fair value, December 31, 2023	$85,164

Fair value, January 1, 2022	$65,620
Servicing assets that resulted from transfers of financial assets	16,002
Changes in fair value due to valuation inputs or assumptions	14,886
Changes in fair value due to decay	(9,898)
Fair value, December 31, 2022	$86,610

A reconciliation of the beginning and ending balances of the SBA servicing asset recorded at fair value on a recurring basis for the periods ending December 31, 2023 and 2022 is as follows. The changes in fair value of the SBA servicing asset are recorded in in SBA Income on the Consolidated Statements of Income.

(Dollars in thousands)	SBA Servicing Asset
Fair value, January 1, 2023	$6,068
Servicing assets that resulted from transfers of financial assets	1,621
Changes in fair value due to decay	(2,244)
Changes in fair value due to valuation inputs or assumptions	507
Fair value, December 31, 2023	$5,952

Beginning Balance, June 30, 2022	$7,369
Servicing assets that resulted from transfers of financial assets	1,273
Changes in fair value due to decay	(1,845)
Changes in fair value due to valuation inputs or assumptions	(729)
Fair value, December 31, 2022	$6,068

There were no unrealized losses included in accumulated other comprehensive (losses) income related to Level 3 financial assets and liabilities at December 31, 2023 or 2022.

See Note 29—Mortgage Loan Servicing, Obligation, and Loans Held for Sale for information about recurring Level 3 fair value measurements of mortgage servicing rights.

Assets and Liabilities Recorded at Fair Value on a Nonrecurring Basis

The tables below present the recorded amount of assets and liabilities measured at fair value on a nonrecurring basis:

		Quoted Prices
		In Active	Significant
		Markets	Other	Significant
		for Identical	Observable	Unobservable
		Assets	Inputs	Inputs
(Dollars in thousands)	Fair Value	(Level 1)	(Level 2)	(Level 3)
December 31, 2023:
OREO	$837	$—	$—	$837
Bank properties held for sale	12,401	—	—	12,401
Individually evaluated loans	73,518	—	—	73,518
December 31, 2022:
OREO	$1,023	$—	$—	$1,023
Bank properties held for sale	17,754	—	—	17,754
Individually evaluated loans	56,719	—	—	56,719

For an individually evaluated loan, the fair value of collateral is measured based on appraisal or third-party valuation when the loan is placed on nonaccrual. For OREO and bank properties held for sale, the fair value is initially recorded based on external appraisals at the time of transfer. These assets recorded at fair value on a nonrecurring basis are updated on at least an annual basis.

Quantitative Information about Level 3 Fair Value Measurements

			Weighted Average Discount
			December 31,	December 31,
	Valuation Technique	Unobservable Input	2023	2022
Nonrecurring measurements:
Individually evaluated loans	Discounted appraisals and discounted cash flows	Collateral discounts	13%	31%
OREO and Bank properties held for sale	Discounted appraisals	Collateral discounts and estimated costs to sell	12%	16%

Fair Value of Financial Instruments

We used the following methods and assumptions in estimating our fair value disclosures for financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those models are significantly affected by the assumptions used, including the discount rates and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. The use of different methodologies may have a material effect on the estimated fair value amounts. The fair value estimates presented herein are based on pertinent information available to management as of December 31, 2023 and 2022. Such amounts have not been revalued for purposes of these consolidated financial statements since those dates and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

Cash and Cash Equivalents—The carrying amount is a reasonable estimate of fair value.

Trading Securities — The fair values of trading securities are determined as follows: (1) for those securities that have traded prior to the date of the Consolidated Balance Sheets but have not settled (date of sale) until after such date, the sales price is used as the fair value; and, (2) for those securities which have not traded as of the date of the consolidated balance sheet, the fair value was determined by broker price indications of similar or same securities.

Investment Securities—Securities available for sale are valued at quoted market prices or dealer quotes. Securities held to maturity are valued at quoted market prices or dealer quotes similar to securities available for sale. The carrying value of FHLB and FRB stock approximates fair value based on the redemption provisions. The carrying value of our investment in unconsolidated subsidiaries approximates fair value. See Note 3—Securities for additional information, as well as page F-63 regarding fair value.

Loans held for sale — The fair values disclosed for loans held for sale are based on commitments from investors for loans with similar characteristics.

Loans — The fair value of loans is based on an exit price. To estimate an exit price, all loans (fixed and variable) are being valued with a discounted cash flow analyses for loans that includes our estimate of future credit losses expected to be incurred over the life of the loans. Fair values for certain mortgage loans (e.g., one-to-four family residential) and other consumer loans are estimated using discounted cash flow analyses based on our current rates offered for new loans of the same type, structure and credit quality. Fair values for other loans (e.g., commercial real estate and investment property mortgage loans, commercial and industrial loans) are estimated using discounted cash flow analyses-using interest rates we currently offer for loans with similar terms to borrowers of similar credit quality. Fair values for non-performing loans are estimated using a discounted cash flow analysis.

Deposit Liabilities—The fair values disclosed for demand deposits (e.g., interest and non-interest bearing checking, passbook savings, and certain types of money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). The carrying amounts of variable-rate, fixed-term money market accounts, and certificates of deposit approximate their fair values at the reporting date. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits. The methodology used for deposit liabilities therefore are resulting in a Level 2 classification.

Federal Funds Purchased and Securities Sold Under Agreements to Repurchase—The carrying amount of federal funds purchased, borrowings under repurchase agreements, and other short-term borrowings maturing within ninety days approximate their fair values.

Other Borrowings—The fair value of other borrowings is estimated using discounted cash flow analysis on our current incremental borrowing rates for similar types of instruments.

Accrued Interest—The carrying amounts of accrued interest approximate fair value. The accrued interest receivable for available for sale and held to maturity securities and accrued interest payable for deposits and other borrowings are considered Level 2. The accrued interest receivable for loans is considered Level 3.

Derivative Financial Instruments—The fair value of derivative financial instruments (including interest rate swaps) is estimated using pricing models of derivatives with similar characteristics or discounted cash flow models where future floating cash flows are projected and discounted back.

The estimated fair value, and related carrying amount, of the Company’s financial instruments are as follows:

	Carrying	Fair
(Dollars in thousands)	Amount	Value	Level 1	Level 2	Level 3
December 31, 2023
Financial assets:
Cash and cash equivalents	$998,877	$998,877	$998,877	$—	$—
Trading securities	31,321	31,321	—	31,321	—
Investment securities	7,463,871	7,061,167	192,043	6,869,124	—
Loans held for sale	50,888	50,888	—	50,888	—
Loans, net of allowance for credit losses	31,931,916	30,709,513	—	—	30,709,513
Accrued interest receivable	154,400	154,400	—	26,706	127,694
Mortgage servicing rights	85,164	85,164	—	—	85,164
SBA servicing asset	5,952	5,952	—	—	5,952
Interest rate swap – non-designated hedge	169,180	169,180	—	169,180	—
Other derivative financial instruments (mortgage banking related)	3,759	3,759	—	3,759	—
Financial liabilities:
Deposits
Noninterest-bearing	10,649,274	10,649,274	—	10,649,274	—
Interest-bearing other than time deposits	22,149,682	22,149,682	—	22,149,682	—
Time deposits	4,249,953	4,208,498	—	4,208,498
Federal funds purchased and securities sold under agreements to repurchase	489,185	489,185	—	489,185	—
Corporate and subordinated debentures	391,904	388,909	—	388,909	—
Other borrowings	100,000	100,000	—	100,000	—
Accrued interest payable	56,808	56,808	—	56,808	—
Interest rate swap – non-designated hedge	803,539	803,539	—	803,539	—
Other derivative financial instruments (mortgage banking related)	947	947	—	947	—
December 31, 2022
Financial assets:
Cash and cash equivalents	$1,312,563	$1,312,563	$1,312,563	$—	$—
Trading securities	31,263	31,263	—	31,263	—
Investment securities	8,189,780	7,756,707	179,717	7,576,990	—
Loans held for sale	28,968	28,968	—	28,968	—
Loans, net of allowance for credit losses	29,821,418	29,329,499	—	—	29,329,499
Accrued interest receivable	134,594	134,594	—	28,449	106,145
Mortgage servicing rights	86,610	86,610	—	—	86,610
SBA servicing asset	6,068	—	—	—	6,068
Interest rate swap – non-designated hedge	210,216	210,216	—	210,216	—
Other derivative financial instruments (mortgage banking related)	800	800	—	800	—
Financial liabilities:
Deposits
Noninterest-bearing	13,168,656	13,168,656	—	13,168,656	—
Interest-bearing other than time deposits	20,761,981	20,761,981	—	20,761,981	—
Time deposits	2,419,986	2,333,764	—	2,333,764
Federal funds purchased and securities sold under agreements to repurchase	556,417	556,417	—	556,417	—
Corporate and subordinated debentures	392,275	377,360	—	377,360	—
Accrued interest payable	6,218	6,218	—	6,218	—
Interest rate swap – non-designated hedge	1,033,980	1,033,980	—	1,033,980	—
Other derivative financial instruments (mortgage banking related)	163	163	—	163	—

Note 26—Regulatory Matters

The Company is subject to regulations with respect to certain risk-based capital ratios. These risk-based capital ratios measure the relationship of capital to a combination of balance sheet and off-balance sheet risks. The values of both balance sheet and off-balance sheet items are adjusted based on the rules to reflect categorical credit risk. In addition to the risk-based capital ratios, the regulatory agencies have also established a leverage ratio for assessing capital adequacy. The leverage ratio is equal to Tier 1 capital divided by total consolidated on-balance sheet assets (minus amounts deducted from Tier 1 capital). The leverage ratio does not involve assigning risk weights to assets.

Under current regulations, the Company and the Bank are subject to a minimum ratio of common equity Tier 1 capital (“CET1”) to risk-weighted assets of 4.5% and a minimum required ratio of Tier 1 capital to risk-weighted assets of 6%. The minimum required leverage ratio is 4%. The minimum required total capital to risk-weighted assets ratio is 8%.

In order to avoid restrictions on capital distributions and discretionary bonus payments to executives, under the new rules a covered banking organization is also required to maintain a “capital conservation buffer” in addition to its minimum risk-based capital requirements. This buffer is required to consist solely of CET1, and the buffer applies to all three risk-based measurements (CET1, Tier 1 capital and total capital). The capital conservation buffer became fully phased-in on January 1, 2019 and consists of an additional amount of Tier 1 common equity equal to 2.5% of risk-weighted assets.

The Bank is also subject to the regulatory framework for prompt corrective action, which identifies five capital categories for insured depository institutions (well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized) and is based on specified thresholds for each of the three risk-based regulatory capital ratios (CET1, Tier 1 capital and total capital) and for the leverage ratio.

The following table presents actual and required capital ratios as of December 31, 2023 and December 31, 2022 for the Company and the Bank under the current capital rules. Capital levels required to be considered well capitalized are based upon prompt corrective action regulations.

					Required to be
			Minimum Capital		Considered Well
	Actual		Required – Basel III		Capitalized
(Dollars in thousands)	Amount	Ratio	Capital Amount	Ratio	Capital Amount	Ratio
December 31, 2023:
Common equity Tier 1 to risk-weighted assets:
Consolidated	$4,159,187	11.75%	$2,476,926	7.00%	$2,300,003	6.50%
SouthState Bank (the Bank)	4,424,466	12.52%	2,473,961	7.00%	2,297,250	6.50%
Tier 1 capital to risk-weighted assets:
Consolidated	4,159,187	11.75%	3,007,696	8.50%	2,830,773	8.00%
SouthState Bank (the Bank)	4,424,466	12.52%	3,004,096	8.50%	2,827,384	8.00%
Total capital to risk-weighted assets:
Consolidated	4,983,012	14.08%	3,715,389	10.50%	3,538,466	10.00%
SouthState Bank (the Bank)	4,858,292	13.75%	3,710,942	10.50%	3,534,230	10.00%
Tier 1 capital to average assets (leverage ratio):
Consolidated	4,159,187	9.42%	1,765,295	4.00%	2,206,619	5.00%
SouthState Bank (the Bank)	4,424,466	10.03%	1,764,736	4.00%	2,205,921	5.00%
December 31, 2022:
Common equity Tier 1 to risk-weighted assets:
Consolidated	$3,788,106	10.96%	$2,420,417	7.00%	$2,247,530	6.50%
SouthState Bank (the Bank)	4,074,045	11.80%	2,417,133	7.00%	2,244,481	6.50%
Tier 1 capital to risk-weighted assets:
Consolidated	3,788,106	10.96%	2,939,077	8.50%	2,766,190	8.00%
SouthState Bank (the Bank)	4,074,045	11.80%	2,935,090	8.50%	2,762,438	8.00%
Total capital to risk-weighted assets:
Consolidated	4,485,397	12.97%	3,630,625	10.50%	3,457,738	10.00%
SouthState Bank (the Bank)	4,381,336	12.69%	3,625,700	10.50%	3,453,047	10.00%
Tier 1 capital to average assets (leverage ratio):
Consolidated	3,788,106	8.72%	1,736,991	4.00%	2,171,239	5.00%
SouthState Bank (the Bank)	4,074,045	9.39%	1,736,330	4.00%	2,170,412	5.00%

As of December 31, 2023 and 2022, the capital ratios of the Company and the Bank were well in excess of the minimum regulatory requirements and exceeded the thresholds for the “well capitalized” regulatory classification.

In accordance with ASU No. 2016-13, the Company applied the provisions of the standard using the modified retrospective method as a cumulative-effect adjustment to retained earnings. Related to the implementation of ASU 2016-13, the Company recorded additional allowance for credit losses for loans of $54.4 million, deferred tax assets of $12.6 million, an additional reserve for unfunded commitments of $6.4 million and an adjustment to retained earnings of $44.8 million. Instead of recognizing the effects from ASU 2016-13 at adoption, the standard included a transitional method option for recognizing the adoption date effects on the Company’s regulatory capital calculations over a three-year phase-in. In March 2020, in response to the COVID-19 pandemic, the regulatory agencies provided an additional transitional method option of a two-year deferral for the start of the three-year phase-in of the recognition of the adoption date effects of ASU 2016-13 along with an option to defer the current impact on regulatory capital calculations of ASU 2016-13 during the first two years (“5-year method”). Under this 5-year method, the Company would recognize an estimate of the previous incurred loss method for determining the allowance for credit losses in regulatory capital calculations and the difference from the CECL method would be deferred for two years. After two years, the effects from adoption date and the deferral difference from the first two years of applying CECL would be phased-in over three years using the straight-line method. The regulatory rules provided a one-time opportunity at the end of the first quarter of 2020 for covered banking organizations to choose its transition option for CECL. The Company chose the 5-year method and is deferring the recognition of the effects from adoption date and the CECL difference from the first two years of application. This amount was fixed as of December 31, 2021, and that amount began the three-year phase out in the first quarter of 2022 with 50% being phased out in 2023.

In addition, the Company must adhere to various U.S. Department of Housing and Urban Development (“HUD”) regulatory guidelines including required minimum capital to maintain their HUD approved status. Failure to comply with the HUD guidelines could result in withdrawal of this certification. As of December 31, 2023, the Company was in compliance with HUD guidelines. The Company is also subject to various capital requirements by secondary market investors.

Note 27—Condensed Financial Statements of Parent Company

Financial information pertaining only to SouthState Corporation is as follows:

Condensed Balance Sheets

	December 31,
(Dollars in thousands)	2023	2022
ASSETS
Cash	$110,001	$89,069
Investment in subsidiaries	5,808,108	5,368,525
Other assets	10,016	12,555
Total assets	$5,928,125	$5,470,149
LIABILITIES AND SHAREHOLDERS’ EQUITY
Corporate and subordinated debentures	$391,904	$392,275
Other Liabilities	3,123	2,947
Shareholders’ equity	5,533,098	5,074,927
Total liabilities and shareholders’ equity	$5,928,125	$5,470,149

Condensed Statements of Income

	Year Ended December 31,
(Dollars in thousands)	2023	2022	2021
Income:
Dividends from subsidiaries	$180,251	$220,124	$200,083
Operating (loss) income	1	(68)	25
Total income	180,252	220,056	200,108
Operating expenses	39,151	30,514	40,727
Income before income tax benefit and equity in undistributed earnings of subsidiaries	141,101	189,542	159,381
Applicable income tax benefit	8,177	6,649	9,053
Equity in undistributed earnings of subsidiaries	345,030	299,858	307,109
Net income available to common shareholders	$494,308	$496,049	$475,543

Condensed Statements of Cash Flows

	Year Ended December 31,
(Dollars in thousands)	2023	2022	2021
Cash flows from operating activities:
Net income	$494,308	$496,049	$475,543
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	(371)	(208)	1,382
Share-based compensation	35,861	35,638	25,721
Extinguishment of debt cost	—	—	11,706
Decrease (increase) in other assets	2,539	(375)	5,690
(Decrease) increase in other liabilities	175	(243)	(3,648)
Undistributed earnings of subsidiaries	(345,030)	(299,858)	(307,109)
Net cash provided by operating activities	187,482	231,003	209,285
Cash flows from investing activities:
Repayment of investments in and advances to subsidiaries	—	—	93,591
Net cash inflow from acquisitions	—	51,566	—
Net cash provided by investing activities	—	51,566	93,591
Cash flows from financing activities:
Proceeds of other borrowings	100
Repayment of other borrowings	(100)	(13,000)	(75,878)
Common stock issuance	2,772	2,858	2,384
Common stock repurchased	(16,064)	(119,330)	(147,421)
Dividends paid on common stock	(156,184)	(146,664)	(135,337)
Stock options exercised	2,926	1,585	2,905
Net cash used in financing activities	(166,550)	(274,551)	(353,347)
Net (decrease) increase in cash and cash equivalents	20,932	8,018	(50,471)
Cash and cash equivalents at beginning of period	89,069	81,051	131,522
Cash and cash equivalents at end of period	$110,001	$89,069	$81,051

Note 28—Derivative Financial Instruments

The Company uses certain derivative instruments to meet the needs of customers as well as to manage the interest rate risk associated with certain transactions. The following table summarizes the derivative financial instruments used by the Company:

			December 31, 2023			December 31, 2022
	Balance Sheet	Notional	Estimated Fair Value		Notional	Estimated Fair Value
(Dollars in thousands)	Location	Amount	Gain	Loss	Amount	Gain	Loss
Fair value hedge of interest rate risk:
Pay fixed rate swap with counterparty	Other Assets	$9,188	$220	$—	$12,289	$414	$—

Not designated hedges of interest rate risk:
Customer related interest rate contracts:
Matched interest rate swaps with borrowers	Other Assets and Other Liabilities	11,327,419	60,145	803,539	10,480,171	8,539	1,033,980
Matched interest rate swaps with counterparty (1)	Other Assets	11,235,952	108,820	—	10,400,733	201,263	—

Economic hedges of interest rate risk:
Pay floating rate swap with counterparty	Other Assets	1,660,000	(5)	—	—	—	—

Not designated hedges of interest rate risk – mortgage banking activities:
Contracts used to hedge mortgage servicing rights	Other Assets and Other Liabilities	142,000	2,605	—	35,000	—	163
Contracts used to hedge mortgage pipeline	Other Assets and Other Liabilities	77,500	1,154	947	51,000	800	—
Total derivatives		$24,452,059	$172,939	$804,486	$20,979,193	$211,016	$1,034,143

(1)	The fair value of the interest rate swap derivative assets was reduced by $635.3 million in variation margin payments applicable to swaps centrally cleared through LCH and CME.

Cash Flow Hedges of Interest Rate Risk

The Company is exposed to interest rate risk in the course of its business operations and manages a portion of this risk through the use of derivative financial instruments, in the form of interest rate swaps. We account for interest rate swaps that are classified as cash flow hedges on the balance sheet at fair value. We had no cash flow hedges as of December 31, 2023 and 2022. For more information regarding the fair value of the Company’s derivative financial instruments, see Note 25—Fair Value, to these financial statements.

The Company did not maintain any cash flow hedges on the balance sheet throughout the years ended December 31, 2023 and 2022 (See Note 15—Accumulated Other Comprehensive Income (Loss) for activity in accumulated comprehensive income (loss) and the amounts reclassified into earnings). With the Company not maintaining any cash flow hedges at December 31, 2023 and 2022, there was no collateral pledged.

Balance Sheet Fair Value Hedge

As of December 31, 2023 and 2022, the Company maintained loan swaps, with an aggregate notional amount of $9.2 million and $12.3 million, respectively, accounted for as a fair value hedge. The amortized cost basis of the loans being hedged were $9.7 million and $10.3 million, respectively, as of December 31, 2023 and 2022. This derivative protects us from interest rate risk caused by changes in the SOFR curve in relation to a certain designated fixed rate loan. The derivative converts the fixed rate loan to a floating rate. Settlement occurs in any given period where there is a difference in the stated fixed rate and variable rate and the difference is recorded in net interest income. The fair value of this hedge is recorded in either other assets or in other liabilities depending on the position of the hedge with the offset recorded in loans.

Non-designated Hedges of Interest Rate Risk

Customer Swap

The Company maintains interest rate swap contracts with loan customers of respondent bank customers of the Correspondent Banking Division, in addition to loan customers of the Bank, that are classified as non-designated hedges and are not speculative in nature. These agreements are designed to convert customer’s variable rate loans with the Company and respondent bank customers to fixed rate. These interest rate swaps are executed with loan customers to facilitate a respective risk management strategy and allow the customer to pay a fixed rate of interest to the Company. These interest rate swaps are simultaneously hedged by executing offsetting interest rate swaps with unrelated market counterparties to minimize the net risk exposure to the Company resulting from the transactions and allow the Company to receive a variable rate of interest. The interest rate swaps pay and receive interest based on a one-month SOFR floating rate plus a credit spread, with payments being calculated on the notional amount. During the second quarter of 2023, the Company transitioned the majority of these interest rate swap contracts to SOFR as the reference rate. For discussion related to reference rate reform, please refer to Accounting Standards Adopted within Note 1—Summary of Significant Accounting Policies. The interest rate swaps are settled monthly with varying maturities.

The variation margin settlement payment and the related derivative instruments fair value are considered a single unit of account for accounting and financial reporting purposes. Depending on the net position of the swaps with LCH and CME, the fair value, net of the variation margin, is reported in Derivative Assets or Derivative Liabilities on the Consolidated Balance Sheets. In addition, the expense or income attributable to the variation margin for the centrally cleared swaps with LCH and CME is reported in Noninterest Income, specifically within Correspondent and Capital Markets Income. The daily settlement of the derivative exposure does not change or reset the contractual terms of the instrument.

As the interest rate swaps associated with this program do not meet the strict hedge accounting requirements, changes in the fair value of both the customer swaps and the offsetting swaps are recognized directly in earnings. As of December 31, 2023 and 2022, the interest rate swaps had an aggregate notional amount of approximately $22.6 billion and $20.9 billion, respectively. At December 31, 2023, the fair value of the interest rate swap derivatives is recorded in Other Assets at $169.0 million in Other Liabilities at $803.5 million. The fair value of derivative assets at December 31, 2023 was reduced by $635.3 million in variation margin payments applicable to swaps centrally cleared through LCH and CME. At December 31, 2022, the fair value of the interest rate swap derivatives was recorded in Other Assets at $209.8 million and Other Liabilities at $1.0 billion. The fair value of derivative liabilities at December 31, 2022 was reduced by $824.3 million in variation margin payments applicable to swaps centrally cleared through LCH and CME. All changes in fair value are recorded through earnings within Correspondent and Capital Markets Income, a component of Noninterest Income on the Consolidated Statements of Net Income. There was a net gain of $596,000 and $174,000 recorded on these derivatives for the years ended December 31, 2023 and 2022, respectively. As of December 31, 2023, we provided $251.5 million of cash collateral on the counterparty, which is included in Cash and Cash Equivalents on the Consolidated Balance Sheets as Deposits in Other Financial Institutions (Restricted Cash). The Company also provided $104.1 million in investment securities at market value as collateral on the counterparty, which is included in Investment Securities – Available for Sale. Counterparties provided $45.2 million of cash collateral to the Company to secure swap asset positions that were not centrally cleared, which is included in Interest-bearing Deposits within Total Liabilities on the Consolidated Balance Sheets.

Balance Sheet Economic Hedge

During 2023, management began executing a series of short-term interest rate hedges to address monthly accrual mismatches related to the Company’s Assumable Rate Conversion (“ARC”) program and its transition from LIBOR to SOFR after June 30, 2023. The Company is required to execute the correspondent side of its back-to-back swaps with customers with the central clearinghouses (CME or LCH). Term SOFR was not available to execute through CME and LCH, and therefore, management elected to convert to the CME-eligible daily SOFR. Because many of the respondent bank customers converted to Term SOFR, this created interest rate basis risk. To address this risk, monthly interest rate hedges were executed to minimize the impact of accrual mismatches between the monthly Term SOFR used by the customer and the daily SOFR rates used by the central clearinghouses.

As of December 31, 2023, the Company maintained an aggregate notional amount of $1.7 billion short-term interest rate hedges that were accounted for as economic hedges. As noted above, the derivatives protect the Company from interest rate risk caused by changes in the term and daily SOFR accrual mismatches. The fair value of these hedges is recorded in either Other Assets or in Other Liabilities depending on the position of the hedge with the offset recorded in Correspondent Banking and Capital Market Income, a component of Noninterest Income on the Consolidated Statements of Net Income. There was a net loss of $5,000 for these derivatives for the year ended December 31, 2023. The Company did not have any of these short-term interest rate hedges at December 31, 2022.

Foreign Exchange

The Company may enter into foreign exchange contracts with customers to accommodate their need to convert certain foreign currencies into U.S. Dollars. To offset the foreign exchange risk, the Company may enter into substantially identical agreements with an unrelated market counterparty to hedge these foreign exchange contracts. At December 31, 2023 and 2022, there were no outstanding contracts or agreements related to foreign currency. There was no gain or loss recorded related to the foreign exchange derivative for the years ended December 31, 2023 or 2022.

Mortgage Banking

The Company also has derivatives contracts that are not classified as accounting hedges to mitigate risks related to the Company’s mortgage banking activities. These instruments may include financial forwards, futures contracts, and options written and purchased, which are used to hedge MSRs; while forward sales commitments are typically used to hedge the mortgage pipeline. Such instruments derive their cash flows, and therefore their values, by reference to an underlying instrument, index or referenced interest rate. The Company does not elect hedge accounting treatment for any of these derivative instruments and as a result, changes in fair value of the instruments (both gains and losses) are recorded in the Company’s Consolidated Statements of Net Income in Mortgage Banking Income.

Mortgage Servicing Rights (“MSRs”)

Derivatives contracts related to MSRs are used to help offset changes in fair value and are written in amounts referred to as notional amounts. Notional amounts provide a basis for calculating payments between counterparties but do not represent amounts to be exchanged between the parties and are not a measure of financial risk. On December 31, 2023, the Company had derivative financial instruments outstanding with notional amounts totaling $142.0 million related to MSRs, compared to $35.0 million on December 31, 2022. The estimated net fair value of the open contracts related to the MSRs was recorded as a gain of $2.6 million at December 31, 2023, compared to a loss of $163,000 at December 31, 2022.

The following table presents the Company’s notional value of forward sale commitments and the fair value of those obligations along with the fair value of the mortgage loan pipeline.

(Dollars in thousands)	2023	2022
Mortgage loan pipeline	$65,051	$40,850
Expected closures	54,993	37,210
Fair value of mortgage loan pipeline commitments	1,154	524
Forward sales commitments	77,500	51,000
Fair value of forward commitments	(947)	276

Note 29—Mortgage Loan Servicing, Origination, and Loans Held for Sale

The portfolio of residential mortgages serviced for others, which is not included in the accompanying Consolidated Balance Sheets, was $6.6 billion and $6.6 billion at December 31, 2023 and 2022, respectively. Servicing loans for others generally consists of collecting mortgage payments, maintaining escrow accounts and disbursing payments to investors. The amounts of contractually specified servicing fees earned by the Company during the years ended December 31, 2023 and 2022 were $16.5 million and $16.2 million, respectively. Servicing fees are recorded in Mortgage Banking Income in the Company’s Consolidated Statements of Income.

At December 31, 2023 and 2022, MSRs were $85.2 million and $86.6 million, respectively, on the Company’s Consolidated Balance Sheets. MSRs are recorded at fair value with changes in fair value recorded as a component of Mortgage Banking Income in the Consolidated Statements of Net Income. The market value adjustments related to MSRs recorded in Mortgage Banking Income for the years ended December 31, 2023 and 2022 were loss of $1.3 million and gain of $14.9 million, respectively. The Company has used various free standing derivative instruments to mitigate the income statement effect of changes in fair value resulting from changes in market value adjustments, in addition to changes in valuation inputs and assumptions related to MSRs.

The following table presents the changes in the fair value of MSRs and its offsetting hedge.

	Year Ended December 31,
(Dollars in thousands)	2023	2022	2021
(Decrease)/increase in fair value of MSRs	$(1,350)	$14,886	$9,930
Decay of MSRs	(8,540)	(9,897)	(14,863)
Loss related to derivatives	(1,420)	(18,212)	(4,892)
Net effect on Consolidated Statements of Net Income	$(11,310)	$(13,223)	$(9,825)

The fair value of MSRs is highly sensitive to changes in assumptions and is determined by estimating the present value of the asset’s future cash flows utilizing market-based prepayment rates, discount rates and other assumptions validated through comparison to trade information, industry surveys and with the use of independent third-party appraisals. Changes in prepayment speed assumptions have the most significant impact on the fair value of MSRs. Generally, as interest rates decline, mortgage loan prepayments accelerate due to increased refinance activity, which results in a decrease in the fair value of the MSR. Measurement of fair value is limited to the conditions existing and the assumptions utilized as of a particular point in time, and those assumptions may not be appropriate if applied at a different time. See Note 25—Fair Value for additional information regarding fair value.

The characteristics and sensitivity analysis of the MSRs are included in the following table.

	December 31,
(Dollars in thousands)	2023		2022
Composition of residential loans serviced for others
Fixed-rate mortgage loans	100.0%		100.0%
Adjustable-rate mortgage loans	—%		—%
Total	100.0%		100.0%
Weighted average life	8.03	years	8.37	years
Constant Prepayment rate (CPR)	7.0%		6.4%
Estimated impact on fair value of a 10% increase	$(522)		$(129)
Estimated impact on fair value of a 20% increase	(1,014)		(266)
Estimated impact on fair value of a 10% decrease	551		118
Estimated impact on fair value of a 20% decrease	1,128		219
Weighted average discount rate	10.7%		10.0%
Estimated impact on fair value of a 10% increase	$(3,270)		$(2,554)
Estimated impact on fair value of a 20% increase	(6,458)		(5,321)
Estimated impact on fair value of a 10% decrease	3,242		2,158
Estimated impact on fair value of a 20% decrease	6,283		3,831
Effect on fair value due to change in interest rates
25 basis point increase	$1,647		$774
50 basis point increase	3,189		1,428
25 basis point decrease	(1,723)		(902)
50 basis point decrease	(3,501)		(1,938)

The sensitivity calculations above are hypothetical and should not be considered to be predictive of future performance. Changes in fair value based on changes in assumptions generally cannot be extrapolated because the relationship of the change in assumption to the change in fair value may not be linear. Also, the effect of a variation in a particular assumption on the fair value of the residential MSRs is calculated without changing any other assumption, while in reality changes in one factor may result in changes in another, which may either magnify or counteract the effect of the change. The derivative instruments utilized by the Company would serve to reduce the estimated impacts to fair value included in the table above.

Whole loan sales were $859.9 million and $1.6 billion, respectively, for the years ended December 31, 2023 and 2022, of which $679.8 million and $1.2 billion, respectively, or 79.1% and 76.7%, respectively, were sold with servicing rights retained by the Company.

The Company retains no beneficial interests in these sales but may retain the servicing rights for the loans sold. The risks related to the sold loans with the retained servicing rights due to a representation or warranty violation such as noncompliance with eligibility or servicing requirements, or customer fraud, that should have been identified in a loan file review are disclosed in Note 1 — Summary of Significant Accounting Policies, under the “Loans Held for Sale” section. The Company is obligated to subsequently repurchase a loan if such representation or warranty violation is identified by the purchaser. The aggregated principal balances of loans repurchased for the years ended December 31, 2023 and 2022 were approximately $1.6 million and $7.7 million, respectively. There were approximately $8,000 and $82,000 in loss reimbursement and settlement claims paid during the years ended December 31, 2023 and 2022, respectively.

Loans held for sale have historically been comprised of residential mortgage loans awaiting sale in the secondary market, which generally settle in 15 to 45 days. At December 31, 2023, loans held for sale were $50.9 million, compared to $29.0 million at December 31, 2022. Please see Note 25 — Fair Value, under the “Fair Value Option”, section in this Form 10-K for summary of the fair value and the unpaid principal balance of loans held for sale and the changes in fair value of these loans.

Note 30—Investments in Qualified Affordable Housing Projects

The Company has investments in qualified affordable housing projects (“QAHPs”) that provide low income housing tax credits and operating loss benefits over an extended period. The tax credits and the operating loss tax benefits that are generated by each of the properties are expected to exceed the total value of the investment made by the Company. For the year ended December 31, 2023, tax credits and other tax benefits of $16.4 million and amortization of $9.6 million were recorded. For the year ended December 31, 2022, the Company recorded tax credits and other tax benefits of $16.1 million and amortization of $9.7 million. At December 31, 2023 and 2022, the Company’s carrying value of QAHPs was $101.8 million and $100.0 million, respectively, with an original investment of $170.7 million and $159.2 million respectively. The Company had $12.5 million and $7.1 million in remaining funding obligations related to these QAHPs recorded in Other Liabilities on the Consolidated Balance Sheets at December 31, 2023 and 2022, respectively. None of the original investment will be repaid. The investment in QAHPs was accounted for using the equity method. Effective January 1, 2024, the Company has elected to adopt ASU No. 2023-02 and apply the proportional amortization method for its low-income housing tax credits and will apply the changes to the accounting treatment under the modified retrospective transition method. See Recent Accounting and Regulatory Pronouncements under Note 1—Summary of Significant Accounting Policies for additional information regarding ASU No. 2023-02.

Note 31—Subsequent Events

On January 25, 2024, the Company announced the declaration of a quarterly cash dividend on its common stock at $0.52 per share. The dividend was paid on February 16, 2024 to shareholders of record as of February 9, 2024.